As filed with the Securities and Exchange Commission May 19, 2009	Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

REGISTRATION STATEMENT
ON FORM S-1
UNDER
THE SECURITIES ACT OF 1933

AXION POWER INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	65-0774638	2121
(State or other jurisdiction of	(I.R.S. Identification Number)	(Primary Standard Industrial
incorporation or organization)		Classification Code Number)

3601 Clover Lane
New Castle, Pennsylvania 16105
Telephone (724) 654-9300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Thomas Granville
3601 Clover Lane
New Castle, Pennsylvania 16105
Telephone (724) 654-9300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jolie Kahn, Esq.
61 Broadway, Suite 2820
New York, NY 10006

and

Quentin Collin Faust, Esq.
Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Telephone (214) 659-4400

Approximate Date of Commencement of Proposed Sale to the Public: At such time or times after the effective date of this registration statement as the Selling Stockholders shall determine.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “small reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share	638,199	$1.51	$965,191	$53.86

(1)	Estimated for the purpose of determining the registration fee pursuant to Rule 457(c), based on the average of the bid and asked price as of May 7, 2009.
The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the prospectus included herein is a combined prospectus, which also relates to the same class of securities of the Registrant previously registered under the Registration Statement on Form S-1 (Registration No. 333-150901) of the Registrant. This Registration Statement constitutes Post-Effective Amendment No. 4 of Registration Statement No. 333-150901. This Post-Effective Amendment shall become effective concurrently with the effectiveness of this Registration Statement.

The information in the prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 19, 2009
PROSPECTUS

3,421,036 Shares of Common Stock

This prospectus relates to the offer and sale of up 638,199 shares of common stock of Axion Power International, Inc., a Delaware corporation, issued to The Quercus Trust (“Quercus”) pursuant to a Securities Purchase Agreement, dated January 14, 2008 between Quercus and the Company and that may be offered and sold from time to time by Quercus.

Unless otherwise noted, the terms “the Company,” “our Company,” “Axion,” “we,” “us” and “our” refer to Axion Power International, Inc. and its subsidiaries.

This prospectus also covers 2,782,837 shares that were previously registered on Registration Statement No. 333-150901 that were issued to Quercus and to the Second Amended Stockholders Trust of Mega-C Corporation in 2003 and 2005 (the “Mega-C Trust”, and together with Quercus, the “Selling Stockholders”).

These 3,421,036 shares of common stock may be offered and sold from time to time by the Selling Stockholders or by pledgees, donees, transferees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

The Selling Stockholders may offer their shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more negotiated transactions at prices acceptable to the Selling Stockholders, or otherwise.

We will not receive any proceeds from the sale of shares by the Selling Stockholders. In connection with any sales of the common stock offered hereunder, the Selling Stockholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We will pay the expenses related to the registration of the shares covered by this prospectus. The Selling Stockholders will pay any commissions and selling expenses they may incur.

Our common stock trades on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “AXPW.OB”. The closing sale price on the OTC Bulletin Board on May 7, 2009, was $1.48 per share.

Investing in the common stock offered by this prospectus is speculative and involves a high degree of risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [___________], 2009

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”) using the Commission’s registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the Selling Stockholders named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled “Risk Factors” beginning on page 4, and any supplements before making a decision to invest in our common stock.

Cautionary Note Regarding Forward-Looking Information

This Registration Statement on Form S-1, in particular “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements represent our expectations, beliefs, intentions or strategies concerning future events, including, but not limited to, any statements regarding our assumptions about financial performance; the continuation of historical trends; the sufficiency of our cash balances for future liquidity and capital resource needs; the expected impact of changes in accounting policies on our results of operations, financial condition or cash flows; anticipated problems and our plans for future operations; and the economy in general or the future of the electrical storage device industry, all of which are subject to various risks and uncertainties.

When used in Registration Statement on Form S-1 and other reports, statements, and information we have filed with the Securities and Exchange Commission (the “Commission” or “SEC”), in our press releases, presentations to securities analysts or investors, in oral statements made by or with the approval of an executive officer, the words or phrases “believes,” “may,” “will,” “expects,” “should,” “continue,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” or similar expressions and variations thereof are intended to identify such forward-looking statements. However, any statements contained in this Report on prospectus that are not statements of historical fact may be deemed to be forward-looking statements. We caution that these statements by their nature involve risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including, but not limited to such factors as the following. With regard to the risks we may face, we advise you to carefully consider the following risks and uncertainties:

•	we have incurred net losses since inception, and we may not be able to generate sufficient revenue and gross margin in the future to achieve or sustain profitability;

•	our planned level of operations depend upon increased revenues or additional financing;

•	we may be unable to enforce or defend our ownership of proprietary technology;

•	we have never manufactured carbon electrode assemblies in large commercial quantities;

•	we may be unable to develop a cost effective alternative to conventional lead electrodes;

•	our technology may be rendered obsolete as a result of technological changes in the battery industry or other storage technologies;

•	we may not be able to establish reliable supply channels for the raw materials and components that will be used in our commercial proprietary lead/carbon (“PbC®”) batteries;

•
other manufacturers may not be able to modify established lead-acid battery manufacturing processes to replicate our processes to accommodate differences between their products and our commercial PbC™ battery technology;

•	we will have limited market opportunities based on our anticipated manufacturing capacity;

•	our shareholders may suffer significant dilution in the event that our outstanding convertible securities, warrants and options are ever exercised;

•	we depend on key personnel and our business may be severely disrupted if we lose the services of our key executives and employees;

•	our revenues may suffer if general economic conditions worsen, remain in the current adverse state and/or do not improve in a timely manner; and

•	we are subject to stringent environmental regulation.

PROSPECTUS SUMMARY

This summary highlights important information about this offering and our business. It does not include all information you should consider before investing in our common stock. Please review this prospectus in its entirety, including the risk factors and our financial statements and the related notes, before you decide to invest.

Our Company

We are a development stage company that was formed as Axion Power Corporation (“APC”) in September 2003 to acquire and develop certain innovative battery technology. Since inception, APC has been engaged in research and development (“R&D”) of the new technology for the production of lead-acid-carbon energy storage devices (technology) that we refer to as our proprietary lead/carbon (“PbC®”) devices. As of December 31, 2003, APC engaged in a reverse acquisition with Tamboril Cigar Company (“Tamboril”), a public shell company. Tamboril was originally incorporated in Delaware in January 1997, operated a wholesale cigar business until December 1998 and was an inactive public shell thereafter until December 2003. The information presented herein relates to the operations of APC, the accounting acquirer. Tamboril, the legal acquirer, changed its name to Axion Power International, Inc. We formed a new corporation, Axion Power Battery Manufacturing Inc., which purchased the foreclosed assets of a failed battery manufacturing plant.   The new operating entity now conducts research and development (“R&D”) and manufacturing activities and also manufactures lead-acid battery product for sale to distributors and end user customers.

Since inception, our operations have been financed by a small group of individuals with little to no revenue generated from operations. As a result, trading in our common stock has been sporadic, volumes have been low, and the market price has been volatile. We believe that a successful transition from R&D to manufacturing, and therefore marketing and selling our proprietary products, will improve our cash balances and market profile and may result in a more active trading market for our stock. However, we can provide no guarantees that our transition efforts will be successful.

Our Business

We are a development stage company that has invested five years and approximately $15.0 million in R&D expense to develop a patented energy storage device that uses carbon electrode assemblies to replace the lead-based negative electrodes found in conventional lead-acid batteries. Our PbC energy storage device is a battery-supercapacitor hybrid that combines the simplicity of lead-acid batteries with the fast recharge rate and longer cycle life of supercapacitors, resulting in a relatively low-cost device that has versatility of design that will allow differing iterations to deliver maximum power; maximum energy; or a range of balances between the two.

We believe our advanced battery technologies are uniquely situated to answer the current challenges facing the conventional lead-acid battery and that industry as a whole. While we explore the various potential applications for our PbC technology, our battery manufacturing plant in New Castle, Pennsylvania provides us with both an excellent R&D facility and a near perfect pilot production plant in which to produce our advanced energy storage devices. This plant allows us to manufacture our PbC carbon electrodes in limited quantity and to assemble our new energy storage batteries for laboratory testing and for small scale demonstration projects. In manufacturing this battery assembly using conventional lead-acid battery production equipment, we provide proof to our future PbC carbon negative electrode customers that our product is suitable to immediate use in their factories.

The Offering

Common stock offered by the Selling Stockholder:	3,421,036 shares of our common stock, par value $0.0001 per share.

Offering prices:	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the Selling Stockholders may determine.

Common stock outstanding:	26,420,437 shares as of May 7, 2009.

Dividend policy:	Dividends on our common stock may be declared and paid when and as determined by our board of directors. We have not paid and do not expect to pay dividends on our common stock.

OTCBB symbol:	AXPW.OB

Use of proceeds:
We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Stockholders at the time they sell their shares.

Risk Factors

See “Risk Factors” beginning on page 4 for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Our Address

Our principal executive offices are located at 3601 Clover Lane, New Castle, Pennsylvania 16105, and our telephone number is (724) 654-9300.

RISK FACTORS

Investing in our common stock is very speculative and involves a high degree of risk. You should carefully consider all of the information in this prospectus before making an investment decision. The following are among the risks we face related to our business, assets and operations. They are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also arise. Any of these risks could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock. You should not purchase our shares unless you can afford to lose your entire investment.

Risks related to our business

We are a development stage company and our business and prospects are extremely difficult to evaluate.

Since our inception in September 2003, the majority of our resources have been dedicated to our R&D efforts and we have only recently begun to transition into the very early stages of commercial PbC prototype production. We do not have a stable operating history that you can rely on in connection with your evaluation of our business and our future business prospects. Our business and prospects must be carefully considered in light of the limited history of PbC technology and the many business risks, uncertainties and difficulties that are typically encountered by development stage companies that have sporadic revenues and are committed to focusing on research, development and product testing for an indeterminate period of time. Some of the principal risks and difficulties we have and expect to continue to encounter include, but are not limited to, our ability to:

•	Raise the necessary capital to finance our business until we can sell products on a full-scale and profitable basis;

•	Maintain effective control over the cost of our research, development and product testing activities;

•	Develop cost effective manufacturing methods for essential components of our proposed products;

•	Improve the performance of our commercial prototype batteries;

•	Successfully transition from our laboratory research and pilot production efforts to commercial manufacturing and sales of our battery technologies;

•	Adapt and successfully execute our rapidly evolving and inherently unpredictable business plan;

•	Implement and improve operational, financial and management control systems and processes;

•	License complementary technologies if necessary and successfully defend our intellectual property rights against potential claims;

•	Respond effectively to competitive developments and changing market conditions;

•	Continue to attract, retain and motivate qualified personnel; and

•	Manage each of the other risks set forth below.

Because of our limited operating history and our relatively recent transition into the production of prototype PbC devices that we are relying on to become our core revenue generating products, we have limited insight into trends and conditions that may exist or might emerge and affect our business. There is no assurance that our business strategy will be successful or that we will successfully address the risks identified in this prospectus.

We have incurred net losses from inception and do not expect to introduce our first commercial PbC® products for 6 to 9 months.

From our inception we have incurred net losses and expect to continue to incur substantial and possibly increasing losses for the foreseeable future as we increase our spending to finance the development of and production methods for our PbC® devices, our administrative activities, and the costs associated with being a public company. Our operating losses have had, and will continue to have, an adverse impact on our working capital, total assets and stockholders’ equity. For the three months ended March 31, 2009, we had a net loss of approximately $2.3 million and cumulative losses from inception (September 18, 2003) to March 31, 2009 of $51.4 million. Our PbC™ technology has not reached a point where we can mass produce batteries based on the technology, and we will not be in a position to commercialize such products until we complete the design development, manufacturing process development and pre-market testing activities. We believe the development and testing process will require a minimum of an additional 6 to 9 months. There can be no assurance that our development and testing activities will be successful or that our proposed products will achieve market acceptance or be sold in sufficient quantities and at prices necessary to make them commercially viable. If we do not realize sufficient revenue to achieve profitability, our business could be harmed.

Our revenues may suffer if general economic conditions continue to worsen.

Our revenues and our ability to generate earnings are affected by the general economic factors that are adversely impacting the global economy, such as lack of liquidity in the capital markets, reduced demand for consumer and industrial products, excessive inflation, currency fluctuations, increased commodity prices and employment levels, resulting in a temporary or longer-term overall decline in demand for our products. This trend has already commenced with excess supply beginning to build up in the industries in which we operate. Therefore, any prolonged significant downturn or recession in the United States or Canada is expected to have a material adverse effect on our business, results of operations and financial condition.

  Our business will not succeed if we are unable to raise additional capital.

Our management believes our current financial resources, along with expected proceeds from grants, will support operations through 2009. We will not be able to continue our operations at planned levels of effort beyond that time frame without increased revenues, receipt of awarded grant proceeds or additional financing. We cannot assure you that any additional capital will be available to us on favorable terms, or at all. If we are unable to generate sufficient revenues or obtain additional capital when needed, our research, development and testing activities will be materially and adversely affected, and we may be unable to take advantage of future opportunities or respond to competitive pressures. Any inability to generate revenue or raise capital when we require it would seriously harm our business.

We are in breach of certain registration rights.

As of May 7, 2009, we have outstanding obligations to register approximately 3,755,500 shares of common stock held by the Mega-C Trust, and 750,000 shares held by the Mega-C liquidation trust, in addition we have outstanding obligations to register approximately 1,135,717 shares of common stock that may be issued upon conversion of our 8% Cumulative Convertible Senior Preferred Stock, 8,069,334 shares of common stock that may be issued upon conversion of our Series A Convertible Preferred Stock, and an additional 1,913,440 shares of common stock issuable upon the exercise of certain of our outstanding options, and an additional 14,128,772 shares of common stock issuable upon the exercise of certain of our outstanding warrants. We are still in breach of all of our obligations to register these shares. There are no liquidated damages stipulated for our failure to register such shares; however, the holders of these securities may still elect to pursue remedies against us for our failure to meet these registration obligations and, as a result, our business operations, or our ability to raise additional capital in the future, may be adversely affected.

As we sell our products, we may become the subject of product liability claims.

Due to the hazardous nature of many of the key materials used in the manufacturing of batteries, the producers of such products may be exposed to a greater number of product liability claims, including possible environmental claims. We currently have product liability insurance up to $1,000,000 per occurrence and $5,000,000 in the aggregate to protect us against the risk that in the future a product liability claim or product recall could materially and adversely affect our business operations. Inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of our product. We cannot assure you that as we continue distribution of our products that we will be able to obtain or maintain adequate coverage on acceptable terms, or that such insurance will provide adequate coverage against all potential claims. Even if we maintain adequate insurance, any successful claim could materially and adversely affect our reputation and prospects, and divert management’s time and attention. If we are sued for any injury allegedly caused by our future products our liability could exceed our total assets and our ability to pay such liability.

Our products contain hazardous materials including lead.

Lead is a toxic material that is a primary raw material in our batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We are required to comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or inadequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or be forced to suspend certain operations.

We are subject to stringent environmental regulation.

We use or generate certain hazardous substances in our research and manufacturing facilities. We do not carry environmental impairment insurance. We believe that all permits and licenses required for the operation of our business are in place. Although we do not know of any material environmental, safety or health problems in our property or processes, there can be no assurance that problems will not develop in the future which could have a material adverse effect on our business, results of operation, or financial condition.  In January of 2009, our facility was tested and found to be in compliance with emission standards as established by new federal guidelines in accordance with the Clean Air Act – Title III.

The growth we seek is substantial and challenging to achieve and maintain.

The realization of our business objectives will require substantial future growth. Even in the event we are able to complete the development of our prototypes, introduce our products to the market and grow our business, we expect that rapid growth will significantly challenge our managerial, operational and financial resources. We must continue to prepare for our growth, if any, through appropriate systems and controls. We must also establish, train and manage a much larger work force, which will again require advance planning. If we do not prepare for and manage the growth of our business effectively, our potential for success could be materially and adversely affected.

Being a public company increases our administrative costs significantly.

As a public company, we incur significant legal, accounting and other expenses that would not be incurred by a comparable private company. Commission rules and regulations have made some activities more time consuming and expensive and require us to implement corporate governance and internal control procedures that are not typical for development stage companies. We also incur a variety of internal and external costs associated with the preparation, filing and distribution of the periodic public reports and proxy statements required by the Securities Exchange Act of 1934, as amended. During the three months ended March 31, 2009, we spent $28,000 on these expenses, however, we do expect Commission rules and regulations, including the prospective requirements of auditor attestation under Section 404 of the Sarbanes Oxley Act of 2002, to increase above first quarter levels during the rest of 2009 and to make it more difficult and expensive for us to attract and retain qualified directors and executive officers.

We depend on key personnel, and our business may be severely disrupted if we lose the services of our key executives and employees.

Our business is dependent upon the knowledge and experience of our key scientists, engineers and executive officers. Given the competitive nature of our industry, there is the risk that one or more of our key scientists or engineers will resign their positions, which could have a disruptive impact on our operations. If any of our key scientists, engineers or executive officers do not continue in their present positions, we may not be able to easily replace them and our business may be severely disrupted. If any of these individuals joins a competitor or forms a competing company, we could lose important know-how and experience and incur substantial expense to recruit and train suitable replacements. Currently, all of our key employees have employment contracts which have remaining terms of at least 12 months and non-compete provisions that extend an additional 24 months.

We cannot begin full-scale commercial production of our PbC® technology for 6 to 9 months.

We will not be able to begin full commercial production of our PbC® energy storage devices until we complete our current testing operations, our planned application evaluation and our planned product development. We believe our commercialization path will require a minimum of 6 to 9 months. Even if our prototype development operations are successful, there can be no assurance that we will be able to establish and maintain our facilities and relationships for the manufacturing, distribution and sale of our PbC® batteries and other technologies or that any future products will achieve market acceptance and be sold in sufficient quantities and at prices necessary to make them commercially successful. Even if our proposed products are commercially successful, there can be no assurance that we will realize enough revenue and gross margin from the sale of products to achieve profitability.

Our certificate of incorporation and by-laws provide for indemnification and exculpation of our officers and directors.

Our certificate of incorporation provides for indemnification of our officers, directors and employees to the fullest extent permitted by Delaware law. It also provides exculpation of our directors for monetary damages arising from breach of their fiduciary duties in cases that do not involve fraud or willful misconduct. The Commission has advised that it believes that indemnification for liabilities arising under the securities laws is against public policy as expressed in the securities laws and is therefore unenforceable.

We have limited manufacturing experience which may translate into substantial cost overruns in manufacturing and marketing our products.

As we transition into the commercial production of our prototype devices, we may experience substantial cost overruns in manufacturing and marketing our PbC technologies, and may not have sufficient capital in the future to successfully complete such tasks. In addition, we may not be able to manufacture or market our products because of industry conditions, general economic conditions, and/or competition from potential manufacturers and distributors. Either of these inabilities could cause us to abandon our current business plan and may cause our operations to eventually fail.

Risks related to our PbC® Technology

We need to improve the performance of our commercial prototypes to achieve large scale production.

Our commercial prototypes do not satisfy all of our performance expectations, and we need to continue to improve various aspects of our PbC technology as we move forward with larger scale production of our commercial prototypes. There is no assurance that we will be able to resolve the known technical issues. Future testing of our prototypes may reveal additional technical issues that are not currently recognized as obstacles. If we cannot improve the performance of our prototypes in a timely manner, we may be forced to redesign or delay the large scale production of commercial prototypes or possibly cause us to abandon our product development efforts altogether.

We cannot begin full-scale commercial production of our PbC technology for 6 to 9 months.

We will not be able to begin full commercial production of our PbC energy storage devices until we complete our current testing operations, our planned application evaluation and our planned product development. We believe our commercialization path will require a minimum of 6 to 9 months. Even if our prototype development operations are successful, there can be no assurance that we will be able to establish and maintain our facilities and relationships for the manufacturing, distribution and sale of our PbC batteries and other technologies or that any future products will achieve market acceptance and be sold in sufficient quantities and at prices necessary to make them commercially successful. Even if our proposed products are commercially successful, there can be no assurance that we will realize enough revenue and gross margin from the sale of products to achieve profitability.

We do not have any long term vendor contracts.

We currently purchase the raw materials for our carbon electrodes and a variety of other components from third parties. We then fabricate our carbon electrodes and build our prototypes in-house. We do not have any long-term contracts with suppliers of raw materials and components, and our current suppliers may be unable to satisfy our future requirements on a timely basis. Moreover, the price of purchased raw materials and components could fluctuate significantly due to circumstances beyond our control. If our current suppliers are unable to satisfy our long-term requirements on a timely basis, we may be required to seek alternative sources for necessary materials and components or redesign our proposed products to accommodate available substitutes.

We do not have extensive manufacturing experience.

We do not have extensive manufacturing experience with respect to manufacturing our commercial prototypes in quantities required to achieve our operational goals, and there is no assurance that we will be able to retain a qualified manufacturing staff or effectively manage the manufacturing of our proposed products when we are ready to do so.

We will be a small player in an intensely competitive market and may be unable to compete.

The lead-acid battery industry is large, intensely competitive and resistant to technological change. If our product development efforts are successful, we will have to compete or enter into further strategic relationships with well-established companies that are much larger and have greater financial capital and other resources than we do. We may be unable to convince end users that products based on our PbC technology are superior to available alternatives. Moreover, if competitors introduce similar products, they may have a greater ability to withstand price competition and finance their marketing programs. There is no assurance that we will be able to compete effectively.

To the extent we enter into strategic relationships, we will be dependent upon our partners.

Some of our products are not intended for direct sale to end users and our business strategy  are likely to require us to enter into strategic relationships with manufacturers of other power industry equipment that use batteries and other energy storage devices as important components of their finished products. The agreements governing any future strategic relationships are unlikely to provide us with control over the activities of any strategic relationship we negotiate and our future partners, if any, could retain the right to terminate the strategic relationship at their option. Our future partners will have significant discretion in determining the efforts and level of resources that they dedicate to our products and may be unwilling or unable to fulfill their obligations to us. In addition, our future partners may develop and commercialize, either alone or with others, products that are similar to or competitive with the products that we intend to produce.

Risks relating to our intellectual property

We may rely on licenses for our PbC technology, which may affect our continued operations with respect thereto.

Although this is a remote possibility, as we develop our PbC technology, we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated. The inability to obtain any necessary third-party licenses could cause us to abandon a particular development path, which could seriously harm our business, financial position and results of our operations.

If we are unable to protect our proprietary technology and preserve our trade secrets, we will increase our vulnerability to competitors which could materially adversely impact our ability to remain in business.

Our ability to successfully commercialize our products will depend, in large measure, on our ability to protect those products and our technology with domestic and foreign patents. We will also need to continue to preserve our trade secrets. The issuance of a patent is not conclusive as to its validity or as to the enforceable scope of the claims of the patent. The patent positions of technology companies, including us, are uncertain and involve complex legal and factual issues.

 We cannot assure you that our patents will prevent other companies from developing similar products or products which produce benefits substantially the same as our products, or that other companies will not be issued patents that may prevent the sale of our products or require us to pay significant licensing fees in order to market our products. Accordingly, if our patent applications are not approved or, even if approved, if such patents are circumvented or not upheld in a court of law, our ability to competitively exploit our patented products and technologies may be significantly reduced. Additionally, the coverage claimed in a patent application can be significantly reduced before the patent is issued.

From time to time, we may need to obtain licenses to patents and other proprietary rights held by third parties in order to develop, manufacture and market our products. If we are unable to timely obtain these licenses on commercially reasonable terms, our ability to commercially exploit such products may be inhibited or prevented. Additionally, we cannot assure investors that any of our products or technology will be patentable or that any future patents we obtain will give us an exclusive position in the subject matter claimed by those patents. Furthermore, we cannot assure investors that our pending patent applications will result in issued patents, that patent protection will be secured for any particular technology, or that our issued patents will be valid or enforceable or provide us with meaningful protection.

If we are required to engage in expensive and lengthy litigation to enforce our intellectual property rights, the costs of such litigation could be material to our results of operations, financial condition and liquidity and, if we are unsuccessful, the results of such litigation could materially adversely impact our entire business.

We may find it necessary to initiate further litigation to enforce our patent rights, to protect our trade secrets or know-how or to determine the scope and validity of the proprietary rights of others. We plan to aggressively defend our proprietary technology and any issued patents if funding is available to do so. Litigation concerning patents, trademarks, copyrights and proprietary technologies can often be time-consuming and expensive and, as with litigation generally, the outcome is inherently uncertain.

Although we have entered into invention assignment agreements with our employees and with certain advisors, if those employees or advisors develop inventions or processes independently which may relate to products or technology under development by us, disputes may also arise about the ownership of those inventions or processes. Time-consuming and costly litigation could be necessary to enforce and determine the scope of our rights under these agreements.

We also rely on confidentiality agreements with our strategic partners, customers, suppliers, employees and consultants to protect our trade secrets and proprietary know-how. We may be required to commence litigation to enforce such agreements, and it is certainly possible that we will not have adequate remedies for breaches of our confidentiality agreements.

Other companies may claim that our technology infringes on their intellectual property or proprietary rights and commence legal proceedings against us which could be time-consuming and expensive and could result in our being prohibited from developing, marketing, selling or distributing our products.

Because of the complex and difficult legal and factual questions that relate to patent positions in our industry, we cannot assure you that our products or technology will not be found to infringe upon the intellectual property or proprietary rights of others. Third parties may claim that our products or technology infringe on their patents, copyrights, trademarks or other proprietary rights and demand that we cease development or marketing of those products or technology or pay license fees. We may not be able to avoid costly patent infringement litigation, which will divert the attention of management away from the development of new products and the operation of our business. We cannot assure investors that we would prevail in any such litigation. If we are found to have infringed on a third party's intellectual property rights, we may be liable for money damages, encounter significant delays in bringing products to market or be precluded from manufacturing particular products or using particular technology.

Other parties may challenge certain of our foreign patent applications. If such parties are successful in opposing our foreign patent applications, we may not gain the protection afforded by those patent applications in particular jurisdictions and may face additional proceedings with respect to similar patents in other jurisdictions, as well as related patents. The loss of patent protection in one jurisdiction may influence our ability to maintain patent protection for the same technology in another jurisdiction.

New technology may lead to our competitors developing superior products which would reduce demand for our products.

Research into the electrochemical applications for carbon nanotechnology and other storage technologies is proceeding at a rapid pace, and many private and public companies and research institutions are actively engaged in the development of new battery technologies based on carbon nanotubes, nanostructured carbon materials and other non-carbon materials. These new technologies may, if successfully developed, offer significant performance or price advantages when compared with our technologies. There is no assurance that our existing patents or our pending and proposed patent applications will offer meaningful protection if a competitor develops a novel product based on a new technology.

Risks relating to our common stock

The number of shares of common stock we are obligated to register could depress our stock price.

Effective August 5, 2008, we registered 2,782,837 shares of our common stock for resale by certain Selling Stockholders, and under various agreements with certain Selling Shareholders, we will seek to register an additional 638,199 shares. These shares, in the aggregate, represent approximately 1.0% of our capitalization assuming the exercise of certain warrants and options and conversion of preferred stock. The sale of a significant number of these shares may cause the market price of our common stock to decline.

We have issued a large number of convertible securities, warrants and options that may increase, perhaps significantly, the number of common shares outstanding.

We had 26,420,437 shares of common stock outstanding at May 7, 2009, and (a) our Series A Convertible Preferred Stock is presently convertible into 8,069,334 shares of common stock, (b) our shares of Cumulative Convertible Senior Preferred Stock are presently convertible into 1,135,717 shares of common stock, (c) we have warrants outstanding that, if exercised, would generate proceeds of $41,115,303 and cause us to issue up to an additional 14,128,772 shares of common stock and (d) we have options to purchase common stock that, if exercised, would generate proceeds of $5,688,148 and result in the issuance of an additional 1,911,905 shares of common stock.

We have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation.

As a key component of our growth strategy, we have provided and intend to continue offering compensation packages to our management and employees that emphasize equity-based compensation. In particular:

•
Our incentive stock plan authorized incentive awards for up to 2,000,000 shares of our common stock; we have issued incentive awards for an aggregate of 782,950 shares at the date of this prospectus; and we have the power to issue incentive awards for an additional 1,217,050 shares without stockholder approval;

•
Our independent directors’ stock option plan authorized options for up to 500,000 shares of our common stock; we have issued options for an aggregate of 349,155 shares at the date of this prospectus; and have the power to issue options for an additional 150,845 shares without stockholder approval;

•
We have issued contractual options for an aggregate of 1,943,000 shares of our common stock, of which 1,503,000 are currently outstanding, to executive officers under the terms of their employment agreements with us ; and

•
We have issued contractual options for an aggregate of 1,180,700 shares of our common stock, of which 981,400 are currently outstanding to certain employees, attorneys and consultants under the terms of their agreements with us.

We will be required to account for the fair market value of equity compensation awards as operating expenses. As our business matures and expands, we expect to incur increasing amounts of non-cash compensation expense, which may materially and adversely affect our future operating results.

We may issue stock to finance acquisitions.

We may wish to acquire complementary technologies, additional facilities and other assets. Whenever possible, we will try to use our stock as an acquisition currency in order to conserve our available cash for operations, but use of stock as an acquisition currency will also dilute the ownership of then current existing stockholders. Future acquisitions may give rise to substantial charges for the impairment of goodwill and other intangible assets that would materially and adversely affect our reported operating results. Any future acquisitions will involve numerous business and financial risks, including:

•	difficulties in integrating new operations, technologies, products and staff;

•	diversion of management attention from other business concerns; and

•	cost and availability of acquisition financing.

We will need to be able to successfully integrate any businesses we may acquire in the future, and the failure to do so could have a material adverse effect on our business, results of operations and financial condition.

Because of factors unique to us, the market price of our common stock is likely to be volatile.

Because of the relatively small number of shares currently available for resale, the large number of shares that we have registered and will register in the future on behalf of Quercus Trust, the development stage of our business and numerous other factors, the trading price of our common stock has been and is likely to continue to be highly volatile. In addition, actual or anticipated variations in our quarterly operating results; the introduction of new products by competitors; changes in competitive conditions or trends in the battery industry; changes in governmental regulation and changes in securities analysts’ estimates of our future performance or that of our competitors or our industry in general, could adversely affect our future stock price. Investors should not purchase our shares if they are unable to suffer a complete loss of their investment.

Our stock price may not stabilize at current levels.

Our stock is quoted on the OTCBB. Since trading in our common stock began in January 2004, trading has been sporadic, trading volumes have been low and the market price has been volatile. The closing price reported as of May 7, 2009, the latest practicable date, was $1.48 per share. Current quotations are not necessarily a reliable indicator of value and there is no assurance that the market price of our stock will stabilize at or near current levels.

Our common stock is subject to the “penny stock” rules.

Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended, defines a “penny stock” as any equity security that is not listed on a national securities exchange or the Nasdaq system and has a bid price of less than $5.00 per share. We presently are subject to the penny stock rules. Our market price has been highly volatile since trading in our common stock began in January 2004 and there is no assurance that the penny stock rules will not continue to apply to our shares for an indefinite period of time. Before effecting a transaction that is subject to the penny stock rules, a broker-dealer must make a decision respecting the suitability of the purchaser; deliver certain disclosure materials to the purchaser and receive the purchaser’s written approval of the transaction. Because of these restrictions, most broker-dealers refrain from effecting transactions in penny stocks and many actively discourage their clients from purchasing penny stocks. Therefore, both the ability of broker-dealers to recommend our common stock and the ability of our stockholders to sell their shares in the secondary market could be adversely affected by the penny stock rules.

USE OF PROCEEDS

We are not selling any of the shares of common stock being offered by this prospectus and will receive no proceeds from the sale of the shares by the Selling Stockholders. All of the proceeds from the sale of common stock offered by this prospectus will go to the Selling Stockholders at the time each offers and sells such shares.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market information

At the start of the year ended December 31, 2007, our common stock was trading on the OTC Pink Sheets under the symbol AXPW.PK.  On July 3, 2008, our common stock resumed trading on the OTCBB under the symbol “AXPW”.  Trading in our common stock has historically been sporadic, trading volumes have been low, and the market price has been volatile.

The following table shows the range of high and low bid prices for our common stock as reported by the OTC Pink Sheets and the OTC Bulletin Board, as the case may be, for each quarter since the beginning of 2007. The quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not represent actual transactions.

Period	High	Low

First Quarter 2007	$4.05	$2.25

Second Quarter 2007	$3.30	$2.50

Third Quarter 2007	$3.10	$2.20

Fourth Quarter 2007	$2.50	$2.00

First Quarter 2008	$2.74	$1.85

Second Quarter 2008	$2.50	$1.15

Third Quarter 2008	$2.05	$1.30

Fourth Quarter 2008	$1.72	$1.01

First Quarter 2009	$1.25	$0.90

On May 7, 2009, the sale price for our common stock as reported on the OTCBB was $1.48 per share.

Securities outstanding and holders of record

On May 7, 2009 there were approximately 395 record holders of our common stock and 26,420,437 shares of our Common Stock issued and outstanding.

Dividend Policy

We have not paid and do not expect to pay dividends on our common stock. Any future decision to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

Information respecting equity compensation plans

Summary Equity Compensation Plan Information: The following table provides summary information on our equity compensation plans as of December 31, 2008.

Plan category:	Number of shares issuable on exercise of outstanding options	Weighted average exercise price of outstanding options	Number of shares available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders

2004 Incentive Stock Plan	51,950	$3.48	1,217,050

2004 Directors’ Option Plan	319,590	$2.05	150,845
Equity compensation plans not approved by stockholders

Contract options held by officers	1,503,000	$4.26

Contract options held by employees, consultants and attorneys	945,955	$4.22

Total equity awards	2,819,940	$3.98

The Company has two stockholder approved equity compensation plans and occasionally enters into employment and other contracts that provide for equity compensation arrangements other than those contemplated by the stockholder approved plans. The following sections summarize the Company’s equity compensation arrangements.

Equity Incentive Plans Not Approved by Stockholders : The Company issued 629,300, 228,000 and 789,500 stock purchase options in the fiscal years ended December 31, 2006, 2007 and 2008, respectively, to officers, employees, attorneys and consultants in connection with contractual agreements that do not reduce the shares available under the stockholder’s approved plans. The following paragraphs summarize these contractual stock options.

In January 2004, members of the law firm of Fefer, Petersen & Cie, general corporate counsel (of which one member was a director of the Company at the time) were granted two-year contractual options to purchase 189,300 shares of common stock at a price of $2.00 per share as partial compensation for services rendered, valued at $68,296. These members also received 116,700 warrants as consideration of pre-merger Tamboril debt. In August 2004, $1.00 of the exercise price of the total 306,000 options and warrants owned by these members was considered paid in advance in consideration of unbilled legal services provided by the firm. The Company recorded $306,000 related to this reduction. All of the warrants and options were exercised in the fourth quarter of 2005; however, $306,000 of the amount is included in stock subscription receivable as of December 31, 2005 and was received in 2006.

In July 2004, the President and Chief Operating Officer of the Company, Charles Mazzacato, was granted a contractual option to purchase 240,000 shares of common stock at a price of $4.00 per share. This option vests on a monthly basis at the rate of 60,000 shares per year commencing July 31, 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was greater than the exercise price, which resulted in a total intrinsic value of $180,000. In accordance with  Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”)the Company expensed the intrinsic value over the vesting period which resulted in expense of $18,750 and $45,000 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, the Company adopted the provisions of  FASB 123R, “Share-Based Payment” (“FASB  123R”)as discussed below and recorded compensation of $124,364 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment from the Company in 2006.

In July 2004, the Chief Financial Officer of the Company, Peter Roston, was granted a contractual option to purchase 200,000 shares of common stock at a price of $4.00 per share. This option will vest on a monthly basis at the rate of 50,000 shares per year commencing July 31, 2005 and is exercisable for five years after each vesting date. The market value of the Company’s common stock at the date of grant was greater than the exercise price, which resulted in a total intrinsic value of $150,000. In accordance with APB 25 the Company has expensed the intrinsic value over the vesting period, which resulted in expense of $15,625 and $37,500 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, the Company adopted the provisions of FASB 123R as discussed below and recorded compensation of $138,182 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment from the Company in 2006.

In April 2005, the Chief Executive Officer of the Company, Thomas Granville, was granted a contractual option to purchase 180,000 shares of common stock at a price of $2.50 per share. This option vests at the rate of 7,500 shares per month commencing May 1, 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as discussed below and recorded compensation of $112,500 during the year ended December 31, 2006.

In April 2005, a European financial advisor was granted a contractual option to purchase 30,000 shares of common stock at a price of $2.50 per share. Options for an aggregate of 20,000 shares vested during the year ended December 31, 2005 and will be exercisable for five years. On December 31, 2005, a total of 10,000 unvested options were forfeited when the advisory agreement was terminated. The options were valued at $35,998 using the Black-Scholes-Merton option pricing model and included as expense in 2005.

In September 2005, the Chief Technical Officer of the Company, Edward Buiel, was granted a contractual option to purchase 90,000 shares of common stock at a price of $4.00 per share. This option vests at the rate of 2,500 shares per month commencing October 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as discussed below and recorded compensation of $68,100 during the year ended December 31, 2006.

In February 2006, the Chief Executive Officer of the Company, Thomas Granville, was granted an option to purchase 500,000 shares of common stock at an exercise price of $6.00. Of this total 300,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next one to three years. These options are valued at $300,187 utilizing the Black-Scholes-Merton option pricing model with $259,027 of compensation recorded in 2006.

In February 2006, the Chief Technical Officer of the Company, Edward Buiel, was granted an option to purchase 35,000 shares of common stock at an exercise price of $6.00. Of this total 10,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next two to three years. These options are valued at $20,994 utilizing the Black-Scholes-Merton option pricing model with $13,330 of compensation recorded in 2006.

In February 2006, members and affiliates of the law firm of Fefer, Petersen & Cie, general corporate counsel (of which one member was a director of the Company at the time) were granted an option to purchase 360,000 shares of common stock at an exercise price of $6.00. Of this total 240,000 options vested immediately and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. These options are valued at $193,449 utilizing the Black-Scholes-Merton option pricing model and are recorded as legal expense in 2006.

In February 2006, the external bankruptcy counsel of the Company, Cecilia Rosenauer, was granted an option to purchase 15,000 shares of common stock at an exercise price of $6.00. The options vested on the effective date of Mega-C’s Chapter 11 plan of reorganization, which took place in November 2006. These options are valued at $2,483 utilizing the Black-Scholes-Merton option pricing model and are recorded as legal expense in 2006.

In March 2006, two employees were granted options to purchase a total of 24,000 shares of common stock at an exercise price of $4.00 and $6.00. The options vest at a rate of 2,500 per month over the first 6 months and 1,500 per month thereafter. The options are exercisable through March 2009. These options are valued at $28,257 utilizing the Black-Scholes-Merton option pricing model with $24,408 of compensation recorded in 2006.

In December 2006, the Chief Technical Officer of the Company, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $3.75 per share. A total of 50,000 options will vest on December 29, 2009 and the remaining 50,000 will vest on December 29, 2010. The options will be exercisable for a period of six years from the vesting date. These options are valued at $267,372, utilizing the Black-Scholes-Merton option pricing model with $6,481 of compensation recorded in 2006.

In February 2006, a consultant, Trey Fecteau, was granted an option to purchase 97,000 shares of common stock at an exercise price of $4.00. The options vested upon completion of contractual services in December 2006. The options are exercisable through December 2009. These options are valued at $150,702 utilizing the Black-Scholes-Merton option pricing model. This amount reduced the proceeds of the Series A Preferred Stock offering in 2006.

In January 2007, D. Walker Wainwright, a director of the Company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering. These three-year options were immediately vested on the date of grant, are valued at $52,230 utilizing the Black-Scholes-Merton option pricing model and are recorded as offering costs in 2007.

In August 2007, the Company’s Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 80,000 shares of common stock at an exercise price of $4.50. 20,000 options vest immediately upon contract inception and the remainder vest at a rate of 10,000 per month over the life of his six-month employment contract. These two-year options are valued at $37,356 utilizing the Black-Scholes-Merton option pricing model with $24,904 recorded as compensation in 2007.

In December 2007, the Company’s Vice-President of Manufacturing Engineering, Robert Nelson, was granted a contractual option to purchase 108,000 shares of common stock at an exercise price of $5.00. The options vest at a rate of 3,000 per month over a three year period, but are being amortized over the term of his two year employment contract. These five-year options are valued at $108,504 utilizing the Black-Scholes-Merton option pricing model with $4,521 recorded as compensation in 2007.

In March 2008, the Company’s Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 30,000 shares of common stock at an exercise price of $4.50. 10,000 options vested immediately upon grant and are exercisable through December 2009, and the remaining 20,000 options vested in May 2008 and are exercisable through May 2010.  These options are valued at $15,600 utilizing the Black-Scholes-Merton option pricing model with $15,600 recorded as compensation in 2008.

In June 2008, the Company’s Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 10,000 shares of common stock at an exercise price of $4.50. These options vested in June 2008. These options are valued at $5,200 utilizing the Black-Scholes-Merton option pricing model and recorded as compensation in 2008.

In June 2008, the following Equity Awards were issued as part of a restructuring of key employee contracts that was designed to provide for the long term stability of the Company:

(i) Our Chief Executive Officer, Thomas Granville, was granted a contractual option to purchase an additional 90,000 shares of our common stock at a price of $2.50 per share. The options vest prorated over the 24-month term of his contract, and are exercisable for a period of five years from the vesting date. These options are valued at $79,872, utilizing the Black-Scholes-Merton option pricing model with $23,296 of compensation recorded in 2008.

(ii) Our Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $2.50 per share. The options will cliff vest on May 31, 2011, and are exercisable for a period of five years from the vesting date. These options are valued at $95,436, utilizing the Black-Scholes-Merton option pricing model with $18,557 of compensation recorded in 2008.

(iii) Our Chief Financial Officer, Donald Hillier, was granted an option to purchase 180,000 shares of our common stock. The exercise price of the option is $2.50 per share, and the option vests at the rate of 5,000 shares per month through the term of the Employment Agreement and are exercisable for a period of 5 years from the vesting date. These options are valued at $179,244, utilizing the Black-Scholes-Merton option pricing model with $34,853 of compensation recorded in 2008.

Three employees were granted contractual options to purchase an additional 200,000 shares of our common stock at a price of $2.50 per share. 5,000 of these options vested in June upon execution of the employment contracts, with the balance cliff vesting on June 15, 2011, and are exercisable for a period of three years from the vesting date. These options are valued at $165,041, utilizing the Black-Scholes-Merton option pricing model with $34,222 of compensation recorded in 2008.

Seven employees were granted contractual options to purchase an additional 179,500 shares of our common stock at a price of $2.50 per share. 43,500 of these options vested in December upon execution of the employment contracts, with the balance vesting through the term of the employment agreement and are exercisable for a period of three years from the vesting date. These options are valued at $36,171, utilizing the Black-Scholes-Merton option pricing model with $5,330 of compensation recorded in 2008.

During the three months ended March 31, 2009, the Company granted a total of 36,000 contractual stock options to an employee at an exercise price of $2.50 per share. 6,000 of these options vested in January upon execution of the employment contract, with the balance vesting at a rate of 1,000 per month, and are exercisable for a period of five years from vesting date. These options are valued at $14,507, utilizing the Black-Scholes-Merton model with $4,835 expected to be recorded during 2009.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and the related notes that are set forth in our financial statements elsewhere in this prospectus.

Overview

We are a development stage company that was formed in September 2003 to acquire and develop certain innovative battery technology. Since inception, Axion Power Corporation (“APC”) has been engaged in research and development (“R&D”) of the new technology for the production of lead-acid-carbon energy storage devices (technology) that we refer to as our proprietary lead/carbon (“PbC®”) devices. As of December 31, 2003, APC engaged in a reverse acquisition with Tamboril Cigar Company (“Tamboril”), a public shell company. Tamboril was originally incorporated in Delaware in January 1997, operated a wholesale cigar business until December 1998 and was an inactive public shell thereafter until December 2003. The information presented herein relates to the operations of APC, the accounting acquirer. Tamboril, the legal acquirer, changed its name to Axion Power International, Inc. We formed a new corporation, Axion Power Battery Manufacturing Inc., which purchased the foreclosed assets of a failed battery manufacturing plant.   The new operating entity now conducts R&D manufacturing activities and also manufactures lead-acid battery product for sale to distributors and end user customers.

At March 31, 2009, we have incurred cumulative net losses of approximately $51.4 million applicable to the common stockholders. This includes approximately $2.1 million in interest of which $1.3 million relates to discount on notes. We have an additional $13.9 million in accumulated preferred stock dividends. We had approximately $5.0 million in current assets and $1.6 million in current liabilities at March 31, 2009, which results in working capital surplus of approximately $3.4 million.

On July 3, 2008 we moved from the Pink Sheets back to the OTCBB. We lost our OTCBB listing and moved to the Pink Sheets in October of 2006 when our filings became delinquent due to the restatements of our financial statements for the years 2003, 2004 and 2005. Our financial reporting became current at the beginning of the second quarter of 2008, and it is our intention to remain current on a going forward basis.

During the third quarter of 2008, we fabricated several different types of lead-acid batteries to prepare for the testing of those products by another company under a purchase order. At the end of September 2008, we were released to begin production on three of eleven items covered by the order. On November 3, 2008, the Company received the delivery first purchase order in what will be a series of "confirming purchase orders and delivery releases" pursuant to the original agreement. We have devoted time and financial resources to upgrading, and where necessary replacing, existing battery manufacturing equipment as part of our long range business plan. In the future, a large portion of this upgraded equipment will be used to manufacture our proprietary PbC lead carbon product. The Quercus Trust investment of $4 million on April 7, 2008 allowed us to move this upgrade forward. Likewise the Quercus $10 million investment that we received on June 30, 2008 has allowed us to continue to pursue automated fabrication equipment, which will be used in the manufacture of the PbC carbon electrode device in commercialization quantities.

Key Performance Indicators

Because of our early stage of development the usual financial measures are not particularly relevant or helpful in the assessment of company operations.

We do not use non-financial measures to evaluate our performance other than the degree of success of our R&D and demonstration projects. Our demonstration projects entail extended periods of time to assess our energy devices over multiple charge and deep discharge cycles. Further, the results of our demonstration projects do not lend themselves to simple measurement and presentation.

The single most significant financial metric for us is the adequacy of working capital in order to continue to fund our R&D efforts. Capital is also necessary to fund the equipment and methods required to progress from demonstration projects to a state of prepared readiness for commercial deployment. We believe we can maintain operations and fund R&D through 2009 without further capital infusions.

We believe we need to continue to characterize and perfect our products in house and through a limited number of demonstration projects before moving into mass production. While the results of this work are moving toward that goal, we cannot assure you that the products will be successful in their present design or that further R&D will not be needed. The successful completion of present and future characterization and demonstration projects are critical to the development and acceptance of our technology.

We must devise methodologies to manufacture our energy storage devices in commercial quantities. While we have assembled an engineering team that we believe can assist us in accomplishing this goal, and are adding to it as we go forward, there is no assurance that we will be able to successfully mass produce our product.

If we successfully complete our characterization and demonstration projects, we must present sufficiently compelling evidence to prospective users of energy storage devices in order to persuade them to purchase our technology.

Material Trends and Uncertainties

We will continue to require substantial funds for R&D. Even with adequate funding, there is no assurance our new technology can be successfully commercialized. While we intend to continue to manufacture specialty batteries and commence contract manufacturing there is no assurance of profits or whether those profits will be sufficient to sustain us as we continue to develop our new technology.

Recent Financing Activities

Bridge Loan Financing.  In November of 2007 we structured short term secured bridge loan arrangements in increments of $100,000 (the "Bridge Loans") with certain of our directors, officers and significant investors, such loans to bear interest at the rate of 14% and were secured by all of our assets, including our intellectual property and all of the equipment and inventory assets of our wholly-owned subsidiary, Axion Power Battery Manufacturing Inc. Total funding received under the Bridge Loans was approximately $2,640,000, of which $100,000 was received in 2008.

The Bridge Loans had an original maturity date of March 31, 2008, with three extensions of the maturity date at the option of the Company, with higher interest rates to apply to each such extension. On March 31, 2008, we sent notice to the investors of our intention to extend the Bridge Loans until April 30, 2008. In accordance with the option terms contained in the loan agreement, three of the investors chose to convert a total of $328,984 into equity under the same terms offered to Quercus. One of these investors later rescinded his election, opting for repayment. This resulted in a net conversion of $276,484 into equity under the same terms offered to Quercus. The extension entitled the remaining investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 15%. On April 29, 2008, we sent notice to the investors of our intention to extend the Bridge Loan until May 31, 2008. The extension entitled investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 16%.  On May 29, 2008, a related party converted $4,200 of his Bridge Loan into equity under the same terms offered to Quercus, with the balance repaid under the terms of the note for the Bridge Loan. On May 30, 2008, we sent notice to the remaining investors of our intention to extend the Bridge Loans until June 30, 2008. The interest rate during the extension period increased to 18% with an extension fee equal to 2% of the original loan and an extension fee of 2% of the original loan was paid to the holders of the Bridge Loans. A loan origination fee was paid equal to 8% of the original principal amount of the Bridge Loans. The origination fee decreased by one-half percent each week after December 15, 2007 until the loan closed on January 7, 2008. Warrants exercisable at $2.35 until December 31, 2012 are included. For each $100,000 increment of the Bridge Loan, the investors were issued warrants as follows: 3,405 warrants upon occurrence of the secured bridge loan: 851 additional warrants upon the extension of the loan to April 30, 2008; 1,276 additional warrants upon extension of the loan to May 31, 2008 and 2,128 additional warrants upon extension of the loan to June 30, 2008. Typical anti-dilution provisions apply to the warrants as do piggyback registration rights.

On June 30, 2008, a director, exercising his rights to convert under the same terms as Quercus converted $800,000 of indebtedness under the Bridge Loans into 380,952 shares of common stock and warrants to purchase 380,952 shares of common stock at an exercise price of $2.60 per share; such warrants to expire on June 29, 2013. The remaining balance due, $1,235,028, of indebtedness from the Bridge Loans was repaid as of July 1, 2008 with a portion of the proceeds from the Final Quercus Investment (as described below). The Bridge Loans have been fully repaid or converted, and there is no remaining indebtedness under these instruments.

The Quercus Investment. On January 14, 2008, we entered into the Securities Purchase Agreement with Quercus, pursuant to which we agreed to issue to Quercus up to 8,571,429 shares of our common stock, together with five year common stock purchase warrants that will entitle the holder to purchase up to 10,000,000 additional shares of our common stock.

At the initial closing on January 14, 2008, Quercus invested $4.0 million in exchange for 1,904,762 shares and warrants to purchase an additional 2,857,143 shares at an exercise price of $2.60 per share. At the second closing on April 17, 2008, Quercus invested an additional $4.0 million in exchange for 1,904,762 shares of our common stock and warrant to purchase an additional 2,380,953 shares of at an exercise price of $2.60 per share.

On June 30, 2008, we completed the third and final tranche of the Quercus investment, whereby Quercus invested $10.0 million in exchange for 4,761,905 shares of our common stock and warrants to purchase an additional 4,761,905 shares of stock at an exercise price of $2.60 per share. All of the warrants issued to Quercus expire by June 29, 2013. A portion of the proceeds of the June 30, 2008 financing were used to retire the remainder of the $2,640,000 December 2007 Bridge Loan that we had previously entered into. By June 30, certain of the bridge lenders had converted $1,080,684 into 514,611 shares of common stock and warrants to purchase 580,940 shares of common stock at an exercise price of $2.60 per share. The warrant expires on June 29, 2013 and the entire conversion was under the same terms as the Quercus investment. As a result of conversion and repayment, the December 2007 Bridge Loans have been completely retired, extinguishing all indebtedness under those instruments as of July 1, 2008

The warrants contain conventional full ratchet anti-dilution provisions for adjustment of the exercise price in the event we issue additional shares of our common stock or securities convertible into common stock (subject to certain specified exclusions) at a price less than $1.00 per share.

Grant Activities

On October 6, 2008, we received notice that we were the recipient of a federal grant for the development of new lightweight, high-powered batteries for use in vehicles operated by the U.S. Marine Corps. The first year, of an anticipated ongoing three year grant, provides $1,200,000 to us for the project. In December of 2006 and January of 2007, we presented our technology to branches of the Armed Forces. In February of 2007, after receiving a letter of support from the Office of Naval Research, we submitted a proposal to the Department of Defense. The proposal to further study the applicability of our  PbC™  technology for use in military assault vehicles was sponsored by a U.S. Congressman. The grant was not approved in the 2008 federal budget, but was resubmitted and approved in the 2009 budget, and we received formal notice on October 6, 2008. The potential three year $5,000,000 grant has an initial year funding of $1,200,000 and is expected begin in calendar year 2009. Under the grant program, we will be working with the Navy and Marine Corps to  study the feasibility of utilizing one of our PbC® products in their assault and silent watch vehicles.  The next phase is the joint development and testing of the product, which is expected to be lighter in weight and more powerful in discharge than some of the existing products in use.

On February 5, 2009, we received two grants from the Advanced Lead-Acid Battery Consortium (the “ALABC”), the leading industry association made up in part by the largest companies supplying the world’s battery market. The two grants totals approximately $380,000 and will help support research into two key areas. The first grant seeks to identify the mechanism by which the optimum specification of carbon, when included in the negative active material of a valve-regulated lead-acid battery, provides protection against accumulation of lead sulfate during high-rate partial-state-of-charge operation. The second grant seeks simply to characterize our proprietary PbC® battery in hybrid electric vehicle (HEV) type duty-cycle testing. The grants are administered through the Durham, NC-based International Lead Zinc Research Organization acting on behalf of the ALABC. The research work is already underway and will continue for a period of 14 months.

On February 9, 2009, we received notice that we are the recipient a grant from the Pennsylvania Alternative Fuels Incentive Grant program. The $800,000  initial grant, which was announced by Governor Edward Rendell on January 29, 2009, is part of Pennsylvania’s overall effort to invest in businesses that are creating important and innovative clean energy and bio-fuels technologies. The award proceeds will be used to demonstrate the advantages our proprietary  PbC™   battery technologies provide in a variety of electric vehicle types including: HEVs , such as the popular Toyota Prius;  “plug-ins” (PHEVs)  used in commuter, delivery and other vehicles; and in electric vehicles (EV’s) and converted (from combustion engine operation) EV’s. The grant proceeds are expected to begin in the second quarter of 2009.

A summary of awarded grants is listed as follows:

DOD Office of Naval Research	$1,200,000
ALABC	380,000
PA Alternative Fuels Incentive Grant Program	800,000
$2,380,000

 Results of Operations

For the Quarters Ended March 31, 2008 and March 31, 2009

Overview

The comparative data below presents our results of operations for the three months ended March 31, 2009 and March 31, 2008. While certain of the data is not strictly comparable because some line items are positive and some negative, the provided percentages demonstrate the relative significance of the individual line items and also the relative changes from year to year.

•	Our primary activity in our current development stage consists of R&D efforts for advanced battery applications and PbC® carbon electrode devices.

•
Revenues are for specialty collector and racing car, uninterruptable power supply (UPS) and flooded batteries sold to customers. Cost of goods sold represent the raw materials, components, labor and manufacturing overhead absorbed in producing batteries sold to customers.

•
Selling, general and administrative expenses include employee compensation, legal, auditing and other costs associated with our SEC filings, selling and marketing costs, investor public relations, and legal costs associated with litigation.

•
Research & development expenses are incurred to design, develop and test advanced batteries and an energy storage product based on our patented lead carbon technology. These costs include engineering and R&D employee labor and expenses, materials and components consumed in production for pilot products, demonstration projects, testing and prototypes. These costs also include manufacturing costs incurred for R&D activities including the creation, testing and improvement of plant production processes needed for production of our proprietary technologies.

Statements of Operations

The following table shows the percentage relationship of the lines to the net loss applicable to the common stockholders.

	Three Months Ended
	March 31,
Statements of Operations	2009	% of net loss	2008	% of net loss

Revenues	$327,093		$215,727
Cost of goods sold	235,687		105,090
Gross profit	91,406	-4.0%	110,637	-3.7%

Expenses
Research & development	1,233,967	53.7%	671,163	22.6%
Selling, general & administrative	881,543	38.4%	1,713,165	57.7%
Interest expense - related party	-	0.0%	419,673	14.1%
Derivative revaluation	-	0.0%	(2,844)	-0.1%
Interest & other income, net	(8,600)	-0.4%	(11,328)	-0.4%
Net loss before income taxes	(2,015,504)	87.8%	(2,679,192)	90.3%
Deficit accumulated during development stage	(2,015,504)	87.8%	(2,679,192)	90.3%
Less preferred stock dividends	(281,150)	12.2%	(287,415)	9.7%
Net loss applicable to common stockholders	$(2,296,654)	100.0%	$(2,966,607)	100.0%

Basic and diluted net loss per share	$(0.09)		$(0.17)
Weighted average common shares outstanding	26,419,404		17,861,987

Summary of Consolidated Results for period ending March 31, 2009 compared with March 31, 2008

Revenue

Revenues for the three months ended March 31, 2009 was approximately $0.3 million, compared to revenues of approximately $0.2 million in 2008. This 50% increase in 2009 over 2008 results from our manufacturing contract for a large North American lead-acid battery manufacturing company. We have two customers that accounted for approximately 61% of revenue for the three months ended March 31, 2009 and two customers which accounted for approximately 32% of the revenue for the same period in 2008. Due to the developmental stage of our technology, the revenue generated remains insignificant to total operations.

Cost of Goods Sold

Cost of goods sold represents costs for batteries sold to customers and include various raw materials with lead being the most significant.  We also use components such as plastic battery cases and covers as well as separators and acid.  We also incur manufacturing labor and overhead costs as well as costs for packaging and shipping.  This was due to the satisfaction of indebtedness in 2008.  Cost of goods sold for the three months ended March 31, 2009 was approximately $0.2 million, compared to cost of goods sold of approximately $0.1 million for the same period in 2008.  This represents approximately a 124% increase in cost of goods sold, which we believe is consistent with the increase in volume of lower gross margin product sold under our manufacturing contract purchase order.

Selling, General & Administrative Expenses

Selling, general and administrative expenses include compensation for employees  and contractors, legal and accounting fees, and costs incurred for investor relations and activities associated with fund raising. Selling, general and administrative costs for the three months ended March 31, 2009 were approximately $0.9 million compared to $1.7 million for the same period in 2008. This represents a 49% year to date decrease in spending over the same period during 2008. The first quarter of 2008 included substantial nonrecurring accounting and auditing costs to become current with our SEC filings amounting to $0.4 million, and other substantial nonrecurring legal and other compliance costs amounting to $0.5 million.

Research & Development Expenses

R&D expenses include compensation for employees and contractors, as well as small test equipment, supplies and overhead.   These costs also include manufacturing employee compensation, manufacturing facility and overhead costs attributed to R&D activities. R&D also includes prototype production and testing costs. R&D expenses for the three months ended March 31, 2009 were $1.2 million compared to $0.7 million for the same period in 2008, representing a year to date 84% increase in spending, as compared to the same period in 2008. This increase is due to increased costs associated with additional efforts incurred to design, develop and test advanced batteries and an energy storage product based on our patented lead carbon battery (PbC®) including  manufacturing activities to prepare the plant for future PbC® production, pilot product production and demonstration project production activities.

Interest Expense

Interest expense during the three months ended March 31, 2009 was $0.0 million as opposed to $0.4 million during the three months ended March 31, 2008.

For the Years Ended December 31, 2007 and December 31, 2008

The comparative data below presents our results of operations for the year ended December 31, 2007 and 2008. While certain of the data is not strictly comparable because some line items are positive and some negative, the provided percentages demonstrate the relative significance of the individual line items and also the relative changes from year to year.

•
Our primary operations in our current development stage consist of R&D efforts for advanced battery applications and PbC carbon electrode devices. Revenues are for specialty collector and racing car, uninterruptable power supply (UPS) and flooded batteries  sold to customers. Cost of goods sold represent the  raw materials, components, labor and manufacturing overhead absorbed in producing batteries sold to customers.

•
Selling, general and administrative expenses include substantial non-recurring legal, auditing, accounting and other costs associated with becoming current with our public filings, investor and public relations, registration and litigation costs and also one time employee costs in relation to restructuring of employment agreements.

•
Research & development expenses are incurred to design, develop and test advanced batteries and an energy storage product based on our patented lead carbon technology (PbC) . These costs include engineering and R&D employee labor and expenses, materials and components consumed in production for pilot products, demonstration projects, testing and prototypes. These costs also include manufacturing costs incurred for R&D activities including the creation, testing and improvement of plant production processes needed for production of our proprietary technologies.

•	Interest expense was incurred for the Bridge Loan financing offered during the fourth quarter of 2007. The Bridge Loans were retired as of July 1, 2008.

	Years Ended
	December 31,
Statements of Operations	2008	% of net loss	2007	% of net loss

Revenues	$679,559		$533,911
Cost of goods sold	368,922		283,357
Gross profit	310,637	-2.9%	250,554	-1.7%

Expenses
Selling, general & administrative	4,846,189	45.6%	3,720,632	26.0%
Research & development	3,960,909	37.3%	2,155,873	15.1%
Interest expense - related party	1,137,436	10.7%	276,651	1.9%
Derivative revaluation	(2,844)	0.0%	(72,236)	-0.5%
Interest & other income, net	(57,224)	-0.5%	(47,708)	-0.3%
Net loss before income taxes	(9,573,829)	90.2%	(5,782,658)	40.5%

Income Taxes Expense (Benefit)	(79,170)	-0.7%	83,469	0.6%
Deficit accumulated during development stage	(9,494,659)	89.5%	(5,886,127)	41.1%

Less preferred stock dividends and beneficial conversion feature	(1,117,699)	10.5%	(8,417,955)	58.9%
Net loss applicable to common stockholders	$(10,612,358)	100.0%	$(14,284,082)	100.0%

Basic and diluted net loss per share	$(0.46)		$(0.88)

Weighted average common shares outstanding	22,826,187		16,247,299

Summary of Consolidated Results for the Year Ended December 31, 2008 compared with the Year Ended December 31, 2007

Revenue

Revenues for year ended December 31, 2008 were approximately $0.7 million compared to revenues of approximately $0.5 million for the same period in 2007. This represents an increase of 27% in revenues reported during 2008 over the same period in 2007. This increase is primarily due to another year of exposure, especially in the race car and classic car industries, increased sales of uninterruptable power supply (UPS) batteries and the sale of flooded lead-acid batteries to a large battery manufacturer under our manufacturing subcontract agreement.  We have one customer that accounted for approximately 10% of revenue or the year ended December 31, 2008 and another customer accounted for 12.5% of revenue for the same period in 2007.  Our relatively low revenue is indicative of our predominant development stage activities.

Cost of Goods Sold

Costs of goods sold represent costs for batteries sold to customers and include various raw materials with lead being the most prominent and costly.  We also use components such as plastic battery cases and covers as well as separators and acid.   The cost of lead during 2008 decreased from the historical highs of 2007 similar to other industrial-grade metals partially as a result of the global economic slowdown.  We also incur manufacturing labor and overhead costs as well as costs for packaging and shipping.  Costs of goods sold increased by approximately $.10 million for the year ended December 31, 2008, as compared to the same time period last year.  2008 costs are 30% higher than that the 2007 respective period consistent with our increase in revenue.

Selling, General & Administrative Expenses

Selling, general and administrative expenses include compensation for employees and contractors, legal and accounting fees, and costs incurred for investor relations and activities associated with fund raising and stockholder awareness. Selling, general and administrative costs for year ended December 31, 2008 were approximately $4.8 million compared to $3.7 million for the same period in 2007. This represents a 30% increase in spending over the same period during 2007. Cost increases are primarily due to substantial non-recurring legal, auditing, accounting and other costs associated with becoming current with our public filings, investor and public relations, registration and litigation costs and also one-time employee costs with respect to restructuring of employment agreements.

Research & Development Expenses

R&D expenses include compensation for employees and contractors, as well as small test equipment, supplies and overhead.   These costs also include manufacturing employee compensation, manufacturing facility and overhead costs attributed to R&D activities. R&D also includes prototype production and testing costs. R&D expenses for the year ended December 31, 2008 were approximately $4.0 million compared to $2.2 million for the same periods in 2007, representing an increase in spending of 46% as compared to the same period in 2007. The increase is due to increased costs associated with additional efforts incurred to design, develop and test advanced batteries and energy storage products based on our patented lead carbon battery ( PbC ) including manufacturing activities to prepare the plant for future PbC production, pilot product production and demonstration project production activities. In 2008, we increased our R&D staff by approximately 50% and signed them to long term contracts. We also restructured existing R&D employment contracts to ensure long term continuity. The expense of all of these measures is reflected in the increased R&D expenditures for 2008.

Interest Expense - Related Party

Interest expense – related party represents interest costs incurred primarily for the Bridge Loan financing offered during the fourth quarter of 2007. Related party interest expense includes the coupon value of interest on debt, as well as the debt discount on detachable warrants and origination fees.  Expenses incurred during the year ended December 31, 2008 were approximately $1.14 million as compared to $.28 million, for the same period in 2007. Whereas 2007 financing was sustained through the issuance of the Series A preferred offering, 2007 did not have a comparable level of interest expense as was recognized during 2008. The 2007 Bridge Loans were completely retired as of July 1, 2008.

Derivative Revaluation

Derivative revaluations are recognized whenever the Company incurs a liability to issue an equity instrument. The instrument is revalued quarterly until the point in time that the liability is settled.  Derivative revaluation expense for the year ended December 31, 2008 resulted in a credit of $(.003) million compared with a credit of $(.072) million for the same period ended in 2007.  During 2007, the Company funded its capital needs with debt that offered detachable warrants. These warrants were not settled until March 2008, at which point the Company’s stock values were lower, giving rise to the nominal credit in 2008.  There are no new obligations as of December 31, 2008.

Net Loss

For the fiscal year ended December 31, 2008, our net loss before income taxes increased $3.8 million, or 65%, to $9.6 million on revenue of $.7 million, from an operating loss of approximately $5.8 million on revenue of $.6 million for the fiscal year ended December 31, 2007. As discussed above, the factors primarily affecting this increase in operating loss were increased selling, general and administrative costs, increased R&D costs and increased interest expense of related party debt.

The net loss applicable to common stockholders of $10.6 million for the year ended December 31, 2008 compared to a loss of $14.3 million for the year ended December 31, 2007 reflects a decrease of approximately 26%. The loss includes non-cash charges related to preferred stock dividends and beneficial conversion feature of $1.1 million in 2008 compared with $8.4 million in 2007.

Liquidity and Capital Resources

Our primary source of liquidity has historically been cash generated from issuances of equity or debt securities. From inception through March 31, 2009, we generated insignificant revenue from operations. We believe we had sufficient funds on March 31, 2009, along with expected proceeds from grants, to conduct our operations through 2009. If we do not significantly increase our revenues, obtain additional government grants and/or raise more money through sale of equity during 2010, we will likely be unable to implement our business plan, fund our liquidity needs or even continue our operations after this period. Any equity or debt financings, if available at all, may be on terms which are not favorable to us and, in the case of equity financings, most likely will result in dilution to our stockholders.

Cash, Cash Equivalents and Working Capital

At March 31, 2009, we had approximately $3.2 million of cash and cash equivalents compared to approximately $3.1 million at December 31, 2008. At March 31, 2009 working capital was $3.5 million compared to working capital of $5.4 million at December 31, 2008. Cash equivalents consist of short-term liquid investments with original maturities of no more than three months and are readily convertible into cash and included the following at March 31, 2009:

	Coupon / Yield	Maturity	March 31, 2009
Fidelity Institutional Money Market	0.98%	n/a	$2,858,214

Cash Flows from Operating Activities

Net cash used in operations for the three months ended March 31, 2009 was $1.9 million. Net cash used in operations for this same period in 2008 was approximately $2.4 million. Our negative cash flow is consistent with our development stage of business.

Cash Flows from Investing Activities

Net cash provided by investing activities for the three months ended March 31, 2009 was $2.0 million compared to net cash used by investing activities of $0.3 million for the same period in 2008. Activities in 2009 include cash provided by the maturity of $2.3 million of short term investments deposited into cash equivalents and $0.2 million used to purchase equipment for both production and R&D and notes receivable.

Cash Flows from Financing Activities

There were no financing activities for the three months ended March 31, 2009, compared to approximately $3.7 million of cash provided  for the same period ended March 31, 2008. Financing activities for the three months ended March 31, 2008 resulted from the net proceeds of the 2007 Bridge Loans and the net proceeds from the Quercus Investment.

Significant Financing Arrangements

The Quercus Investment On January 14, 2008, we entered into the Securities Purchase Agreement with Quercus, pursuant to which we agreed to issue to Quercus up to 8,571,429 shares of our common stock, together with a five year common stock purchase warrants that will entitle the holder to purchase up to 10,000,000 additional shares of our common stock.

At the initial closing on January 14, 2008, Quercus invested $4.0 million in exchange for 1,904,762 shares and warrants to purchase an additional 2,857,143 shares at an exercise price of $2.60 per share. At the second closing on April 17, 2008, Quercus invested an additional $4.0 million in exchange for 1,904,762 shares of our common stock and warrant to purchase an additional 2,380,953 shares of at an exercise price of $2.60 per share.

On June 30, 2008, we completed the third and final tranche of the Quercus investment, whereby Quercus invested $10.0 million in exchange for 4,761,905 shares of our common stock and warrants to purchase an additional 4,761,905 shares of stock at an exercise price of $2.60 per share. All of the warrants issued to Quercus expire by June 29, 2013. A portion of the proceeds of the June 30, 2008 financing were used to retire the remainder of the $2,640,000 December 2007 Bridge Loan that we had previously entered into. Prior to June 30, certain of the bridge lenders had converted $335,000 into 158,659 shares of common stock and warrants to purchase 237,488 shares of common stock at an exercise price of $2.60 per share. On June 30, 2008, one of our directors converted $800,000 of Bridge Loan indebtedness into 380,952 shares of common stock and a warrant to purchase 380,952 shares at an exercise price of $2.60 per share. The warrant expires on June 29, 2013 and the entire conversion was under the same terms as the Quercus investment.

The warrants contain conventional anti-dilution provisions for adjustment of the exercise price in the event we issue additional shares of our common stock or securities convertible into common stock (subject to certain specified exclusions) at a price less than $1.00 per share.

Critical Accounting Policies, Judgments and Estimates

The “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” section of this report discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The following represents a summary of our critical accounting policies, defined as those policies that we believe are the most important to the portrayal of our financial condition and results of operations and that require management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation: The condensed consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Axion Power Battery Manufacturing, Inc. (“APC”) and C&T Co. Inc. (“C&T”). All significant inter-company balances and transactions have been eliminated in consolidation.

Revenue Recognition: From product sales, we recognize revenue upon transfer of title at the time of shipment (F.O.B. shipping point), when all significant contractual obligations have been satisfied, the price is fixed or determinable and collection is reasonably assured.

Stock-Based Compensation: Prior to January 1, 2006, we  accounted for stock option awards in accordance with the recognition and measurement provisions of APB 25 and related interpretations, as permitted by Statement of Financial Accounting Standard No. 123, “Accounting for Stock-Based Compensation,” (“SFAS 123”). Under APB 25, compensation cost for stock options issued to employees was measured as the excess, if any, of the fair value of our stock at the date of grant over the exercise price of the option granted. Compensation cost was recognized for stock options, if any, ratably over the vesting period. As permitted by SFAS 123, we reported pro-forma disclosures presenting results and earnings as if we had used the fair value recognition provisions of SFAS 123 in the Notes to the Condensed Consolidated Financial Statements.

Effective January 1, 2006, we adopted FASB 123R using the modified prospective transition method. Stock-based compensation related to non-employees is recognized as compensation expense in the accompanying condensed consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable. Our accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments granted to Other Than Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (1) the date at which a commitment for performance by the consultant or vendor is reached or (2) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Research and Development: R&D costs are recorded in accordance with FASB No. 2, “Accounting for Research and Development Costs,” which requires that costs incurred in R&D activities covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses be expensed as incurred. The policy of expensing the costs of R&D activities relate to (1) in-house work conducted by us, (2) costs incurred in connection with contracts that outsource R&D to third party developers and (3) costs incurred in connection with the acquisition of intellectual property that is properly classified as in-process R&D. All R&D costs have been expensed.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, an effect on our financial condition, financial statements, revenues or expenses.

BUSINESS

Our Corporate History

Axion Power Corporation (“APC”) was formed in September of 2003 to acquire and develop certain innovative battery technology. Since inception APC has been engaged in research and development (“R&D”) of the new technology for the production of our proprietary lead carbon (“PbC”) batteries. As of December 31, 2003, APC engaged in a reverse acquisition with Tamboril Cigar Company (“Tamboril”), a public shell company whereby APC became a wholly-owned subsidiary of Tamboril. Tamboril was originally incorporated in Delaware in January 1997, operated a wholesale cigar business until December 1998 and was an inactive public shell thereafter until December 2003. Tamboril changed its name to Axion Power International, Inc. immediately following the reverse acquisition.

Since inception, our operations have been financed by a small group of individuals with little to no revenue generated from operations. As a result, trading in our common stock has been sporadic, volumes have been low, and the market price has been volatile. We believe that a successful transition from R&D to manufacturing will improve our cash balances and market profile and may result in a more active trading market for our stock. However, we can provide no guarantees that our transition efforts will be successful.

The Battery Industry

There are two principal types of lead-acid batteries:; flooded batteries and valve regulated lead-acid (“VRLA”). The choice of battery depends mainly on the specific application that the battery serves. Typical standby or stationary applications use VRLA batteries due to their inherent advantages including spill proof design, low maintenance, compact form, low self-discharge and high performance. On the other hand, applications like industrial equipment, traction and railroad applications are better served by the flooded lead-acid battery types due to their superior performance in continuous deep discharge applications and at high operating temperatures, among other features. Technology within the lead-acid battery industry has remained relatively stable for the last 30 years, and an industry-wide lack of innovation has generally restrained growth into new applications and emerging markets.

Alternative energy applications like wind and solar power require an energy storage solution that combines low cost and long deep discharge cycle life. Lead-acid batteries are currently one of the gold standards in large-scale power storage applications, but the short cycle-life of lead-acid chemistry at deep discharge levels is a primary inhibitor to growth. Due primarily to the cycle-life limitations of lead-acid batteries, a number of battery manufacturers are experimenting with alternative battery technologies that are far more expensive to implement, but offer substantial cycle-life advantages.

The North American lead-acid battery industry is mature with a few leading vendors that have a global presence and a larger number of smaller regional and local vendors that cater to the needs of the North American market. The first tier companies that have a global presence include EnerSys, Exide Technologies, Johnson Controls and FIAMM. The second tier companies that cater mainly to the North American Markets include, among others, East Penn Manufacturing, C&D Technologies, GS Batteries, Crown Batteries, Trojan Battery and Eagle Picher Technologies. The user segments that rely on lead-acid batteries include automotive applications, standby applications ranging from uninterruptible power supplies to telecommunication applications, limited power storage for wind and solar systems and motive power for heavy-duty equipment and railroad applications.

Our Business

We are a development stage company that has invested five years and approximately $14.0 million in R&D expense to develop a patented energy storage device that uses carbon electrode assemblies to replace the lead-based negative electrodes found in conventional lead-acid batteries. Our PbC energy storage device is a battery-supercapacitor hybrid that combines the simplicity of lead-acid batteries with the fast recharge rate and longer cycle life of supercapacitors, resulting in a relatively low-cost device that has versatility of design that will allow differing iterations to deliver maximum power; maximum energy; or a range of balances between the two.

Our PbC ™ technology is protected by six issued U.S. patents, nine pending U.S. patent applications and other proprietary features and structures. The resulting devices are technically sophisticated and yet simple in design. The carbon electrode assemblies are fabricated from readily available raw materials using, for the most part, standard industrial processes and techniques. The electrodes are then assembled into PbC batteries that can employ the same cases, covers, positive electrodes, separators and electrolyte as conventional lead-acid batteries, and can be assembled with the same equipment and manufacturing methods used throughout the world for manufacturing conventional lead-acid batteries. PbC batteries use significantly less lead than standard lead-acid batteries with a comparable size, and the lead, plastics and acid employed are routinely and profitably recycled at existing recycling facilities around the world, which makes the PbC battery extremely environmentally friendly and far more so than most  competing  battery technologies.

In February 2007, our PbC technology received the Frost & Sullivan Technology Innovation Award for the best development in the field of lead-acid batteries for 2006.

We believe that for large-scale deep-discharge energy storage systems (10 kWh or greater), our PbC devices may prove to offer the lowest total cost of ownership solution available in comparison to alternative battery storage technologies. As ongoing development work on our technologies progress, we believe that further cost reductions and performance gains will be likely.

We believe our advanced battery technologies are uniquely situated to answer the current challenges facing the conventional lead-acid battery and that industry as a whole. While we explore the various potential applications for our PbC technology, our battery manufacturing plant in New Castle, Pennsylvania provides us with both an excellent R&D facility and a near perfect pilot production plant in which to produce our advanced energy storage devices. This plant allows us to manufacture our PbC carbon electrodes in limited quantity and to assemble our new energy storage batteries for laboratory testing and for small scale demonstration projects. In manufacturing this battery assembly using conventional lead-acid battery production equipment, we provide proof to our future PbC carbon negative electrode customers that our product is suitable to immediate use in their factories.

The PbC battery production is limited at this time by our inability to make the carbon electrodes in large numbers. As part of our plan to transition from pilot production of PbC electrodes to commercial manufacturing we entered into a letter agreement in the fourth quarter of 2008 for a sublease agreement for a second facility in New Castle, Pennsylvania that provides us with an additional 54,000 square feet of production, R&D and office space. It is anticipated that this facility will be used primarily to produce our PbC electrode assemblies. In addition, this transition will require that we:

•	refine our planned fabrication methods for carbon electrode assemblies;

•	demonstrate the feasibility of manufacturing our PbC device and our other technologies, using standard techniques and equipment;

•	demonstrate and document the performance of our products in key applications; and

•	respond appropriately to anticipated and unanticipated technical and manufacturing challenges.

Our battery plant has a permitted manufacturing capacity of 3,000 lead-acid and/or PbC batteries per day and so we currently have excess battery manufacturing capacity that we are able to dedicate to production of high margin specialty batteries that are required in relatively small numbers for direct sales and to also perform toll manufacturing for one of the largest lead-acid battery manufacturers in North America. We continue efforts to increase our sales of such batteries and have hired personnel to further that end.

We plan to develop our lead carbon technology for use in a variety of applications including:

•	motive power applications;

•	stationary power applications;

•	hybrid electric vehicle applications; and

•	military applications.

We believe demand for cost-effective energy storage systems produced using our PbC™ technology will grow rapidly. We also believe our technologies can be among the leaders in the high performance battery market. We believe our competitive advantages will include:

•	Cost effectiveness: Due to an extended cycle life and relatively low production costs;

•
Ease of integration: Our planned carbon electrode assemblies will be designed to replace the standard lead negative electrodes in conventional lead-acid batteries. In some applications that require fixed voltage operations, voltage conversion may be needed;

•
Superior flexibility: By changing the number, geometry and arrangement of the electrode assemblies, we expect to be able to configure our devices to favor either maximum energy storage or maximum power delivery; and

•
Reduced lead content : Depending on the energy, power and cycling requirements of a particular application, our fully recyclable device will use substantially less lead than conventional lead-acid batteries.

We anticipate our ability to establish and maintain a competitive position will be dependent on several factors, including:

•	the availability of raw materials and key components;

•	our ability to design and manufacture commercial carbon electrode assemblies;

•	our ability to establish and operate facilities that can fabricate electrode assemblies and commercially manufacture our PbC device with consistent quality at a predictable cost;

•	our ability to establish and expand a customer base;

•	our ability to execute and perform on any future strategic distribution agreements with tier one and/or tier two battery manufacturers;

•	our ability to compete against established and emerging battery and other storage technologies;

•	general worldwide economic conditions;

•	the market for batteries in general; and

•	our ability to retain key personnel.

Our objective is to become an industry leader in low cost, high performance energy storage systems. We plan to achieve this objective by pursuing the following core strategies:

•
Platform technology business model. We plan to implement a platform technology business model where we will focus on developing and manufacturing carbon electrode assemblies that we can offer for sale to established battery manufacturers who want to use our PbC carbon electrode products in their batteries.

•
Leverage relationships with thought leaders. We are engaged in discussions with industry consortia, research institutions and other thought leaders in the fields of utility applications, hybrid electric vehicles and automotive fuel cell technology. As we develop our relationships in the field of energy research, we believe the opportunities for government funding and consortia participation will expand rapidly and improve our access to potential suppliers and customers.

•
Leverage relationships with battery manufacturers. Our business model is based on the premise that we can most effectively address the needs of the market by selling electrode assemblies to established  lead-acid battery manufacturers who want to add advanced battery technology to their existing product lines. This business model should allow us to leverage the business abilities, manufacturing facilities and distribution networks of established manufacturers, in order to reduce our time to market and increase our potential market penetration.

•
Build a recognized brand. We believe strong brand name recognition is important to increase product awareness and to effectively penetrate the mass market. We intend to differentiate our brand by emphasizing our combination of high performance and low total cost of ownership per storage cycle.

•
Secondary focus on emerging markets. Emerging markets for hybrid electric vehicles and conventional utility applications are becoming increasingly attractive. We are actively evaluating the potential for using our lead carbon technology products in these emerging markets.

•
Maintain our technical advantage and reduce manufacturing costs. We intend to maintain our technical advantage by continuing to invest in R&D to improve the performance of our PbC devices and other technologies and to continue to lower our manufacturing costs.

The battery industry is mature, capital intensive, heavily regulated, highly competitive and averse to product performance risks associated with radical departures from established technology and, with the severe decline in worldwide automobile sales, currently experiencing unprecedented cutbacks. Additionally, due to the nature of the industry, we do not believe we will be able to make a credible entry into the battery market until we have proven the advantages of our PbC device technology in demonstration projects with end users. Therefore, our business plan contemplates two discrete phases: the Development Phase (including prototype and demonstration) and the Commercialization Phase.

Development Phase. During the Development Phase, we  are focusing on producing small quantities of commercial prototypes in our own manufacturing facilities. These commercial prototypes will serve as the foundation for a series of paid demonstration projects with established end users. If the projects are successful and end user testing validates the advantages of our PbC device technology under real-world operating conditions, it will be easier to proceed to the full commercialization phase. In general, our development path in each identified target market will include the following:

•
Prototype manufacturing. We are finalizing design work and manufacturing methods for our commercial prototype PbC carbon electrodes. These electrode assemblies will be the key component in the on site manufacturing of our PbC batteries.

•
Demonstration projects. When we have developed and bench tested our commercial prototype PbC devices for a particular target market, we will negotiate additional demonstration projects for each of the intended applications. In some of the larger projects we may partner with a larger battery manufacturer in order to provide the required quantity of PbC™ devices. Our goal is to document the superior performance of our products in real-world applications.

•
Commercial production. When we have developed sufficient data to support a decision to commence full scale production of a product or product line, we intend to use our New Castle, Pennsylvania facility until we reach our maximum permitted capacity, after which we plan to pursue strategic relationships with other battery manufacturers that are willing to manufacture co-branded commercial PbC products. Those products will contain our proprietary negative electrode assembly, which we will continue to manufacture at our New Castle facility and build our brand recognition.

Our planned demonstration projects are not expected to generate sufficient gross profit to offset our expected operating costs. Accordingly, we do not expect to attain profitability during the demonstration phase. If we enter into a commercialization relationship for a specific product or product line, we believe our margins may improve based on efficiencies of scale. However, there is no assurance that the commercialization of products for one or more market segments will generate sufficient revenue to offset our anticipated R&D and other operating expenses and yield a profit.

Commercialization Phase. During the commercialization phase, we intend to implement a platform technology business model where we will develop and manufacture the PbC carbon electrode assemblies that are unique to our PbC batteries. In addition to using these assemblies in our batteries, we eventually intend to sell our proprietary assemblies to other established battery manufacturers who are seeking to market more advanced batteries. We believe a platform technology business model will reduce our time to market, allow us to rely on the established business abilities of existing manufacturers and forge a strong brand identity for our PbC products, while allowing us to focus on a narrow band of value-added activities that should minimize our investment and maximize our profitability.

Until we complete our planned demonstration projects, our negotiation position with respect to manufacturing relationships with established battery manufacturers may be impaired. Even if our planned demonstration projects are successful, we may be unable to negotiate manufacturing relationships on terms acceptable to us. If we decide to manufacture and distribute a line of commercial battery products ourselves, rather than sell carbon electrode assemblies to established battery manufacturers, our time to market and our anticipated capital costs may increase dramatically.

We plan to initially focus on high-value market segments where the total cost of ownership is the primary determining factor in product selection. We believe our commercial PbC device will be most appealing where longer life, high performance, and low maintenance are fully valued.

Acquisition of Our PbC Device Technology

We incorporated APC in September 2003, for the purpose of acquiring rights to a lead carbon technology, that we have since named PbC, from C&T, the original owner of the patents. The founders of APC were passive stockholders of Mega-C Power Corp. (“Mega-C”), which from 2001 until mid 2003 held a limited, nonexclusive license to market products utilizing the lead carbon technology that we currently own and have since expanded upon. In February 2003, the Ontario Securities Commission began an investigation into Mega-C’s stock sales that terminated Mega-C’s ability to finance its operations and continue in business. The founders of APC had collectively invested approximately $3.9 million in Mega-C and were facing a total loss of this investment when Mega-C was unable to continue in business. In connection with the organization of APC, the founders invested approximately $1.4 million.

In late December 2003, Tamboril had 1,875,000 shares outstanding. After evaluating the lead carbon technology and APC, Tamboril’s management negotiated a series of related transactions that included:

•	a reverse acquisition between Tamboril and APC;

•
the establishment of the Mega-C Trust for the stated purpose of preserving the potential equitable rights of Mega-C’s creditors and stockholders while potentially insulating APC and Tamboril from the litigation risks associated with the activities of Mega-C and its promoters; and

•	a purchase of the PbC device technology from C&T.

Of the 10,739,500 common shares that Tamboril issued for the outstanding securities of APC, 7,327,500 shares, or approximately 58% of our post-transaction capitalization, were deposited in the Mega-C Trust. The remaining 3,412,000 shares were distributed among APC’s stockholders. After the closing, APC’s stockholders, C&T’s stockholders and the Mega-C Trust owned 95% of our stock. For financial reporting purposes, APC was deemed to be the accounting acquirer of Tamboril, followed by a recapitalization.

Our Patents and Intellectual Property

We own six issued U.S. patents and have nine patent applications pending at the date of this prospectus covering various aspects of our PbC technologies. There is no assurance that any of the pending patent applications will ultimately be granted. Our issued patents are:

•	U.S. Patent No. 6,466,429 (expires May 2021) - Electric double layer capacitor;

•	U.S. Patent No. 6,628,504 (expires May 2021) - Electric double layer capacitor;

•	U.S. Patent No. 6,706,079 (expires May 2022) - Method of formation and charge of the negative polarizable carbon electrode in an electric double layer capacitor;

•	U.S. Patent No. 7,006,346 (expires April 2024) - Positive Electrode of an electric double layer capacitor;

•	U.S. Patent No. 7,110,242 (expires February 2021) - Electrode for electric double layer capacitor and method of fabrication thereof; and

•	U.S. Patent No. 7,119,047 (expires February 2021) - Modified activated carbon for carbon for capacitor electrodes and method of fabrication thereof.

We have no duty to pay any royalties or license fees with respect to the commercialization of our PbC device technology, and we are not subject to any field of use restrictions. We believe our patents and patent applications, along with our trade secrets, know-how and other intellectual property, will be critical to our success.

Our ability to compete effectively with other companies will depend on our ability to maintain and protect the PbC device intellectual property and technology. We plan to file additional patent applications in the future. However, the degree of protection offered by our existing patents or the likelihood that our future applications will be granted is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell products based on our PbC device technology. Competitors may also intentionally infringe on our patents. The prosecution and defense of patent litigation is both costly and time-consuming, even if the outcome is favorable to us. An adverse outcome in the defense of a patent infringement suit could subject us to significant liabilities to third parties. Although third parties have not asserted any infringement claims against us, there is no assurance that third parties will not assert such claims in the future.

We also rely on trade secrets, know-how and other unpatented technology, and there is no assurance that others will not independently develop the same or similar technology or obtain unauthorized access to our trade secrets, know-how and other unpatented technology. To protect our rights in these areas, we require all employees, consultants, advisors and collaborators to enter into strict confidentiality agreements. These agreements may not provide meaningful protection for our unpatented technology in the event of an unauthorized use, misappropriation or disclosure. While we have attempted to protect the unpatented proprietary technology that we develop or acquire, and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend, to a large extent, upon continued innovation and technological expertise.

We may license technology from third parties. Our proposed products are still in the development stage, and we may need to license additional technologies to optimize the performance of our products. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate any licensed technology into our proposed products. Our inability to obtain any necessary licenses could delay our product development and testing until alternative technologies can be identified, licensed and integrated.

In general, the level of protection afforded by a patent is directly proportional to the ability of the patent owner to protect and enforce his rights through legal action. Since our financial resources are limited, and patent litigation can be both expensive and time consuming, there can be no assurance that we will be able to successfully prosecute an infringement claim in the event that a competitor develops a technology or introduces a product that infringes on one or more of our patents or patent applications. There can be no assurance that our competitors will not independently develop other technologies that render our proposed products obsolete. In general, we believe the best protection of our proprietary technology will come from market position, technical innovation, speed-to-market and product performance. There is no assurance that we will realize any benefit from our intellectual property rights.

Our Competition

We plan to compete with a number of established competitors in the battery and supercapacitor industry, including:

•Maxwell	• Enersys

•Energy Conversion Devices	• Exide

• Panasonic	• Japan Storage Battery

• Nippon-Chemicon	• Ness

In addition, many universities, research institutions and other companies are developing advanced energy storage technologies including:

•	symmetric supercapacitors;

•	asymmetric supercapacitors with organic electrolytes;

•	nickel metal hydride batteries;

•	lithium ion batteries;

•	other advanced lead-acid devices and

•	flow batteries

Other business entities are developing advanced energy production technologies like fuel cells, solar cells and windmills which may use our products, or, in some cases, compete with our products. Since some of our competitors are developing technologies that may ultimately have costs similar to, or lower than, our projected costs, there can be no assurance we will be able to compete effectively.

Most of our potential competitors have longer operating histories, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than us. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of their products than we can.

Our competitors with more diversified product offerings may be better positioned to withstand changing market conditions. Some of our competitors own, partner with, have longer term or stronger relationships with suppliers of raw materials and components, which could result in them being able to obtain raw materials on a more favorable basis than us. It is possible that new competitors or alliances among existing competitors could emerge and rapidly acquire significant market share, which would harm our business.

The development of technology, equipment and manufacturing techniques and the operation of a facility for the automated production of rechargeable batteries requires large capital expenditures. In order to minimize our capital investment in manufacturing facilities and establish strong brand name recognition for our products, our overall strategy is to negotiate strategic alliances and other production agreements with established battery manufacturers that want to add a high-performance co-branded products to their existing product lines. There can be no assurance, however, that our platform technology business model will succeed in the battery industry.

Raw Materials

During the research stage, we used readily available raw materials, off-the-shelf components manufactured by others and hand-made components fabricated by our staff. As we begin manufacturing in commercial quantities, we will need to establish reliable supply channels for commercial quantities of raw materials and components. We believe established suppliers of raw materials and components will be able to satisfy our requirements on a timely basis. However we do not have any long-term supply contracts and the unavailability of necessary raw materials or components could delay the production of our products and adversely impact our results of operations.

Lead is the primary raw material in lead-acid batteries and currently accounts for approximately 80% of our raw material and component costs in the specialty conventional lead-acid batteries we now manufacture. Lead prices have fluctuated dramatically over the last two years, similar to other industrial grade commodity metals. Our PbC technology will require substantially less lead than conventional batteries, providing a distinct competitive cost advantage if lead prices increase above historical averages.

Environmental Protection

Lead is a toxic material that is a primary raw material in our PbC batteries. We also use, generate and discharge other toxic, volatile and hazardous chemicals and wastes in our research, development and manufacturing activities. We comply with federal, state and local laws and regulations regarding pollution control and environmental protection. Under some statutes and regulations, a government agency, or other parties, may seek to recover response costs from operators of property where releases of hazardous substances have occurred or are ongoing, even if the operator was not responsible for such release or otherwise at fault. In addition, more stringent laws and regulations may be adopted in the future, and the costs of complying with those laws and regulations could be substantial. If we fail to control the use of, or to adequately restrict the discharge of, hazardous substances, we could be subject to significant monetary damages and fines, or forced to suspend certain operations. In January of 2009, our facility was tested and found to be in compliance with emission standards as established by new federal guidelines in accordance with the Clean Air Act – Title III.

Our Research and Development

We engage in extensive R&D for the purpose of improving our PbC technology and our proposed products. Our goal is to increase efficiency and reduce costs in order to maximize our competitive advantage. Our R&D organization works closely with our engineering team, our suppliers and potential customers to improve our product design and lower manufacturing costs. During the years ended December 31, 2008 and 2007, we spent $4.0 million and $2.2 million respectively on R&D, and $14.0 million since inception. While our limited financial resources and short operating history make it difficult for us to estimate our future expenditures, we expect to incur R&D expenditures of consistent magnitude for the foreseeable future.

Our Employees

We presently employ a staff of 50, including an 11 member scientific and engineering team, and 26 people who are involved principally in manufacturing. We are not subject to any collective bargaining agreements, and we believe we have a good relationship with our employees.

Description of Properties

In April of 2008, we signed a new lease that added to our existing space at our manufacturing plant in New Castle, Pennsylvania. The new lease calls for a monthly payment of $16,142 with an initial term of two years beginning April 2008. The lease includes two successive five-year renewal options, with future rent to be negotiated at a commercially reasonable rate. The battery manufacturing facility includes approximately 70,438 square feet of floor space, including 7,859 square feet of office, locker, lab and lunch area, 46,931 square feet of manufacturing space, 1,488 square feet of dedicated lab space, 9,200 square feet of storage buildings and 5,000 square feet of basement area. In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises. Our battery manufacturing operations at this facility are conducted through a wholly owned subsidiary named Axion Power Battery Manufacturing, Inc. Our management believes our property is in good condition.

In December 2008, we signed a letter agreement to sublease from a current tenant on a month-to-month basis a building consisting of 54,000 square feet in New Castle, Pennsylvania. This space provides 48,000 of combined manufacturing and warehouse space and 6,000 square feet of combined office and R&D space. This letter agreement is effective through December 31, 2010. We can enter into a sales agreement at any time during the sublease letter agreement.  The rent is $19,300 on a monthly basis.  In addition to the monthly rent, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises.  We intend to conduct our PbC and R&D operations from this facility.

LEGAL PROCEEDINGS

Taylor  Litigation and Bankruptcy Court Litigation

On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. (collectively the “Taylor Group”) filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Tamboril, APC, and others as defendants (the “Taylor Litigation”). As discussed more fully below, by virtue of orders entered on February 11, 2008 and June 9, 2008 by the Bankruptcy Court in the Mega-C bankruptcy case, this action against us is subject to the permanent injunction of the confirmed Chapter 11 Plan of Mega-C.  On April 14, 2009, the Ontario Superior Court entered an order dismissing us from the Taylor Litigation.

In April 2004, we filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. 04-50962-gwz). In March 2005, the Bankruptcy Court appointed William M. Noall (“Noall”) to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner (“Fonner”), the trustee of the Mega-C Trust (Adversary Proceeding No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares held by the Mega-C Trust as property of the bankruptcy estate. On July 27, 2005, we commenced an adversary proceeding against Noall and Fonner (Adversary Proceeding No. 05-05082-gwz).

On December 12, 2005, we entered into the Settlement Agreement with Mega-C, represented by Chapter 11 Trustee Noall, and the Mega-C Trust, represented by its trustee Fonner.

The Settlement Agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Certain terms were subject to confirmation and effectiveness of Mega-C’s Chapter 11 plan of reorganization. On November 8, 2006, the Bankruptcy Court entered an order confirming the Chapter 11 plan. The confirmed Chapter 11 plan was subsequently substantially consummated on November 21, 2006. The Settlement Agreement was fully incorporated in the confirmed Chapter 11 plan. The plan is fully effective and substantially consummated. Accordingly, all pending and potential disputes between the parties have been resolved.

The litigation settlement and releases provided by the Chapter 11 plan are now binding on Mega-C, the Chapter 11 Trustee, the Taylor Group and all other parties described in the plan of reorganization. In an order entered on February 11, 2008, the Bankruptcy Court granted our motion for partial summary judgment, holding that the alleged “oral” agreement creating rights or interests in the Technology in favor of the Taylor Group never existed and, even if it had, the Taylor Group transferred any such rights to the Debtor which were then transferred to us by the confirmed Chapter 11 plan. The Bankruptcy Court held that the Taylor Group has no interest in or rights to the Technology. The Bankruptcy Court held that any attempts to claim an interest in or contest our title to the Technology are contrary to the permanent injunction of the Chapter 11 plan. The Bankruptcy Court held that the Taylor Litigation against us is barred by the permanent injunction of the confirmed Chapter 11 plan.

In orders entered on June 9, 2008, the Bankruptcy Court mandated that the Taylor Group litigation against us be dismissed. On June 18, 2008, the Taylor Group filed a notice of appeal from these orders. The Taylor Group signed a pleading consenting to dismiss us from the Taylor Group litigation in Canada.  On June 27, 2008, we filed a notice of cross-appeal from the Bankruptcy Court’s orders denying our request for sanctions and our request to hold the Taylor Group in contempt of court for their failure to comply with the permanent injunction of the confirmed chapter 11 plan.  The Taylor Group’s appeal and our cross-appeal are have been dismissed as interlocutory by the Bankruptcy Appellate Panel for lack of jurisdiction.  On February 10, 2009, the Taylor Group filed a second motion to vacate the February 11, 2008 order granting summary judgment in our favor.    At a hearing on the Taylor Group’s second motion to vacate the February 11, 2008 summary judgment order on April 23, 2009, the Bankruptcy Court denied the Taylor Groups’ motion in its entirety.

In connection with a related adversary proceeding in the Bankruptcy Court, the Liquidation Trustee and the Taylor Group entered into a settlement agreement whereby, among other things, the Taylor Group agreed to withdraw virtually all of their claims as creditors and stockholders in the Mega C bankruptcy case, dismiss their appeals from the confirmation order and dismiss their appeal from the Settlement Agreement.    The Taylor Group’s appeals from the confirmation order and from the settlement agreement have now been dismissed.  The Ninth Circuit dismissed the appeal from the Settlement Agreement by a group identifying themselves as the “Unaffiliated Shareholders.” The Ninth Circuit awarded double costs on appeal to the Company.  The Unaffiliated Shareholders’ appeal from the Confirmation Order has also  been dismissed.  As a result, all appeals from the Settlement Agreement and the Confirmation Order have been resolved in the Company’s favor.

By virtue of the confirmed Chapter 11 plan, all of Mega C's right, title and interest, if any, in the technology was transferred to us. By virtue of the February 11, 2008 orders of the Bankruptcy Court, the Taylor Group has no interest or rights in the technology. By virtue of the April 14, 2009 order from the Ontario Superior Court, the Taylor Litigation has been dismissed against us.

Contingent Shares

We agreed to sell 1,000,000 shares of common stock to a foreign partnership, Mercatus & Partners Limited at a price of $2.50 per share as part of a group of comparable transactions where the purchaser planned to contribute a portfolio of small public company securities to a pair of offshore funds in exchange for fund units, and then use the fund units as security for bank financing that would be used to pay for the underlying securities. Contrary to the terms and conditions of our agreement, the foreign partnership was in possession of a stock certificate representing these 1,000,000 shares; however, completion of the transaction was contingent upon receipt of the proceeds from the foreign partnership, which were not received. The 1,000,000 shares were recovered on December 4, 2007 and forwarded to Continental Stock Transfer Agency for cancellation, which took place that same month.

In connection with the offering described above, four holders of warrants to purchase shares of our common stock agreed to exercise their warrants to purchase, in the aggregate, 301,700 shares of common stock (the “Incompletely Exercised Warrant Shares”) for the purpose of selling them to the foreign partnership in a transaction that was substantially similar to the one we entered into with the same foreign partnership. These shares were to be issued to the foreign partnership upon receipt of payment, which was in turn contingent upon the foreign partnership tendering the payment of the purchase price for these shares. Contrary to the terms and conditions of their agreements, the foreign partnership transferred the shares to two of its creditors who both hold the shares as holders-in-due-course.  We are pursuing the partnership and the custodians of the stock for the monetary value of the stock. We retained counsel to cause the parties who have possession of the Incompletely Exercised Warrant shares to return the shares absent payment and commenced litigation soon thereafter.

On or about March 24, 2009, we were awarded judgment by default against the partnership and an individual defendant for $1,499,100 plus accrued and unpaid interest thereon. The net result to the Company will be a cash infusion of approximately $1,000,000.  Like most judgments, there is no guarantee the Company will be able to fully collect on this amount.

Peter Roston Litigation

A prior Chief Financial Officer, Mr. Peter Roston, filed a lawsuit to recover the full amount of compensation and benefits that would have been paid to him through the initial term of his employment for alleged breaches in his employment agreement after he was discharged for cause by us in December 2006. We determined the range of potential loss to be CAD $250,000 to CAD $275,000.  Arbitration proceedings for this matter began in April 2008 and a settlement was reached in October 2008.  By agreement, the terms of the settlement are confidential, although the settlement amount is substantially below the range of potential losses and are not material to Axion’s financial position.

Cypress Avenue Partners, LLC

On May 8, 2008, Cypress Avenue Partners, LLC (“Cypress”), filed a complaint against us and several others in the United States District Court for the Northern District of California. The complaint alleges, among other things, that Cypress entered into a contract with us under which Cypress was to act as a finder and was entitled to certain remuneration which it was not paid. Cypress claims it is entitled to purchase 200,000 shares of our common stock and is owed $900,000, representing a five percent placement fee on the amount of $18 million which reflects the closing of all rounds of Quercus financing. We denied any obligation to pay the cash placement fee to Cypress under the terms of an October 2006 letter agreement between us and Cypress. We filed a Motion to Dismiss the Complaint on June 30, 2008. The Motion to Dismiss was granted by Order dated August 4, 2008, and Defendant’s Motion by Plaintiff to reconsider was denied on August 11, 2008.  The Cypress Avenue Partners, LLC litigation was settled on November 7, 2008, with the exchange of general releases and certain consideration, which is not deemed to be material.

MANAGEMENT

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the General Corporation Law of Delaware. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Our board of directors is divided into three classes of directors that serve for staggered three-year terms. Three of our current board members have been elected to serve for terms that expire on the date of our 2010 annual meeting; two have been elected to serve for terms that expire on the date of our 2011 annual meeting; and three have been elected to serve for terms that expire on the date of our 2009 annual meeting. The following table identifies our directors and specifies their respective ages and positions with our company.

Name	Age	Position

Thomas Granville	64	Chief Executive Officer, Director
Dr. Howard K. Schmidt	50	Director
Michael Kishinevsky	43	Director
Glenn Patterson	56	Director
Stanley A. Hirschman	62	Director
Dr. Igor Filipenko	45	Director
Robert G. Averill	69	Director
D. Walker Wainwright	58	Director

Executive officers.

The following table identifies our non-director executive officers and specifies their respective ages and positions with the Company.

Name	Age	Position

Dr. Edward Buiel	37	Vice President and Chief Technology Officer
Dr. Robert F. Nelson	69	Vice President, Manufacturing and Engineering
Donald T. Hillier	48	Chief Financial Officer

The following paragraphs provide summary biographical information furnished by our directors and non-director executive officers.

Directors

Igor Filipenko, M.D., 45, has served on our board of directors since February 2004. Dr. Filipenko was a founder of C&T, the original developer of the e3 Supercell technology (which we now refer to as PbC technology). In addition to his duties as president of C&T, Dr. Filipenko is a principal stockholder in a number of other enterprises, including Oledo Associated S.A., VIK Oil and TransYUG - group of international and Ukrainian companies that are engaged in petroleum refining and the import, export and trading of petroleum products, Oledo Development – retail development company, NefteGazStrah – medical insurance company, and Laser Plus - the net of ophthalmologic clinics in Ukraine. Dr. Filipenko is a 1986 graduate of Donetsk Medical University, Ukraine and a 2003 graduate of Donetsk Trade and Economic University, Ukraine.

Robert G. Averill, 69, has served on our board of directors since February 2004. Mr. Averill is retired and principally involved in personal investments. He served as a director of Implex Corp., a New Jersey based developer and manufacturer of orthopedic implants that he co-founded in 1991 and then sold to Zimmer Holdings, Inc. From 1978 to 1991, Mr. Averill held a variety of executive positions with Osteonics Corp., a developer and manufacturer of orthopedic implants that he co-founded in 1978 and then sold to Stryker Corporation. From 1971 to 1977, Mr. Averill served as a director and held a variety of executive positions with Meditech Inc., a developer and manufacturer of orthopedic implants that he co-founded in 1971 and sold to 3M Corporation in 1975. Mr. Averill holds 28 patents on a variety of orthopedic devices and materials, and he is the co-author of several publications in the field of orthopedics. Mr. Averill holds two degrees from the Newark College of Engineering (BS-mechanical engineering, 1962 and MS-engineering management, 1966).

 Thomas Granville, 64, has served on our board of directors since February 2004. Mr. Granville served as the chairman of our board of directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. Mr. Granville served as the president of a New York State elevator company that specialized in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville also served 15 years as treasurer and ten years as the president of the National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors, where his duties included labor negotiations for national contracts and oversight duties to a $2.3 billion national pension fund. Mr. Granville has also been a partner, or the general partner, of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Michael Kishinevsky, 43, is an independent director who has served on our board since 2005. Mr. Kishinevsky is a Canadian lawyer who had been principally engaged in the practice of corporate and commercial law from 1995 until 2005, with a particular emphasis on the needs of Toronto’s Russian speaking population. For five years Mr. Kishinevsky served as general legal counsel for C&T. Mr. Kishinevsky currently serves as a director of Sunrock Consulting Ltd., a company he co-founded in 1995, that specializes in the import and distribution of carbon black and synthetic rubber. He is also the president and director of SunBoss Chemicals Corp., a corporation specializing in chemical additives for the custom rubber mixing industry. Mr. Kishinevsky is a 1989 graduate of the University of Calgary (B.Sc. in Cellular, Molecular and Microbial Biology and B.Sc. in Psychology) and a 1993 graduate of the University of Ottawa Law School. Mr. Kishinevsky was called to the bar in the Ontario courts in 1995 and is a member of the Law Society of Upper Canada.

Howard K. Schmidt, Ph.D. , 50, is an independent director who has served on our board of directors since April, 2005. Dr. Schmidt is employed as a Senior Research Fellow in the Department of Chemical and Biomolecular Engineering at Rice University in Houston, Texas. Between September, 2003 and March, 2008, he was the Executive Director of the Carbon Nanotechnology Laboratory (the “CNL”) at Rice University. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technology, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989, went public in 1993, and recently changed its name to Applied Nanotech Holdings, Inc. Dr. Schmidt holds two degrees from Rice University (BS-Electrical Engineering, 1980 and Ph.D.-Chemistry, 1986).

Glenn Patterson, 56, was appointed to our board of directors in February 2003 and is currently elected to serve until our 2009 annual meeting.  He is currently president of HAP International Inc., an investment research and analysis company specializing in renewable energy.   Mr. Patterson, in addition to Axion Power International Inc., sits as a director on The Solar Venture and Shopoff Properties Trust Inc,  He is also active in community events and is a member of the advisory board for the Oregon Chapter of the Cystic Fibrosis Foundation.  Until November 2004, Mr. Patterson was the owner of and served as president of the Oregon Electric Group, an electrical power and technology services company based in Portland, Oregon. In September 2001, the Oregon Electric Group was sold to Montana-Dakota Resources, whose major subsidiaries includes electrical power generating, utility and distribution companies with operations in 40 states. Mr. Patterson graduated summa cum laude from Willamette University (BS-Economics) in 1975.

Stanley A. Hirschman, 62, was elected to our board of directors as an independent director at our 2006 annual meeting. Stan Hirschman is President of CPointe Associates, Inc., a Plano, Texas management consulting firm. He is President of Optex Systems Holdings, Inc. and a director of South Texas Oil, Datascension and former chairman of Mustang Software, Inc.  While at Mustang Software, Mr. Hirschman took a hands-on role in the planning and execution of the strategic initiative to increase stockholder value resulting in the successful acquisition of the company by Quintus Corporation.  Prior to establishing CPointe Associates, he was Vice President Operations, Software Etc., Inc., a 396 retail store software chain, from 1989 until 1996.  He has also held executive positions with T.J. Maxx, Gap Stores and Banana Republic. Mr. Hirschman is a member of the National Association of Corporate Directors, the KMPG Audit Committee Institute and is a graduate of the Harvard Business School Audit Committees in the New Era of Governance symposium.  He is active in community affairs and serves on the Advisory Board of the Salvation Army Adult Rehabilitation Centers.

D. Walker Wainwright, 58, is an independent director who was appointed to our board of directors on January 15, 2007. Mr. Wainwright was elected to fill a vacancy on our board of directors created by the resignation of John Petersen in January 2007 and is serving the remainder of Mr. Petersen’s term set to expire on the date of our 2009 annual meeting. He is the founder and chief executive of Wainwright & Co. LLC, an independent financial advisory firm and investment manager. The firm’s activities include the identification and assessment of hedge fund investments, the monitoring of these investments and the creation of proprietary hedge fund portfolios. In this respect, the firm works with investment management firms, not-for-profit organizations and family offices as an independent consultant to create client-specific solutions. Wainwright & Co. also researches and reviews private investments, including private equity funds, to assist in determining their suitability for specific accounts or portfolios. Hedge fund portfolios for which Mr. Wainwright serves as manager or advisor currently have an aggregate value of $200 million. The firm also provides corporate finance advice on a selective basis to individuals or corporate entities. Formerly a Managing Director in investment banking at Smith Barney, Inc. and at Kidder, Peabody & Co., Mr. Wainwright has over 30 years’ consulting, banking and investment banking experience. Having directed Kidder’s investment banking efforts in the Asia Pacific Region, he has extensive international experience and has lived in Australia and Lebanon. Mr. Wainwright began his career at Chemical Bank and, subsequently, Schroders. He is a graduate of Stanford University (A.B. – 1972) and of Columbia University (M.B.A. – 1976).

Executive Officers

Donald T. Hillier was appointed our Chief Financial Officer on June 18, 2008. Mr. Hillier, is a Certified Public Accountant (inactive status) with 24 years experience that encompasses “Big Four” accounting firms in Atlanta and Pittsburgh, as an entrepreneur providing financial consulting to enterprises ranging from early stage start up to Fortune 100 companies, and a chief financial officer and director of international operations for two companies prior to joining the Company. Mr. Hillier’s experience includes broad-based corporate finance including SEC reporting, mergers and acquisitions, capital formation and corporate taxation as well as starting and managing an international subsidiary in Sao Paulo, Brazil. Mr. Hillier has been a guest speaker in a variety of panel discussions. He earned his M.B.A. in corporate finance and international operations from Duquesne University in Pittsburgh, Pennsylvania in 2000 where he graduated with high honors. Before joining the Company, Mr. Hillier served through Resources Global Professionals, from 2003 to 2007, as an executive financial consultant to various companies including Belden, Inc., Curtiss Wright, Sony Corporation, Knova Software, HJ Heinz Company and Michael Baker Corporation providing leadership and consulting for merger transactions, Sarbanes-Oxley Act implementations, SEC reporting matters and international operations. During this time Mr. Hillier also provided Chief Financial Officer services to various small companies assisting with capital formation, strategic planning and operations management. From 2007 until May 2008, Mr. Hillier served as the Chief Financial Officer for The Continuous Learning Group, an international strategy and management consulting firm where he lead the finance department and provided strategic direction.

Dr. Edward Buiel, Ph.D. was appointed chief of R&D in September 2005. Before joining our Company, Dr. Buiel served for 3-1/2 years as project leader for the Energy Storage Group of Meadwestvaco Corporation, one of the largest producers of activated carbon in the world. In this position Dr. Buiel’s team focused on developing activated carbon materials for electrochemical applications including Lithiumion batteries, organic ultracapacitors, and asymmetric lead-carbon capacitors. His responsibilities included managing a USCAR-Advanced Battery Consortium project to develop activated carbon materials for hybrid electric vehicle energy storage systems and managing a joint program with Sandia National Laboratories to develop lead-carbon capacitors for grid-connected energy storage systems. Previously, Dr. Buiel worked for nine months as a senior software engineer for Vasocor, Inc. and for 2-1/2 years as a Senior Research Engineer for the Automotive Carbon Group of Meadwestvaco Corporation. Dr. Buiel is a 1994 graduate of Queen’s University, Kingston, Ontario, where he earned a Bachelor of Science in Engineering and Physics, and a 1998 graduate of Dalhousie University, Halifax, Nova Scotia, where he earned a Ph.D. in Physics and wrote his doctoral thesis on “The Development of Disordered Carbon Materials as Anode Materials for Li-ion Battery Applications.”

Dr. Robert F. Nelson, Ph.D. joined the Company as Vice President of Manufacturing Engineering in December 2007. Before joining Axion, Dr. Nelson worked for Firefly Energy, Inc. as a Technical Advisor and Senior Vice President of Engineering for 4-1/2 years. His primary function at Firefly was to implement the development and testing of VRLA cells and batteries. Before Firefly, Dr. Nelson was an independent consultant for six years, working with some 45 companies on materials and designs of VRLA batteries. Previous positions include three years at Bolder Technologies (1994-1997), three years at the International Lead Zinc Research Organization (where he organized and managed the Advanced Lead-Acid Research Organization, ALABC, from 1991 to 1994), one year at Portable Energy Products (a lead-acid startup company) and 13 years with Gates Energy Products, the innovator of VRLA technology. Over these 30 years, Dr. Nelson has five patents, has given invited presentations at some 35 international conferences and published 38 research papers in refereed journals. Before this, he spent 11 years in teaching and researching, lastly at the University of Georgia (1972-1977). Dr. Nelson is a 1963 graduate of Northwestern University with a B.A. in Chemistry (cum laude) and a 1967 graduate of the University of Kansas with a Ph.D. in Analytical Chemistry. During his academic career he gave presentations at over 30 international conferences and published more than 35 refereed papers dealing with organic electrochemistry.

Presiding Director

Our Chief Executive Officer, Thomas Granville, acts as the presiding director at meetings of our board of directors. In the event that Mr. Granville is unavailable to serve at a particular meeting, responsibility for the presiding director function will rotate among the chairmen of each of the committees of our board of directors.

Corporate Governance

Our board of directors believes that sound governance practices and policies provide an important framework to assist them in fulfilling their duty to stockholders. Our board of directors is working to adopt and implement many “best practices” in the area of corporate governance, including separate committees for the areas of audit and compensation, careful annual review of the independence of our Audit and Compensation Committee members, maintenance of a majority of independent directors, and written expectations of management and directors, among other things.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics, which has been distributed to all directors, officers, and employees and will be given to new employees at the time of hire. The Code of Business Conduct and Ethics contains a number of provisions that apply principally to our President, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Business Conduct and Ethics can be found under the “Investor Information” section of our website at www.axionpower.com. We intend to disclose any amendments or waivers of our Code of Business Conduct and Ethics on our website at www.axionpower.com.

Communications with the Board of Directors

Stockholders and other parties who are interested in communicating with members of our board of directors, either individually or as a group, may do so by writing to Thomas Granville, c/o Axion Power International, Inc, 3601 Clover Lane, New Castle, Pennsylvania, 16105. Mr. Granville will review all correspondence and forward to the appropriate members of the board of directors copies of all correspondence that, in the opinion of Mr. Granville, deals with the functions of the board of directors or its committees or that he otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters should be immediately brought to the attention of our audit committee and will be handled in accordance with procedures established by that committee.

Director Independence

Our board of directors has determined that six of our directors would meet the independence requirements of the American Stock Exchange if such standards applied to the Company. In the judgment of the board of directors, Dr. Filipenko  and Mr. Granville do not meet such independence standards. In reaching its conclusions, the board of directors considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the directors, including those discussed under the caption “Certain Relationships and Related Transactions.” Our board of directors determined that any relationships that exist or existed in the past between the Company and each of the independent directors were immaterial on the basis of the information set forth in the above-referenced sections.

Board Committees

The board of directors currently has three standing committees: the audit committee, the compensation committee, and the technology committee. These committees are responsible to the full board.

Audit Committee   – Our board of directors has created an audit committee that presently consists of Mr. Hirschman, Mr. Wainwright and Dr. Schmidt. Mr. Hirschman serves as chairman of the audit committee. All members have a basic understanding of finance and accounting, and are able to read and understand fundamental financial statements. The board of directors has determined that all members of the audit committee would meet the independence requirements of the American Stock Exchange if such standards applied to our company. Our board of directors has also determined that based on education and work history none of our current committee members meet the definition of an “Audit Committee Financial Expert” as defined in Item 407(d)(5)(ii) under Regulation S-K, promulgated under the Securities Exchange Act of 1934. The audit committee has the sole authority to appoint, review and discharge our independent registered public accounting firm. The audit committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and our system of internal controls, reports the results of their review to the full board of directors and to management, and recommends to the full board of directors that the our audited consolidated financial statements be included in our Annual Report on Form 10-K. Mr. Patterson, a former member of the audit committee, has been determined by our Board of Directors to no longer be an independent board member and has resigned from our audit committee, effective as of October 1, 2008, and Mr. Hirschman was designated as its Chairman as of the same date.

The audit committee met 14 times and took action by unanimous written consent 0 times during the year-ended December 31, 2008. The audit committee charter can be found on our website under About Axion; Corporate Governance:Committees, at www.axionpower.com.

Compensation Committee  – Our board of directors has created a compensation committee that presently consists of Messrs. Averill, Patterson, Kishinevsky and Wainwright. Mr. Averill serves as chairman of the compensation committee. The compensation committee exercises our board of director’s authority concerning compensation of the executive management team and non-employee directors and administers our stock-based incentive compensation plans. The compensation committee typically meets in separate sessions independently of board meetings. The compensation committee typically schedules telephone meetings as necessary to fulfill its duties. The chairman establishes meeting agendas after consultation with other committee members and Mr. Thomas Granville, our Chief Executive Officer. Subject to supervision by the full board of directors, the compensation committee administers our 2004 Incentive Stock Plan. Our Chief Executive Officer and other members of management regularly discuss our compensation issues with compensation committee members. Subject to compensation committee review, modification and approval, Mr. Granville typically makes recommendations respecting bonuses and equity incentive awards for the other members of the executive management team. The compensation committee establishes all bonus and equity incentive awards for Mr. Granville in consultation with other members of the management team.   Our board of directors has determined that two members of the compensation committee, Messrs. Kishinevsky and Wainwright, would meet the independence requirements of the American Stock Exchange if such standards were applied to us.

The compensation committee conducted two formal meetings during the year-ended December 31, 2008. In addition, the compensation committee met periodically and informally with our CEO throughout the year ended December 31, 2008. The compensation committee charter can be found on our website under “ About Axion;Corporate Governance; Committees,” at www.axionpower.com ..

 Technology Committee  – Our board of directors has created a technology committee that consists of Messrs. Averill and Granville. Mr. Averill serves as chairman of the technology committee. The technology committee provides board-level oversight, guidance and direction to our R&D staff, supervises the activities of our Technical Advisory Board, evaluates and makes recommendations with respect to the acquisition and licensing of complementary and competitive technologies and supervises the activities of our intellectual property lawyers.

The technology committee met 1 time during the year-ended December 31, 2008. In addition, the technology committee met periodically and informally with our CEO throughout the year ended December 31, 2008.

We have no nominating committee  – Given the relatively small size of our board of directors and the desire to involve the entire board of directors in nominating decisions, we have elected not to have a separate nominating committee, and the entire board of directors currently serves that function. With respect to director nominees, our board of directors will consider nominees recommended by stockholders that are submitted in accordance with our By-Laws. We do not have any specific minimum qualifications that our board believes must be met by a board recommended nominee for a position on our board of directors or any specific qualities or skills that our board believes are necessary for one or more of our directors to possess. We also do not have a specific process for identifying and evaluating nominees for director, including nominees recommended by security holders. The board has not paid fees to any third party to identify or evaluate potential board nominees.

SECTION 16(a) REPORTING COMPLIANCE DISCLOSURE

Section 16(a) of the Securities Exchange Act requires our directors, our executive officers, and any persons holding more than 10 percent of our common stock to file reports of their initial ownership of our common stock and any subsequent changes in that ownership with the SEC and us. Specific due dates for these reports have been established and we are required to disclose in this Proxy Statement any failure to file, or late filing, of such reports with respect to fiscal year 2008.

           To our knowledge, based solely on a review of the Section 16(a) reports furnished to us and written representations that no other reports were required to be filed pursuant to Section 16(a) and the related rules of the SEC, for transactions occurring in fiscal year 2008, our officers, directors and holders of more than 10% of our common stock filed all Section 16(a) reports on a timely basis, other than as described below.  For transactions occurring in fiscal year 2008, one or more Forms 4 (Statement of Changes of Beneficial Ownership) was inadvertently filed late for each of the following persons, as indicated: Mr. Thomas Granville, a member of our board of directors (one filing disclosing a total of one transaction); Dr. Howard K. Schmidt, a member of our board of directors (one filing disclosing a total of one transaction); Mr. D. Walker Wainwright, a member of our board of directors (one filing disclosing a total of one transaction); Mr. Michael Kishinevsky, a member of our board of directors (one filing disclosing a total of one transaction); Mr. Glenn Patterson, a member of our Board of Directors (four filings disclosing a total of four transactions); Dr. Filipenko, a member of our board of directors (four filings disclosing a total of four transactions); Mr. Robert Averill, a member of our board of directors (five filings disclosing a total of five transactions); Mr. Carr Conway, a former executive officer (two filings disclosing a total of two transactions); Mr. Donald Hillier an executive officer (one filing disclosing a total of one transaction); Dr. Edward Buiel an executive officer (one filing disclosing a total of one transaction); and The Quercus Trust, a person holding more than 10 percent of our common stock (three filings disclosing a total of three transactions).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by or paid to our Named Executive Officers with respect to the year ended December 31, 2008.  The Named Executive Officers are as shown. We did not have any non-equity incentive plans, pension plans or deferred compensation plans during the year ended December 31, 2008.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (3)	All Other Compensation ($) (4)	Total Compensation ($)
Thomas Granville CEO and Director (5)	2008	324,000	250,000		79,872	31,493	685,365
Thomas Granville CEO and Director (5)	2007	252,000				36,187	288,187
Edward Buiel Vice President and CTO	2008	180,000	125,000	141,500	95,436	16,920	558,856
Edward Buiel Vice President and CTO	2007	168,000				22,312	190,312
Donald Hillier CFO (6)	2008	86,538		166,500	179,244	10,274	442,556
Andrew C Conway, Jr CFO (7)	2008	92,308			20,625		112,933
Andrew C Conway, Jr CFO (7)	2007	66,450			37,356		103,806
Andrew C Conway, Jr Consultant (7)	2007	163,878					163,878
Robert Nelson VP Manufacturing Eng.	2008	132,000				16,582	148,582
Robert Nelson VP Manufacturing Eng.	2007	11,423		82,800	108,504		202,727

1. Salaries are presented as the contractual amount earned for the year, regardless of date of payment.

2. Discretionary bonuses are not made pursuant to any specific bonus plan.  Bonuses cited were awarded and paid in 2008.

3. Stock and option awards were granted pursuant to the individual employment contracts. Options are valued using the Black-Scholes-Merton option pricing model.

4. Other compensation includes Company perquisites relating to car allowances, use of company cars, accrued vacation payments, moving expenses with related gross-up, other earned compensation, as well as healthcare premiums paid under the group health plan.

5.   During 2008, $627,375 of the compensation reported to Mr. Granville was remitted to Gallagher Elevator Co. (Gallagher) pursuant to his 2005 employment contract.  Remaining payments were remitted directly to Mr. Granville through Payroll.  2007 other compensation for Mr. Granville has been corrected to reflect a $10,875 payment received but omitted in our past report. 100% of Mr. Granville's 2007 cash remuneration was remitted to Gallagher.  With respect to the total compensation for Mr. Granville as CEO, the total does not include living expenses while Mr. Granville was in New Castle for Company business reasons.

6.  Mr. Hillier joined the Company on June 19, 2008.  Salary and other compensation cited reflects the apportionment of these expenses based on his dates of service.

7. Andrew Conway performed consulting services for the Company before he accepted a position as CFO in 2007.  For the amounts reflected above as consulting fees, Andrew Conway received less than half of the amounts disclosed with the firm he was employed by receiving the balance of the consulting fees.  With respect to the total compensation for Andrew Conway as CFO, the total does not include travel and living expenses while Mr. Conway was in New Castle for Company business reasons.  Mr. Conway resigned from his position as our Chief Financial Officer in June 2008.

During 2008, we entered into executive employment agreements with Thomas Granville, Edward Buiel, and Donald Hillier. Amounts cited for Andrew Carr Conway, Jr. and Robert Nelson reflect commitments related to their 2007 executive employment agreements. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties.  The provisions of the individual agreements are summarized below:

•
Under the terms of his employment agreement effective June 2008, which has a term of two years, Mr. Granville receives an annual salary of $324,000, an annual car allowance of $9,000, a signing bonus of $250,000, bonuses as determined by the compensation committee, and a 5-year option to purchase 90,000 shares of our common stock at a price of $2.50 per share that vests over 24 months beginning in June 2008.

•
Under the terms of his employment agreement effective June 2008, which had a term of two years and a potential term extension to May 31, 2011, Mr. Buiel receives an annual salary of $180,000, an annual car allowance of $6,000, a signing bonus of $110,000 and a future extended term bonus of $50,000 if the executive is still in the employ of the Company on June 1, 2011, bonuses as determined by the compensation committee, and a 5-year option to purchase 100,000 shares of our common stock at a price of $2.50 per share with 50% cliff vesting on each of December 2009 & 2010 respectively.  Mr. Buiel also received 30,000 shares of the Company's common stock vesting during December 2009, and 50,000 shares of the Company's common stock to vest on June 15, 2011.

•
Under the terms of his employment agreement effective June 2008, which had a term of three years, Mr. Hillier receives an annual salary of $150,000, an annual car allowance of $9,000,  bonuses as determined by the compensation committee,  and a 5-year option to purchase 180,000 shares of our common stock at a price of $2.50 per share that vests over 36 months beginning in June 2008.  Mr. Hillier also received 90, 000 shares of the Company's common stock vesting with vesting to occur in equal 30,000 shares on the next 3 anniversary dates of his employment agreement.

•
Under the terms of his employment agreement effective August 2007, which had a term of six months, Mr. Conway received an annualized salary of $180,000, bonuses as determined by the compensation committee and an option to purchase 80,000 shares of our common stock at a price of $4.50 per share. 30,000 options vested with the execution of the contract, and the balance vest periodically over the remainder of the contract. The contract automatically renewed for an additional six month term. Mr. Conway resigned his position as our Chief Financial Officer on June 18, 2008, but remained as an employee of ours until July 4, 2008, at which time his employment agreement terminated..

•
Under the terms of his employment agreement effective December 2007, which has a term of two years, Dr. Nelson receives an annual salary of $132,000 and bonuses as determined by the compensation committee. In addition, Dr. Nelson receives an option to purchase 108,000 shares of our common stock at a price of $5.00 per share and 36,000 shares of restricted common stock, each that vest over three years from the effective date of his employment agreement.

We have no retirement plans or other similar arrangements for any directors, executive officers or employees.

Employment Agreements

We have entered into executive employment agreements with Thomas Granville, Edward Buiel, Andrew Carr Conway, Jr., Robert Nelson and Donald T. Hillier. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with us during their terms, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of us in the performance of his duties. The provisions of the individual agreements are summarized below:

1.
Thomas Granville. On June 23, 2008, we entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville will receive a monthly base salary of $27,000 for the period commencing June 1, 2008, and terminating May 31, 2010. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and our performance. In addition, on June 30, 2008 Mr. Granville received a signing bonus of $250,000, paid 50% within ten (10) days of the execution of the agreement and 50% upon receipt of the final $10,000,000 investment from the Quercus Trust. We also granted Mr. Granville an option to purchase 90,000 shares of our common stock at a price of $2.50 per share at a vesting rate of 3,750 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by our stockholders and our standard employee benefit programs.

2.
Donald T. Hillier.  On June 18, 2008, we entered into an Executive Employment Agreement with Donald T. Hillier as Chief Financial Officer.  Pursuant to this agreement, Mr. Hillier will receive a monthly base salary of $12,500 for the period commencing June 16, 2008, and terminating June 15, 2011.  Mr. Hillier's base salary is subject to review after six (6) months and then on an annual basis thereafter, and such salary is subject to renegotiation on the basis of Mr. Hillier's and our performance.  We also granted to Mr. Hillier 90,000 shares of common stock which will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011.  In addition, Mr. Hillier was granted an option to purchase 180,000 shares of common stock at a price of $2.50 per share at a vesting rate of 5,000 shares per month through the term of the agreement.  Mr. Hillier is eligible to participate in any executive compensation plans adopted by our Stockholders and our standard employee benefit programs.

3.
Edward Buiel, Ph.D. On June 23, 2008, we entered into an Executive Employment Agreement with Dr. Edward Buiel as Vice President and Chief Technology Officer. Pursuant to this agreement, Dr. Buiel will receive a monthly salary of $15,000 for the period commencing June 1, 2008 and terminating May 31, 2010. Dr. Buiel’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Dr. Buiel’s and our performance. In addition, Dr. Buiel received a signing bonus of $110,000, paid 90% within ten (10) days of the execution of the agreement and 10% upon June 30, 2008 upon receipt of the final $10,000,000 investment from the Quercus Trust. Also, if Dr. Buiel is still employed with us on June 1, 2011, he will receive a bonus of $50,000, notwithstanding any other bonus arrangement. We also reconfirmed Dr. Buiel’s option to purchase 100,000 shares of our common stock, which right had been previously granted in his prior Executive Employment Agreement dated December 29, 2006. These options are exercisable at a price of $3.75 per share and shall vest 50% on December 29, 2009 and 50% on December 29, 2010. In addition, Dr. Buiel was granted an option to purchase 100,000 shares of our common stock in recognition for the opportunity cost associated with the longer term of his new Executive Employment Agreement. These options are exercisable at a price of $2.50 per share and shall vest on May 31, 2011. Dr. Buiel is eligible to participate in any executive compensation plans adopted by our stockholders and our standard employee benefit programs. Certain of these equity awards were awarded under Dr. Buiel’s 2006 employment agreement and the terms of such awards have been incorporated into his new Executive Employment Agreement.

4.
Andrew C. Conway, Jr.  Under the terms of his employment agreement effective August 2007, which had an original term of six months, Mr. Conway receives an annualized salary of $180,000, bonuses as determined by the compensation committee and an option to purchase 80,000 shares of our common stock at a price of $4.50 per share. 30,000 options vested with the execution of the contract, and the balance vest periodically over the remainder of the contract. The contract automatically renewed for an additional six month term ending August 31, 2008. Mr. Conway resigned his position as our Chief Financial Officer on June 18, 2008, but remained as an employee of ours until July 4, 2008, at which time his employment agreement terminated.

5.
Dr. Robert F. Nelson. Under the terms of his employment agreement effective December 2007, which has a term of two years, Dr. Nelson receives an annual salary of $132,000 and bonuses as determined by the compensation committee. In addition, Dr. Nelson receives an option to purchase 108,000 shares of our common stock at a price of $5.00 per share and 36,000 shares of restricted common stock, each that vest over three years from the effective date of his employment agreement.

We have no retirement plans or other similar arrangements for any directors, executive officers or employees.

Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards					Stock Awards
	Non-Plan		Equity Incentive Plan Awards					Equity Incentive Plan Awards
	Number of shares underlying unexercised options					Number	Market Value	# Shares	Market Value
Name	# Exercisable	# Unexercisable	Unearned	Exercise Price	Expiration Date	Shares or units of stock that have not vested		Unearned shares, units, or other rights not vested		Footnotes
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Granville, Tom	2,200	0		$5.60	2/2/2009					Director's plan award

Granville, Tom	180,000	0		$2.50	varies through 4/30/12					Issued pursuant to April 2005 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Granville, Tom	500,000	0		$6.00	2/10/2009					Non-Plan Performance-based award granted by the Compensation Committee Feb 2006

Granville, Tom	26,250	63,750		$2.50	varies through 06/15/15					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Buiel, Edward	90,000	0		$4.00	varies through 8/31/13					Issued pursuant to Sept 2005 Executive Employment Agreement. Options expire 5 years after monthly vest date

Buiel, Edward								250,000	$937,500	Restricted Stock Grant issued pursuant to Dec 2006 Executive Employment Agreement - Lump sum Vesting Date 12/29/2009

Buiel, Edward	35,000	0		$6.00	2/10/2009					Non-Plan Performance-based award granted by the Compensation Committee Feb 2006

Buiel, Edward	0	50,000		$3.75	12/29/2015					Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2009

Buiel, Edward	0	50,000		$3.75	12/29/2016					Options issued pursuant to Dec 2006 Executive Employment Agreement. Lump sum vesting date - 12/29/2010

Buiel, Edward	0	100,000		$2.50	05/31/2016					Issued pursuant to June 2008 Executive Employment Agreement. Lump sum vesting date - 05/31/2011

Buiel, Edward								30,000	$51,000	Restricted Stock Grant issued pursuant to June 2008 Executive Employment Agreement - Lump sum Vesting Date 12/29/2009

Buiel, Edward								50,000	$90,500	Restricted Stock Grant issued pursuant to June 2008 Executive Employment Agreement - Lump sum Vesting Date 05/31/2011

Hillier, Don								90,000	$166,500	Restricted Stock Grant issued pursuant to June 2008 Executive Employment Agreement - Vesting 1/3 per year through 06/16/2011

Hillier, Don	30,000	150,000		$2.50	varies through 06/15/16					Issued pursuant to June 2008 Executive Employment Agreement. Options Expire 5 years after monthly vest date

Conway, Andrew Carr Jr.	80,000	0		$4.50	varies through 2/28/2010					Options issued pursuant to Aug 2007 Executive Employment Agreement. Vesting monthly through Feb 29, 2008

Conway, Andrew Carr Jr.	40,000	0		$4.50	varies through 6/30/2010					Options issued pursuant to Aug 2007 Executive Employment Agreement. Vesting monthly through June 30, 2008

Nelson, Robert	58,500	49,500		$5.00	varies through 12/01/2015					Options issued pursuant to Dec 2007 Executive Employment Agreement. Vesting monthly through Dec 1, 2010

Nelson, Robert								23,000	$52.900	Restricted Stock Grant issued pursuant to Dec 2007 Executive Employment Agreement - Vest monthly through Dec 2010

Nonqualified deferred compensation

We had no non-qualified deferred compensation plans during year ended December 31, 2008.

Post-Termination Compensation

We have not entered into change in control agreements with any of our named executive officers or other members of the executive management team, although our employment agreements with certain members of management do call for immediate vesting of options upon a 50% change in control. No awards of equity incentives under our 2004 Incentive Stock Plan or awards of options under our 2004 Outside Directors Stock Option Plan provide for immediate vesting upon a change in control other than a restricted stock grant of 36,000 shares issued to Robert Nelson. However, the compensation committee has the full and exclusive power to interpret the plans, including the power to accelerate the vesting of outstanding, unvested awards.  A “change in control” is generally defined as (1) the acquisition by any person of 30% or more of the combined voting power of our outstanding securities or (2) the occurrence of a transaction requiring stockholder approval and involving the sale of all or substantially all of our assets or the merger of us with or into another corporation.

Director Compensation

The following table provides information regarding compensation paid to non-employee directors for services rendered during the year ended December 31, 2008.

	Fees
	Earned or		Option	Non-Equity	Nonqualified
	Paid in	Stock	Awards	Incentive Plan	Deferred	All Other
	Cash ($)	Awards	($)	Compensation	Compensation	Compensation
Name	(1)	($)	(3)	($)	Earnings	($)	Total ($)
Thomas Granville	(2)
Dr. Igor Filipenko	0		32,126				32,126
Robert G. Averill	43,500		32,126				75,626
Dr. Howard K. Schmidt	50,500		32,126				82,626
Michael Kishinevsky	34,000		32,126				66,126
Glenn Patterson	47,000						47,000
Stanley A. Hirschman	44,250						44,250
D. Walker Wainwright	38,000						38,000

1. Fees are presented based on the amount earned.

2.  Mr. Granville received no compensation during 2008 for his service as a Director, as he served as our CEO during that time period.  For a summary of the compensation received by him as CEO during 2008, see Executive Compensation Table above on p. 41.

3. Five directors were reelected to serve on the Board of Directors at the Annual Meeting held on November 12. 2008.  With the exception of Mr. Granville, the four directors reelected received 43,500  five-year options with an exercise price of $1.38 per share, pursuant to the 2004 Outside Directors Stock Option Plan. The options granted shall vest at the rate of 14,500 per year commencing on the date of the Company's annual meeting, so long as the director serves as a member of the board on the date of such meeting. The options are valued using the Black-Scholes-Merton option pricing model.

 The members of our board of directors are actively involved in various aspects of our business ranging from relatively narrow board oversight functions to providing hands-on guidance to our executives and scientific staff with respect to matters within their personal experience and expertise. We believe that the active involvement of all directors in our principal business and policy decisions increases our board of directors’ understanding of our needs and improves the overall quality of our management decisions. In recognition of the substantial time and personal effort that we require from our directors, we have adopted director compensation policies that provide for higher director compensation than is typically found in companies at our early stage of development.

Only nonmanagement directors are compensated separately for service as members of our board of directors. Each of our nonmanagement directors received the following components of compensation for the period January 1, 2008 through December 31, 2008:

•	A basic annual retainer of $25,000 for service as a director;

•	A supplemental retainer of $6,000 for service as chairman of any committee;

•	A supplemental annual retainer of $3,000 for service as a committee member;

•	A meeting fee of $1,500 per day for each board or committee meeting attended in person or $500 for each board or committee meeting attended by telephone; and

•	Reimbursement for all reasonable travel, meals and lodging costs incurred on our behalf.

At our 2004 annual meeting, our stockholders ratified a stock option plan for independent directors that authorized the issuance of options to purchase $20,000 of our common stock for each year of service as a director. At our 2005 annual meeting, the number of shares reserved for issuance under the outside directors’ stock option plan was increased to 500,000.

For the years ended December 31, 2008, 2007, 2006, 2005 and 2004, we issued, 179,555, 0, 60,000, 70,000 and 54,000, options pursuant to our directors’ stock option plan, respectively. Of this total, no options were exercised during the year ended December 31, 2008, 125,590 options are currently vested and exercisable at a weighted average price of $2.99 per share and 194,000 options are unvested and will be exercisable at a weighted average price of $1.44 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

On May 7, 2009, we had 26,420,437 shares of common stock, 137,500 shares of Senior Preferred Stock and 718,997 shares of Series A Preferred Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our securities as of May 7, 2009, for (i) each of our directors and executive officers; (ii) all of our directors and executive officers as a group; and (iii) each person who we know beneficially owns more than 5% of our common stock.

Beneficial ownership data in the table has been calculated based on the Commission rules that require us to identify all securities that are exercisable for or convertible into shares of our common stock within 60 days of May 7,, 2009 and treat the underlying stock as outstanding for the purpose of computing the percentage of ownership of the holder.

Except as indicated by the footnotes following the table, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all capital stock held by that person. The address of each named executive officer and director, unless indicated otherwise by footnote, is c/o Axion Power International, Inc. 3601 Clover Lane, New Castle PA 16105.

	Common Stock	Preferred Conversion (1)	Warrant & Options (2)	Combined Ownership	Percentage * Less than 1%
Quercus Trust 1835 Newport Blvd A109 – PMB 467 Cosa Mesa, CA 92627	8,571,429	-	10,000,000	18,571,429	51.0%

Trust for the Benefit of the Shareholders of Mega-C Power Corp c/o Mark Dolan 1277 Bayshore Blvd, Dunedin, FL 34698	3,755,500	-	-	3,755,500	14.2%

Fursa Master Global Event Driven Fund LP 200 Park Avenue, 54th Floor New York, NY 10166 William F. Harley III	-	2,220,694	-	2,220,694	7.8%

Merriman Curhan Ford 600 California St, 9th Floor San Francisco CA 94108	-	-	1,485,714	1,485,714	5.3%

Directors and Named Executive Officers:

Averill, Robert	1,456,358	1,769,135	1,095,832	4,321,325	14.8%

Patterson Glenn	1,119,841	1,364,992	589,145	3,073,978	10.8%

Filipenko, Igor	785,900	352,157	83,459	1,221,516	4.6%

Granville, Tom	421,300	222,069	228,750	872,119	4.6%

Buiel, Edward	31,000	-	115,000	146,000	*

Hillier, Donald	-	-	60,000	60,000	*

Conway Carr	-	-	120,000	120,000	*

Wainwright, Walker	-	-	45,555	45,555	*

Schmidt, Howard	-	-	23,000	23,000	*

Hirschman, Stan	-	-	20,000	20,000	*

Nelson , Robert	18,000	-	85,500	103,500	*

Kishinevsky, Michael	-	-	15,000	15,000	*
Directors and officers as a group (12 persons)	3,832,399	3,708,353	2,481,241	10,021,993	32.0%

(1)	Represents shares of common stock issuable upon conversion of preferred stock held by the stockholder.
(2)	Represents shares of common stock issuable upon exercise of warrants and options held by the stockholder that are presently exercisable or will become exercisable within 60 days.
(3)
Includes 996,129 shares held by Dr. Igor Filipenko and 225,387 shares held by his wife, including 175,000 shares of common stock and 50,387 shares issuable upon the conversion of 6,100 shares of preferred stock.

(4)	The trustees of The Quercus Trust are Mr. David Gelbaum and Ms. Monica Chavez Gelbaum, each with shared voting and dispositive power over the shares held by this trust.
(5)	Mr. Mark Dolan is the current trustee of the Trust for the Benefit of the Stockholders of Mega-C Power Corporation with sole voting and dispositive power over the shares held by this trust.
(6)	Mr. William F. Harley, III is the Chief Investment Manager for Fursa Global Event Driven Fund, and in this capacity, he has sole voting and dispositive power over the shares held by Fursa.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with directors

Dr. Igor Filipenko—financing transactions. In December 2007 Dr. Filipenko entered into one of the Bridge Loans with the Company in the original principal amount of $207,000 with an initial maturity date of March 2008.  This Bridge Loan earned interest at a rate of 14%, origination fees of $18,000 over a 3 month period, and 7,661 warrants as referenced above in our discussion of the Bridge Loans. The $225,000 Bridge Loan had an initial maturity date of March 2008.  On March 31, 2008 and then again on April 30, 2008, we sent notice to Mr. Filipenko of our intention to extend the loan until April 30, 2008, and May 31, 2008 respectively. The extension entitled Mr. Filipenko to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Filipenko earned interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 4,573 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions.  During 2008 Dr. Filipenko earned an additional 9,148 five-year warrants at an exercise price of $2.35 per share. On June 30, 2008 we paid Dr .Filipenko the $252,769 balance due from our indebtedness under this Bridge Loan.

Robert Averill—financing transactions-2007. In December 2007, Mr. Averill entered into one of the Bridge Loans with the Company in the original principal amount of $1,656,000 with an initial maturity date of March 2008.  This Bridge Loan earned interest at a rate of 14%, origination fees of $8,000 (on each $100,000) over a 4 month period, and the 61,290 warrants as referenced above in our discussion of the Bridge Loans. This Bridge Loan had an initial maturity date of March 2008. On March 31, 2008 and then again on April 30, 2008, we sent notice to Mr. Averill of our intention to extend the Bridge Loan until April 30, 2008, and May 31, 2008 respectively. The extension entitled Mr. Averill to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Averill earned interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 38,286 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under the Bridge Loan, during 2008 Mr. Averill earned an additional 457,542 five-year warrants at an exercise price of $2.35 per share. On July 1, 2008, we repaid the $1,235,028 balance due under this Bridge Loan after Mr. Averill converted $800,000 of this Bridge Loan into 380,952 shares of our common stock pursuant to the terms of the Bridge Loan agreement.

Glenn Patterson—financing transactions. In December 2007, Mr. Patterson entered into a Bridge Loan with  the Company in the original principal amount of $92,000 with an initial maturity date of March 2008.  This Bridge Loan earned interest at 14% per annum, origination fees of $8,000 over 3 ½ months, and 3,405 five-year warrants at an exercise price of $2.35 per share. On March 31, 2008 and then again on April 30, 2008, we sent notice to Mr. Patterson of our intention to extend the Bridge Loan until April 30, 2008, and May 31, 2008 respectively. The extension entitled Mr. Patterson to earn an extension fee of 1% of the original loan on each extension date. With the March 31, 2008 extension, Mr. Patterson earned interest on principal plus interest accrued through the extension date, at an annual rate of 15%. The April extension increased the annual interest rate to 16%. 2,127 warrants exercisable at $2.35 until December 31, 2012 are included with these two extensions. Under the Bridge Loan, during 2008 Mr. Patterson earned an additional 4,627 five-year warrants at an exercise price of $2.35 per share. On May 29, 2008, we repaid the $104,770 balance due under this Bridge Loan after Mr. Patterson converted $4,200 of this Bridge Loan into 2,000 shares of our common stock pursuant to the terms of the Bridge Loan agreement.

Transactions with Executive Management

See the “Executive Compensation” section for a discussion of the material elements of compensation awarded to, earned by or paid to our named executive officers. Other than as stated in the “Executive Compensation” section, we have not entered into any transactions with executive management.

THE SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

This prospectus covers 3,421,036 shares of common stock held by the Selling Stockholders pursuant to the registration obligations of the Securities Purchase Agreement and the Settlement Agreement in order to permit the resale of these shares of common stock by the Selling Stockholders from time to time after the date of this prospectus. After completion of the offering, Quercus will hold 15,938,729 shares of our common stock, either out right or upon the exercise of its warrants and the Mega-C Trust will hold 3,652,166 shares of our common stock. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of common stock covered by this prospectus. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

Name of Selling Stockholder	Amount beneficially owned by Selling Stockholder	Amount to be offered to Selling Stockholder’s Account		Amount to be beneficially owned following completion of offering	Percent to be beneficially owned following completion of the offering
The Quercus Trust(1)	18,571,429	2,632,700	(3)	15,938,729	45.6%
Second Amended Stockholders Trust of Mega-C Corporation(2)	4,440,502	788,336	(4)	3,652,166	10.4%

(1)	David Gelbaum and Monica Chavez Gelbaum are the trustees of The Quercus Trust, each with shared voting power over the shares held by this trust.
(2)	Mark Dolan is the current trustee of the Mega-C Trust with sole voting power over the shares held by this trust.
(3)	Includes 2,097,35 shares previously registered under Registration Statement No. 333-150901 and 534,865 shares to be registered under Registration Statement No. 333-[_____].
(4)	Includes 685,002 shares previously registered under Registration Statement No. 333-150901 and 103,334 shares to be registered under Registration Statement No. 333-[_____].

Each of the Selling Stockholders may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	to purchasers directly;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from such stockholders or from the purchasers of the securities for whom they may act as agent;

•	by the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may effect distribution of the shares or interests in such securities;

•	to purchasers by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•	in a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate a transaction;

•	through an exchange distribution in accordance with the rules of the exchange or in transactions in the over-the-counter market;

•	pursuant to Rule 144; or

•	in any other manner not proscribed by law.

If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. If the Selling Stockholders enter into an agreement to sell its shares to a broker-dealer and such broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part for the purpose of updating this disclosure with respect to such broker-dealer and its related plan of distribution. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act.

We have advised the Selling Stockholders that under current interpretations they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date on which this registration statement shall have been declared effective by the Commission. If the Selling Stockholders use this prospectus for any sale of our common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have also agreed to indemnify Quercus against liabilities, including some liabilities under the Securities Act. In accordance with the Securities Purchase Agreement, Quercus will be entitled to contribution. We may be indemnified by Quercus against civil liabilities, including liabilities under the Securities Act, which may arise from any written information furnished to us by Quercus specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

There can be no assurance that the Selling Stockholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Our common stock is quoted on the OTCBB.

DESCRIPTION OF SECURITIES

General

Our amended and restated certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock and 12,500,000 shares of preferred stock. We have designated 1,000,000 shares of our authorized preferred stock as Senior Preferred Stock, and 2,000,000 shares designated as Series A Preferred Stock. We have 26,420,437 common shares and 856,497 shares of preferred stock outstanding. Outstanding warrants, vested options, and convertible rights entitle the holders to purchase 25,247,263 additional shares of common stock.

Within the limits established by our amended and restated of incorporation, our board of directors has the power at any time and without stockholder approval to issue shares of our authorized common stock or preferred stock for cash, to acquire property or for any other purpose that the board of directors believes is in the best interests of our company. Our stockholders have no pre-emptive rights and any decision to issue additional shares of common stock or preferred stock will reduce the percentage ownership of our current stockholders and could dilute our net tangible book value.

Our board of directors has the power to establish the designation, rights and preferences of any preferred stock we issue in the future. Accordingly, our board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Subject to the directors’ duty to act in the best interest of our company, shares of preferred stock can be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult.

The following summary of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our by-laws, each of which are included as exhibits to the registration statement of which this prospectus forms a part and by the provisions of applicable law.

Common Stock

Our common stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect the entire board of directors. The holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, our common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of common stock have no preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

The Mega-C Trust holds 4,440,502 shares of our common stock. Under the original trust agreement, the trustee of the Mega-C Trust was required to vote the trust shares proportionally with the votes cast by our other stockholders. Under the settlement agreement and the reorganization plan, the Mega-C Trust and a liquidation trust for Mega-C will have the right to vote the number of shares that is equal to the lesser of the number of shares held by them, or the number of shares held by APC’s founders and their spouses and dependents. At the date of this prospectus, the Mega-C Trust and the liquidation trust would be entitled to cast up to 4,440,502 votes at a meeting of stockholders and may have substantial influence over the outcome of any stockholder vote.

Senior Preferred Stock

Our board of directors has designated 1,000,000 shares of our authorized preferred stock as Senior Preferred Stock and a total of 137,500 shares are outstanding at the date of this prospectus. We are not authorized to issue any additional shares of Senior Preferred Stock. So long as any Senior Preferred Stock is outstanding, we cannot (1) issue any series of stock having rights senior to or on parity with the Senior Preferred Stock;(2) amend, alter or repeal any provision of our amended and restated of incorporation or by-laws to adversely affect the preferences, qualifications, limitations or restrictions of the Senior Preferred Stock; or (3) effect a reclassification of the Senior Preferred Stock without the consent of the holders of a two-thirds majority of the outstanding shares of Senior Preferred Stock.

Holders of Senior Preferred Stock are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve our available resources, we will not pay cash dividends on the Senior Preferred Stock in any quarter where our company reports a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the Senior Preferred Stock.

The Senior Preferred Stock had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within ten days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the stated value of our Senior Preferred Stock at the end of each quarter through March 31, 2009.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value

31-Mar-06	$10.86	30-Sep-07	$12.23

30-Jun-06	$11.07	31-Dec-07	$12.47

30-Sep-06	$11.29	31-Mar-08	$12.72

31-Dec-06	$11.52	30-Jun-08	$12.97

31-Mar-07	$11.75	31-Dec-08	$13.50

30-Jun-07	$11.99	31-Mar-09	$13.77

Holders of Senior Preferred Stock have the right to convert their shares into common stock at any time. The adjusted conversion price is presently $1.68 per share. As a result, of the cumulative stated value and conversion price reductions, each share of senior preferred is presently convertible into 8.26 shares of common stock.

The conversion price of the Senior Preferred Stock will be subject to further adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than current market price. No adjustment in the conversion price will be required to be made until cumulative adjustments equal at least $0.05 per share of common stock; however, any adjustments that are not made will be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

In connection with the election of directors, the holders of Senior Preferred Stock will have the right to vote as a separate class to elect one member of our board of directors. With respect to all other matters submitted for a stockholder vote other than the election of directors and matters that specifically require class voting under Delaware law, the holders of Senior Preferred Stock will be entitled to cast the number of votes equal to the number of shares of common stock into which the Senior Preferred Stock could then be converted.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of Senior Preferred Stock at least 15 days notice of such decrease.

No fractional shares of common stock will be issued upon conversion of the Senior Preferred Stock, but in lieu thereof, we will pay an appropriate amount in cash based on the reported last sale price for the shares of common stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued and declared dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the Senior Preferred Stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

If the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of Senior Preferred Stock for cash according to the following schedule:

•	if the market price exceeds $6.00 per share, we will be entitled to redeem 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	if the market price exceeds $7.00 per share, we will be entitled to redeem another 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	if the market price exceeds $8.00 per share, we will be entitled to redeem another 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights;

•	if the market price exceeds $9.00 per share, we will be entitled to redeem another 20% of the Senior Preferred Stock for the stated value unless the holders exercise their conversion rights; and

•	if the market price exceeds $10.00 per share, we will be entitled to redeem the final 20% of the Senior Preferred Stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of Senior Preferred Stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of Senior Preferred Stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of Senior Preferred Stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the Senior Preferred Stock.

In the event of any liquidation, dissolution or winding up of our company, holders of Senior Preferred Stock are entitled to a liquidation preference equal to the stated value of the Senior Preferred Stock on the payment date before any payment or distribution is made to the holders of common stock. The holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Series A Preferred Stock

Authorization. On October 18, 2006, our board of directors authorized a new series of preferred stock consisting of up to 2,000,000 shares to be designated Series A Preferred Stock and a total of 718,997 shares are outstanding at the date of this prospectus. No more than 1,000,000 shares may be sold for cash and the remaining shares must be reserved for (i) issuance upon exercise of the conversion rights of holders of our secured and unsecured short-term debt, and (ii) to pay in-kind dividends on the Series A Preferred Stock. So long as any Series A Preferred Stock is outstanding, we are prohibited from issuing any series of stock having rights senior to or on parity with the Series A Preferred Stock without the approval of the holders of two-thirds of the outstanding Preferred Stock. The holders of Series A Preferred Stock have no preemptive rights with respect to any other securities of our company.

Stated Value. The Series A Preferred Stock has a stated value of $10.00 per share.  Accrued dividends that are not paid in cash within ten days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the stated value of our Senior Preferred Stock at the end of each quarter through March 31, 2009.

Quarter Ended	Adjusted Stated Value

31-Mar-08	$12.61

30-Jun-08	$12.93

30-Sep-08	$13.25

31-Dec-08	$13.58

31-Mar-09	$13.92

Dividends. Holders of shares of Series A Preferred Stock will receive dividends at the annual rate of 10% of the stated value of the Series A Preferred Stock; provided that if we are delinquent in our Commission reports on any dividend payment date, the required dividend will be calculated at an annual rate of 20% for that dividend period only. Such dividends shall be payable in equal quarterly payments on the last day of March, June, September and December of each year commencing December 31, 2006, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends will accrue and be cumulative from the date of issuance of the Series A Preferred Stock until paid in full. When dividends are declared by the board of directors, each holder of Series A Preferred Stock will have the option, for a period of ten days from the dividend declaration date, to elect to receive his dividend in cash or in fully-paid shares of Series A Preferred Stock which will be valued at $10 per share for dividend payment purposes.

Liquidation Rights . In the event of any liquidation, dissolution or winding up of our company, holders of shares of Series A Preferred Stock are entitled to receive the liquidation preference of $10 per share plus accrued dividends before any payment or distribution is made to the holders of common stock. After payment in full of the liquidation preference of the shares of the Series A Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by our company.

Voting Rights . With respect to all matters submitted for a stockholder vote other than matters that specifically require class voting under Delaware law, the holders of the Series A Preferred Stock will be entitled to cast the number of votes equal to the number of shares of common stock into which such shares of Series A Preferred Stock could be converted on the record date. So long as any Series A Preferred Stock is outstanding, we may not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares, voting separately as a class, (1) amend, alter or repeal any provision of the amended and restated of incorporation or bylaws so as to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (2) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series, ranking senior to the Series A Preferred Stock as to dividends, redemption or upon liquidation, dissolution or winding up of the Company or (3) effect any reclassification of the Preferred Stock.

Optional Conversion . Holders of the Series A Preferred Stock have the right to convert shares of Series A Preferred Stock into shares of our common stock. The conversion price is $1.25 per share. The conversion price will be subject to adjustment for certain events, including: sales of common stock at a price that is less than the then current conversion price; share dividends on our common stock; subdivisions or combinations of our common stock; and the issuance of certain rights or warrants to holders of our common stock that permit them to subscribe for or purchase shares of our common stock at a price less than the conversion price of the Series A Preferred Stock then in effect. No adjustment in the conversion price will be required to be made until cumulative adjustments equal at least $.05 per share of common stock; however, any adjustments that are not made shall be carried forward. All conversion price adjustment calculations shall be made to the nearest cent.

We may from time to time decrease the conversion price by any amount for any period of at least 20 days, in which case we will give each holder of Series A Preferred Stock at least 15 days’ notice of such decrease.

No fractional shares of common stock will be issued upon conversion, but, in lieu thereof, an appropriate amount will be paid in cash by the Company based on the reported last sale price for the shares of common stock on the business day prior to the date of conversion.

In connection with any optional conversion, all accrued dividends through the end of the calendar quarter in which the conversion is effected will be added to the conversion value. If the Series A Preferred Stock is called for redemption, the conversion right shall terminate at the close of business on the redemption date.

Registration of Underlying Common Stock.   Under the Settlement Agreement, we are obligated to register approximately3,755,500 shares of our common stock held by the Trustee for the Mega-C Trust and approximately 750,000 shares held by the trustee for the Liquidation Trust, upon a written request from either party (the “Demand Registration Shares”). In addition, we have outstanding obligations to register 1,135,717 shares of common stock underlying our Senior Preferred Stock, outstanding obligations to register 8,069,334 shares of common stock underlying our Series A Preferred Stock, and outstanding obligations to register an additional 14,128,772 shares of common stock issuable upon the exercise of certain of our outstanding warrants (the “Contractual Registration Shares”). We are currently in breach of our obligations to register the Contractual Registration Shares, and we are not including any of Contractual Registration Shares in this offering. There are no liquidated damages stipulated for our failure to register the Contractual Registration Shares; however, the holders of the Contractual Registration Shares may still elect to pursue remedies against the Company for our failure to meet these registration obligations.

The underlying agreements generally require our company to pay the fees and expenses we incur in connection with the registration and to indemnify the holders of shares against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact made by our company. Likewise, each holder whose securities are included in such registration will be required to indemnify our company against losses, claims, damages, liabilities or expenses that arise out of or are based upon any untrue statement (or alleged untrue statement) of a material fact that is made in reliance upon information provided by the holder.

A substantial increase in the supply of freely transferable shares may depress the market price of our stock. If the holders of our stock were to offer a substantial number of shares for sale at or about the same time, the price decline would probably be dramatic. The availability of a large supply of freely transferable shares might also make it more difficult for us to sell common stock in the future or reduce the price at which we could sell our shares.

Upon our registration of the shares of common stock underlying the shares of our Senior Preferred Stock and Series A Preferred Stock, we are further obligated to use all reasonable efforts to maintain the effectiveness of such registration statements for a period of eighteen months and twenty four months, respectively. If we decide to file a registration statement under the Securities Act for a proposed public offering of common stock by our company, then the holders of our Senior Preferred Stock and our Series A Preferred Stock, will be afforded a reasonable opportunity to participate in that public offering as selling stockholders. In connection with any such piggy-back registration, the holders of our Senior Preferred Stock and our Series A Preferred Stock shall, if requested in writing by the managing underwriter or underwriters in an underwritten offering, agree not to effect any other public sale or distribution of our common stock, including a sale pursuant to the Rule 144 (except as part of such underwritten registration), during the seven-day period prior to, and during the 90-day period following, the effective date of underwritten registration.

Redemption. After we have registered the common stock issuable upon conversion of the Series A Preferred Stock under the Securities Act, if the market price of our common stock exceeds certain price thresholds for at least 30 trading days within any period of 45 consecutive trading days, we will have the right to redeem unconverted shares of Series A Preferred Stock for cash according to the following schedule:

• If the market price of our common stock exceeds $5.00 per share, we will be entitled to redeem 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights;

•If the market price of our common stock exceeds $7.50 per share, we will be entitled to redeem another 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights;

• If the market price of our common stock exceeds $10.00 per share, we will be entitled to redeem another 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights;

• If the market price of our common stock exceeds $12.50 per share, we will be entitled to redeem another 20% of the Series A Preferred Stock for the stated value unless the holders exercise their conversion rights; and

• If the market price of our common stock exceeds $15.00 per share, we will be entitled to redeem the final 20% of the Series A Preferred Stock for cash unless the holders exercise their conversion rights.

In connection with any proposed redemption of Series A Preferred Stock, we will give each holder not less than 30 days notice of our intention to redeem a portion of his shares. The notice will state the redemption date, the number of shares of Series A Preferred Stock to be redeemed, the amount payable in connection with the redemption and the number of shares of common stock that will be issued to the holder if he chooses to exercise his conversion rights prior to the redemption date. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, we will select those to be redeemed pro rata or by lot. After the redemption date, unless we fail to pay the redemption price, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption and all conversion rights of the holders of those shares will terminate, except the right to receive the redemption price without interest. There is no mandatory redemption or sinking fund obligation with respect to the Series A Preferred Stock.

Warrants

At the date of this prospectus, we have 14,128,772 outstanding warrants that represent potential future cash proceeds to our company of $41,115,303. The warrants are divided into four classes that are presently exercisable and expire at various times over the next 60 months. The following table summarizes the number of warrants in each class, the anticipated proceeds from the exercise of each class, and the expiration date of each class.

Warrant	Number of	Exercise	Anticipated	Expiration
Series	Warrants	Price	Proceeds	Date
Freestanding Warrants	9,000	$6.00	$54,000	December 31, 2009
Series V Warrants	680,000	$4.00	$2,720,000	May 7, 2009
Series VI Warrants	989,363	$6.00	$5,936,178	March 31, 2011
2007 Bridge Warrants	183,755	$2.35	$431,824	December 31, 2012
2008 Conversion-Warrants	580.940	$2.60	$1,510,444	June 29, 2013
2008 Quercus	11,485,714	$2.60	$29,862,856	June 29, 2013
Freestanding Warrants	200,000	$3.00	$600,000	October 5, 2009

Totals	14,128,772		$41,115,303

The holders of warrants are not required to exercise their rights at any time prior to the expiration date and we are unable to predict the amount and timing of any future warrant exercises. We reserve the right to temporarily reduce the exercise prices of our warrants from time to time in order to encourage the early exercise of the warrants.

Stock Options

At the date of this prospectus, we have 1,911,905 outstanding stock options that represent potential future cash proceeds to our company of $5,688,148. The outstanding options include 937,905 options that are currently vested and exercisable, or 980,655 that will become vested and exercisable within 60 days, and represent potential future cash proceeds to our company of 3,243,028 and $3,383,653 respectively. The remaining options will vest and become exercisable over the next four years. The following table provides summary information on our outstanding options.

	Vested Option Grants			Unvested Option Grants
	Shares	Price	Proceeds	Shares	Price	Proceeds
Incentive Plan options	51,950	$3.48	$180,960	0	$0	$0
Directors’ Plan options	115,555	$2.77	319,988	194,000	$1.44	280,120
Contract options to officers	544,500	$3.52	1,916,250	423,500	$3.01	1,273,750
Contract options to consultants and employee	225,900	$3.66	825,820	356,500	$2.50	891,250
Total	937,905	$3.46	$3,243,028	974,000	$2.51	$2,445,120

The holders of options are not required to exercise their rights at any time and we are unable to predict the amount and timing of any future option exercises. We reserve the right to temporarily reduce the exercise prices of our options from time to time in order to encourage the early exercise of the options.

Delaware Anti-takeover Statute

We are subject to the provisions of section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•
on or after the date the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;
•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

A Delaware corporation may opt out of this provision either with an express provision in its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Certificate of Incorporation and By-laws

Our amended and restated certificate of incorporation and by-laws include provisions that may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

•	the division of our board of directors into three classes of directors that serve for rotating three-year terms;

•	the right of the board of directors to elect a director to fill a vacancy created by the resignation of a director or the expansion of the board of directors;

•	the prohibition of cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations of candidates for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•
the ability of the board of directors to issue, without stockholder approval, up to 12,355,000 shares of preferred stock with terms set by the board of directors, which rights could be senior to those of common stock; and

•	the right of our board of directors to alter our bylaws without stockholder approval.

Transfer Agent

Our transfer agent is Continental Stock Transfer & Trust, 17 Battery Place, New York, New York 10004.

LEGAL MATTERS

The legality of the shares of common stock offered by this prospectus will be passed upon for us by Jolie Kahn, Esq. of New York, NY.

EXPERTS

The financial statements as of December 31, 2008 and 2007 included in this prospectus have been so included in reliance on the report of Rotenberg & Co. LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 with the Commission with respect to this offering. This prospectus, which is part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits and schedules attached to the registration statement for copies of the actual contract, agreement or other document.

We also file annual, quarterly and current reports, proxy statements and other documents with the Commission under the Exchange Act. You may read and copy any materials that we may file without charge at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. The Commission also maintains an Internet site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The other information we file with the Commission is not part of the registration statement of which this prospectus forms a part.

AXION POWER INTERNATIONAL, INC. AND SUBSIDIARIES
INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE QUARTER ENDED MARCH 31, 2009

Report of Independent Registered Public Accounting Firm

Notes to Consolidated Financial Statements	F-5

Condensed Consolidated Balance Sheets as of March 31, 2009 and 2008	F-2

Condensed Consolidated Statements of Operations for Three Months ended March 31, 2009 and 2008 And for the period since inception (September 18, 2003) through March 31, 2009	F-3

Condensed Consolidated Statements of Stockholders’ Equity (Deficit) for the period since inception (September 18, 2003) through March 31, 2009

Condensed Consolidated Statements of Cash Flows for the Three Months ended March 31, 2009 and 2008 And for the period since inception (September 18, 2003) through March 31, 2009	F-4

AXION POWER INTERNATIONAL, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,212,217	$3,124,168
Short-term investments	-	2,193,920
Accounts receivable	250,861	128,035
Other receivables	6,527	64,456
Prepaid expenses	119,505	78,989
Inventory	1,470,624	1,269,515
Total current assets	5,059,734	6,859,083

Property & equipment, net	3,337,271	3,274,183
Other receivables, non-current	64,623	28,388
TOTAL ASSETS	$8,461,628	$10,161,654

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,470,857	$1,324,287
Other current liabilities	120,655	162,580
Total current liabilities	1,591,512	1,486,867

Deferred revenue	730,082	751,096
Total liabilities	2,321,594	2,237,963

Stockholders' Equity:
Convertible preferred stock-12,500,000 shares authorized
. Senior preferred – 1,000,000 shares designated . 137,500 issued and outstanding (137,500 in 2008)	1,693,851	1,656,735
. Series A preferred – 2,000,000 shares designated . 718,997 shares issued and outstanding (718,997 in 2008)	9,684,392	9,440,359
Common stock-100,000,000 shares authorized $0.0001 par value
26,420,437 issued & outstanding (26,417,437 in 2008)	2,641	2,641
Additional paid in capital	46,419,195	46,184,287
Deficit accumulated during development stage	(51,407,716)	(49,111,062)
Cumulative foreign currency translation adjustment	(252,329)	(249,269)
Total Stockholders' Equity	6,140,034	7,923,691

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$8,461,628	$10,161,654

The accompanying notes are an integral part of these condensed consolidated financial statements

AXION POWER INTERNATIONAL, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)
UNAUDITED

	Three Months Ended		Inception
	March 31,		(9/18/2003) to
	2009	2008	March 31, 2009

Revenues	$327,093	$215,727	$1,815,940
Cost of goods sold	235,687	105,090	1,445,949
Gross profit	91,406	110,637	369,991

Expenses
Research & development	1,233,967	671,163	15,185,637
Selling, general & administrative	881,543	1,713,165	18,896,924
Interest expense - related party	-	419,673	2,151,923
Impairment of assets	-	-	1,391,485
Derivative revaluation	-	(2,844)	362,508
Mega C Trust Share Augmentation (Return)	-	-	400,000
Interest & other income, net	(8,600)	(11,328)	(542,752)
Net loss before income taxes	(2,015,504)	(2,679,192)	(37,475,734)

Income Taxes	-	-	4,299
Deficit accumulated during development stage	(2,015,504)	(2,679,192)	(37,480,033)

Less preferred stock dividends and beneficial conversion feature	(281,150)	(287,415)	(13,927,683)
Net loss applicable to common shareholders	$(2,296,654)	$(2,966,607)	$(51,407,716)

Basic and diluted net loss per share	$(0.09)	$(0.17)	$(3.16)

Weighted average common shares outstanding	26,419,404	17,861,987	16,250,211

The accompanying notes are an integral part of these condensed consolidated financial statements

AXION POWER INTERNATIONAL, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(A Development Stage Company)
UNAUDITED

	Three Months Ended		Inception
	March 31,		(9/18/2003) to
	2009	2008	3/31/2009

Cash Flows from Operating Activities:
Deficit accumulated during development stage	$(2,015,504)	$(2,679,192)	$(37,480,033)
Adjustments required to reconcile deficit accumulated during development stage to cash flows used by operating activities
Depreciation	95,956	61,111	639,242
Non-cash interest expense	-	307,493	1,830,583
Impairment of assets	-	-	1,391,486
Derivative revaluations	-	(2,844)	362,508
Mega C Trust Share Augmentation (Return)	-	-	400,000
Equity instruments issued for services	234,908	150,058	4,585,407
Changes in Operating Assets & Liabilities
Accounts receivable	(122,826)	(22,467)	(257,731)
Other receivables	57,929	6,480	15,433
Prepaid expenses	(40,516)	(13,517)	(116,917)
Inventory	(201,109)	(100,281)	(1,470,623)
Accounts payable	146,570	(689,598)	3,125,501
Other current liabilities	(41,925)	605,725	141,787
Liability to issue equity instruments	-	-	178,419
Deferred revenue and other	(21,014)	(24,734)	817,561

Net cash used by operating activities	(1,907,531)	(2,401,766)	(25,837,377)

Cash Flows from Investing Activities
Short term investments	2,193,920	-	-
Long term notes, net	(36,235)	-	(1,281,639)
Purchase of property & equipment	(159,045)	(294,567)	(3,973,225)
Investment in intangible assets	-	-	(167,888)
Net cash used by investing activities	1,998,611	(294,567)	(5,422,781)

Cash Flow from Financing Activities
Proceeds from related party debt, net	-	92,315	5,179,771
Proceeds from sale of common stock; net of costs	-	3,626,000	20,185,905
Proceeds from exercise of warrants	-	-	1,655,500
Proceeds from sale of preferred stock, net of costs	-	-	7,472,181
Net cash provided by financing activities	-	3,718,315	34,493,357

Net Change in Cash and Cash Equivalents	91,080	1,021,982	3,233,199
Effect of Exchange Rate on Cash	(3,060)	(3,253)	(21,011)
Cash and Cash Equivalents - Beginning	3,124,168	671,244	-
Cash and Cash Equivalents - Ending	$3,212,217	$1,689,973	$3,212,217

The accompanying notes are an integral part of these condensed consolidated financial statements

 AXION POWER INTERNATIONAL, INC.
(A Development Stage Company)
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements presented herein have been prepared in accordance with the accounting policies described in Axion Power International, Inc.’s Annual Report on Form 10-K, for the year ended December 31, 2008, and should be read in conjunction with the Notes that appear in that report. Unless otherwise noted, the terms “the Company,” “our Company,” “we,” “us,” and “our” refer to Axion Power International, Inc. and its subsidiaries. These condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Axion Power Corporation (“APC”), Axion Power Battery Manufacturing Inc. (“APB”) and C&T Co. Inc. (“C&T”).

In the opinion of management, the information furnished in this Form 10-Q reflects all adjustments necessary for a fair statement of the financial position and results of operations and cash flows as of and for the periods ended March 31, 2009 and 2008, as well as the cumulative period from inception through March 31, 2009. The condensed consolidated balance sheet as of December 31, 2008 has been derived from those audited consolidated financial statements.  All significant intercompany balances and transactions have been eliminated in consolidation.  Certain adjustments are of a normal, recurring nature. Operating results for the interim period are not necessarily indicative of results expected for the year ending December 31, 2009.

2.	Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. However, on February 12, 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-2, “Effective Date of FASB Statement No. 157,” (“FSP No. 157-2”), which delays the effective date of SFAS No. 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP No. 157-2 defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within scope of FSP No. 157-2. The Company does not believe that the adoption of SFAS No. 157 will have a material impact on its condensed consolidated financial statements. On October 10, 2008, the FASB issued FSP No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset is Not Active, (“FSP 157-3”) that clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial assets is not active. The FSP 157-3 is applicable to the valuation of auction-rate securities held by the Company for which there was no active market as of March 31, 2009. FSP 157-3 is effective upon issuance, including prior periods for which the financial statements have not been issued. The adoption of FSP 157-3 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In February 2007, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115,” (“SFAS 159”), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The adoption of SFAS 159 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), Business Combinations and Statement of Financial Accounting Standards No. 160, Accounting and Reporting of Non-controlling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS 141(R)” and “SFAS 160”, respectively). These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. SFAS 141(R) and SFAS 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The adoption of SFAS 141(R) did not have an impact on the Company’s consolidated results of operations or financial condition.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 161, "Disclosures about Derivative Instruments and Hedging Activities-an amendment of FASB Statement No. 133”. SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ending December 31, 2009. The adoption of SFAS 161 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 162, "The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS 162 is effective for the financial statements beginning June 30, 2009, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” The adoption of SFAS 162 is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 163, "Accounting for Financial Guarantee Insurance Contracts-an interpretation of FASB Statement No. 60" (“SFAS 163”). SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of this Statement. SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for some disclosures about the insurance enterprise’s risk-management activities. This Statement requires that disclosures about the risk-management activities of the insurance enterprise be effective for the first period (including interim periods) beginning after issuance of this Statement. As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009. The adoption of  SFAS 163 is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

Reclassifications

Certain reclassifications have been made to the 2008 financial statement presentation to correspond to the current year’s presentation. The total equity and net income are unchanged due to these reclassifications.

3.	Inventory

 Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. As of March 31, 2009, no reserve for obsolescence was deemed necessary. Cost is determined using the first-in first-out (FIFO) method. Many components and raw materials we purchase have minimum order quantities. As of March 31, 2009, inventory costs of approximately $1,470,624 consisted of $469,799 of raw materials and $1,000,825 of finished goods and finished subassemblies.

4.	Warrants

The following table provides summary information on warrants outstanding as of March 31, 2009. There were no new warrants issued during the first three months of 2009.
	Shares	Weighted average exercise price	Weighted average remaining contract term (years)
Warrants outstanding at December 31,2008	14,278,772	$2.94	3.9
Granted	-	-	-
Exercised	-	-	-
Forfeited or lapsed	50,000	$6.00	-
Warrants outstanding at March 31, 2009	14,228,772	$2.93	3.7

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

5.	Preferred Stock

The Company’s amended and restated of incorporation authorizes the issuance of 12,500,000 shares of blank check preferred stock. The Company’s board of directors has the power to establish the designation, rights and preferences of any preferred stock. Accordingly, the board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

At March 31, 2009, 137,500 shares of 8% Cumulative Convertible Senior Preferred stock were issued and outstanding. For the three months ending March 31, 2009, $37,117 in dividends was accrued, bringing the stated value of that preferred stock to $13.77 per share.

For the three months ending March 31, 2009, no shares of Series A Convertible Preferred Stock were converted to the Company’s common stock, par value $0.0001 per share. A 20% annual dividend rate was accrued to the account of the shareholder through December 2007. Beginning in March 2008 (upon bringing our filing status current), the dividend accrual reduced to 10% per annum. At March 31, 2009, 718,997 shares of Series A Convertible Preferred stock were issued and outstanding. For the three months ending March 31, 2009, $244,033 in dividends was accrued, bringing the stated value of that preferred stock to $13.92 per share.

6.	Equity Compensation

In December 2004, the Financial Accounting Standards Board issued FASB 123R, “Share-Based Payment” (“SFAS 123R”). SFAS 123R supersedes SFAS 123, and Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”) and its related implementation guidance. On January 1, 2006, the Company adopted the provisions of SFAS 123R using the modified prospective transition method. Under this method, compensation expense is recorded for all stock based awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the adoption. Prior periods have not been restated for the effects of SFAS 123R. Under SFAS 123R, employee-compensation expense related to stock based payments are recorded over the requisite service period based on the grant date fair value of the awards.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.” The measurement date for fair value of the equity instruments is determined by the earlier of (i) the date at which commitment for performance by the vendor or consultant is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

The Company has adopted an incentive stock option plan covering an aggregate of 2,000,000 shares of common stock that authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. The Company has also adopted an outside directors’ stock option plan covering an aggregate of 500,000 shares of common stock which provides that each eligible director will automatically be granted an option to purchase shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000) for each year of his term in office. From time to time, based on the recommendations of the compensation committee of the board of directors, the Company enters into non-plan equity incentive agreements with officers, employees, attorneys and third party consultants.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

During the three months ended March 31, 2009, the Company granted a total of 36,000 contractual stock options to an employee at an exercise price of $2.50 per share. 6,000 of these options vested in January upon execution of the employment contract, with the balance vesting at a rate of 1,000 per month, and are exercisable for a period of five years from vesting date. These options are valued at $14,507, utilizing the Black-Scholes-Merton model with $4,835 expected to be recorded during 2009.

The assumptions noted in the following table were used for the options granted for the period ended March 31, 2009.

Risk-free interest rate	1.6%
Dividend yield	$-
Expected volatility	50.6%
Expected term (in years)	5.7

The compensation cost that has been charged against income for options was $108,926 for the period ended March 31, 2009. The impact of this expense was to increase basic and diluted loss per share by $.004 for the period ended March 31, 2009. The adoption of SFAS 123R did not have an impact on cash flows from operating or financing activities.

A tax deduction is recognized for non-qualified stock options when the options are exercised. The amount of this deduction will be the excess of the fair value of the Company’s common stock over the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded related for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense will be recorded as an increase to additional paid-in capital. Due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future to utilize the tax benefits of the options granted, the Company has recorded a valuation allowance to reduce gross deferred tax asset to zero. As a result for the period ended March 31, 2009, there is no income tax expense impact from recording the fair value of options granted. There is no tax deduction allowed by the Company for incentive stock options held to term.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

The following table provides summary information on all outstanding options as of March 31, 2009, based on the grant date for options.

	Shares	Weighted average exercise price	Weighted average fair value	Weighted average remaining contract term (years)	Aggregate intrinsic value
Options outstanding at December 31,2008	2,819,940	$3.98	$0.91	3.1
Granted	36,000	$2.50	$0.40	5.7
Exercised	-	-	-	-
Forfeited or lapsed	-	-	-	-
Options outstanding at March 31, 2009	2,855,940	$3.96	$0.90	2.9	$0
Options exercisable at March 31, 2009	1,881,940	$4.71	$0.90	1.3	$0

The weighted-average grant date fair value of options granted during the period ended March 31, 2008 was $0.52. The total intrinsic value of options exercised during the period ended March 31, 2008 was $0.00.

The following table provides summary information on all non-vested stock options as of March 31, 2009:

	All Plan & Non-Plan Compensatory Options
	Shares	Weighted average grant date fair value
Options subject to future vesting at December 31,2008	988,250	$0.93
Options granted	36,000	$0.40
Options forfeited or lapsed	-	-
Options vested	(50,250)	$0.84
Options subject to future vesting at March 31, 2009	974,000	$0.91

As of March 31, 2009, there was $619,773 of unrecognized compensation related to non-vested options granted under the plans. The Company expects to recognize the cost over a weighted average period of 1.4 years. The total fair value of options which newly vested during the period ended March 31, 2009 was $42,135 ($45,083 during the comparable period ended March 31, 2008).

7.	Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share are computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which the market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

If the Company had generated earnings during the period ended March 31, 2009, the Company would have added 9,685,345 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding. If the Company had generated earnings during the period ended March 31, 2008, the Company would have added 9,245,438 common equivalent shares to the weighted average shares outstanding to compute the diluted weighted average shares outstanding.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

8.	Comprehensive Income and Significant Non-Cash Transactions

Statement of Financial Accounting Standard No. 130, “Reporting Comprehensive Income,” establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources.

The components of comprehensive loss for the year-to-date periods ended March 31, 2009 and 2008 are as follows:

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Deficit accumulated during development stage	$(2,296,654)	$(2,966,607)
Foreign currency translation adjustment	$(3,060)	$(3,253)
Comprehensive Income/(loss)	$(2,299,714)	$(2,969,860)

The following table provides summary information on our significant non-cash investing and financing transactions during the year-to-date periods ended March 31, 2009 and 2008.

	Three Months Ended March 31, 2009	Three Months Ended March 31, 2008
Satisfaction of 2007 liability to issue equity instruments	$-	$103,339
Dividend accrued to preferred stock - Senior	$37,117	$34,319
Dividend accrued to preferred stock - Series A	$244,033	$253,096
Fair value of warrants issued with related party note	$-	$3,153
Origination fees issued with related party note	$-	$7,500
Notes payable converted to common stock	$-	$223,984

9.	Commitments and Contingencies

Employment Agreements:
The Company has entered into executive employment agreements with Thomas Granville, Edward Buiel, Jr., Robert Nelson and Donald T. Hillier. These agreements generally require each executive to devote substantially all of his business time to the Company’s affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of the executives is allowed to participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties. The provisions of the individual agreements set forth in the following table:

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

Name	Position	Date	Term	Salary	Options	Price	Vesting	Stock
Thomas Granville (1)	CEO	6/23/08	2-year	$324,000	90,000	$2.50	Monthly	0
Donald T. Hillier (2)	CFO	6/18/08	3-year	$150,000	180,000	$2.50	Monthly	90,000
Dr. Edward Buiel (3)	VP and CTO	6/23/08	2-year	$180,000	100,000	$2.50	05/31/10	80,000
Dr. Robert Nelson (4)	VP Mfg. Eng.	12/1/07	2-year	$132,000	108,000	$5.00	Monthly	36,000

1.
Thomas Granville. On June 23, 2008, the Company entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville receives a monthly base salary of $27,000 for the period commencing June 1, 2008, and terminating May 31, 2010. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and the Company’s performance. In addition, Mr. Granville received a signing bonus of $250,000, paid 50% within ten (10) days of the execution of the agreement and 50% upon receipt of the final $10,000,000 investment from the Quercus Trust. The Company also granted Mr. Granville an option to purchase 90,000 shares of our common stock at a price of $2.50 per share at a vesting rate of 3,750 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

2.
Donald T.  Hillier.  On June 18, 2008, the Company entered into an Executive Employment Agreement with Donald T. Hillier as Chief Financial Officer.  Pursuant to this agreement, Mr. Hillier receives a monthly base salary of $12,500 for the period commencing June 16, 2008, and terminating June 15, 2011.  Mr. Hillier's base salary is subject to review after six (6) months and then on an annual basis thereafter, and such salary is subject to renegotiation on the basis of Mr. Hillier's and the Company's performance.  The Company also granted to Mr. Hillier 90,000 shares of common stock which will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011.  In addition, Mr. Hillier was granted an option to purchase 180,000 shares of common stock at a price of $2.50 per share at a vesting rate of 5,000 shares per month through the term of the agreement.  Mr. Hillier is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

3.
Edward Buiel, Ph.D. On June 23, 2008, the Company entered into an Executive Employment Agreement with Dr. Edward Buiel as Vice President and Chief Technology Officer. Pursuant to this agreement, Dr. Buiel receives a monthly salary of $15,000 for the period commencing June 1, 2008 and terminating May 31, 2010. Dr. Buiel’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Dr. Buiel’s and the Company’s performance. In addition, Dr. Buiel received a signing bonus of $110,000, paid 90% within ten (10) days of the execution of the agreement and 10% upon the receipt of the final $10,000,000 investment from the Quercus Trust. Also, if Dr. Buiel is still employed with the Company on June 1, 2011, he will receive a bonus of $50,000, notwithstanding any other bonus arrangement. The Company also reconfirmed Dr. Buiel’s option to purchase 100,000 shares of our common stock, which had been previously granted in his prior Executive Employment Agreement dated December 29, 2006. These existing options remain exercisable at a price of $3.75 per share and shall vest 50% on December 29, 2009 and 50% on December 29, 2010 assuming Dr. Buiel is still employed by the company on each of those respective dates. In addition, Dr. Buiel was granted an option to purchase 100,000 shares of our common stock in recognition of the opportunity cost associated with the one year extension of his new Executive Employment Agreement. These options are exercisable at a price of $2.50 per share and shall vest on May 31, 2011. Dr Buiel was also granted 80,000 shares of common stock, of which 30,000 vests on December 29, 2009, and 50,000 will vest on May 31, 2011. Dr. Buiel is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs. Certain of these equity awards were awarded under Dr. Buiel’s 2006 employment agreement and the terms of such awards have been incorporated into his new Executive Employment Agreement.

4.
Dr. Robert F. Nelson. Under the terms of his employment agreement effective December 2007, which has a term of two years, Dr. Nelson receives an annual salary of $132,000 and bonuses as determined by the compensation committee. In addition, Dr. Nelson receives an option to purchase 108,000 shares of our common stock at a price of $5.00 per share and 36,000 shares of restricted common stock, each that vest over three years from the effective date of his employment agreement.

The Company has no retirement plans or other similar arrangements for any directors, executive officers or employees.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

10.	Subsequent Events

Registration Rights Penalty

Pursuant to Section 4.1(d)(v) of the Securities Purchase Agreement, dated January 14, 2008, between the Quercus Trust and the Company, liquidated damages accrue at the rate of one percent (1%) per month (based upon the purchase price of Registrable Securities not registered (which is the securities purchased by Quercus less the “cut back shares” which were not registered) if a Post Effective Amendment to the S-1 Registration Statement, which became effective on August 5, 2008, registering shares for resale on behalf of Quercus Trust, is not filed by certain stated deadlines, including within 30 days after the Company’s Annual Report on Form 10-K is due.  The Company did not file its Post Effective Amendment by April 30, 2009, as required, and has thus incurred liquidated damages equal to $44,054 per month plus interest accruing at the rate of 18% per annum on any payment not made within 7 business days of the date due.  Interest on the initial $44,054 shall continue to accrue until the amount is paid, and further liquidated damages shall accrue if we do not file the Post Effective Amendment by May 30, 2009 or if it is not declared effective within 15 business days of April 30, 2009.

Exide Technologies

On or about April 8, 2009, Axion signed a definitive Memorandum of Understanding for a multi-year, global supply relationship with Alpharetta, GA-based Exide Technologies (Nasdaq: XIDE) for the purchase of Axion PbC® batteries and other Axion Technologies. Axion is a developer of advanced batteries and energy storage products that incorporate patented lead carbon battery PbC™ Technology. Exide Technologies, one of the three largest battery companies in the world, is a global leader in stored electrical energy solutions.

According to the terms of the agreement, three consecutive phased purchase- and test-periods will commence immediately, with Axion supplying an escalating number of batteries to Exide on a monthly basis. The first two phases will span 18 months and if successful the parties will move to the final phase of the agreement. The quantity of the products supplied will need to achieve certain defined milestones, commensurate with what the market potentials could be, over the final 2.5 year period of the agreement if exclusivity is to be maintained. Shipments delineated under the agreement would begin in Phase I, which is scheduled to last 10 months and would ramp up at each phase point, assuming successful testing. No further details on anticipated shipments and schedules were released.

AXION POWER INTERNATIONAL, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2008

Report of Independent Registered Public Accounting Firm	F-14

Notes to Consolidated Financial Statements	F-19

Consolidated Balance Sheets as of December 31, 2008 and 2007	F-15

Consolidated Statements of Operations for years ended December 31, 2008 and 2007 And for the period since inception (September 18, 2003) through December 31, 2008	F-16

Consolidated Statements of Stockholders’ Equity (Deficit) for the period since inception (September 18, 2003) through December 31, 2008	F-17

Consolidated Statements of Cash Flows for the years ended December 31, 2008 and 2007 And for the period since inception (September 18, 2003) through December 31, 2008	F-18

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Axion Power International, Inc.

We have audited the accompanying consolidated balance sheets of Axion Power International, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, cash flows, and changes in stockholders’ equity and comprehensive income for the years then ended and for the period since inception (September 18, 2003) through December 31, 2008. Axion Power International Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Axion Power International, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended and for the period since inception (September 18, 2003) through December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rotenberg & Co., LLP

Rotenberg & Co., LLP
Rochester, New York
[March 24, 2009]

AXION POWER INTERNATIONAL, INC
CONSOLIDATED BALANCE SHEETS
(A Development Stage Company)

	December 31, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$3,124,168	$671,244
Short-term investments	2,193,920	-
Accounts receivable	128,035	133,646
Other receivables	64,456	341,801
Inventory	1,269,515	375,635
Prepaid expenses	78,989	82,102
Total current assets	6,859,083	1,604,428

Property & equipment, net	3,274,183	2,119,252
Other receivables, non-current	28,388	-
TOTAL ASSETS	$10,161,654	$3,723,680

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,324,287	$1,573,436
Other current liabilities	162,580	583,591
Notes payable to related parties	-	2,259,826
Liability to issue equity instrument	-	106,183
Total current liabilities	1,486,867	4,523,036

Deferred revenue	751,096	840,945
Total liabilities	2,237,963	5,363,981

Stockholders' Equity:
Convertible preferred stock-12,500,000 shares authorized
. Senior preferred – 1,000,000 shares designated . 137,500 issued and outstanding (137,500 in 2007)	1,656,735	1,515,376
. Series A preferred – 2,000,000 shares designated . 718,997 shares issued and outstanding (822,997 in 2007)	9,440,359	9,802,894
Common stock-100,000,000 shares authorized $0.0001 par value 26,417,437 issued & outstanding (16,498,298 in 2007)	2,641	1,625
Additional paid in capital	46,184,287	25,768,331
Deficit accumulated during development stage	(49,111,062)	(38,498,704)
Cumulative foreign currency translation adjustment	(249,269)	(229,823)
Total Stockholders' Equity	7,923,691	(1,640,301)

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$10,161,654	$3,723,680

The Accompanying Notes are an Integral Part of the Financial Statements

AXION POWER INTERNATIONAL, INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(A Development Stage Company)

	Years Ended		Inception
	December 31,		(9/18/2003) to
	2008	2007	December 31, 2008

Revenues	$679,559	$533,911	$1,488,847
Costs of goods sold	368,922	283,357	1,210,262
Gross profit	310.637	250.554	278.585

Expenses
Selling, general & administrative	4,846,189	3,720,632	18,015,381
Research & development	3,960,909	2,155,873	13,951,670
Impairment of assets	-	-	1,391,485
Interest expense - related party	1,137,436	276,651	2,151,923
Derivative revaluation	(2,844)	(72,236)	362,508
Mega C Trust Share Augmentation (Return)	-	-	400,000
Interest & other income, net	(57,224)	(47,708)	(534,152)
Net loss before income taxes	(9,573,829)	(5,782,658)	(35,460,230)

Income Taxes Expense (Benefit)	(79,170)	83,469	4,299
Deficit accumulated during development stage	(9,494,659)	(5,886,127)	(35,464,529)

Less preferred stock dividends and beneficial conversion feature	(1,117,699)	(8,417,955)	(13,646,533)
Net loss applicable to common shareholders	$(10,612,358)	$(14,284,082)	$(49,111,062)

Basic and diluted net loss per share	$(0.46)	$(0.88)	$(3.11)

Weighted average common shares outstanding	22,826,187	16,247,299	15,776,245
The Accompanying Notes are an Integral Part of the Financial Statements

AXION POWER INTERNATIONAL, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(A Development Stage Company)

	Years Ended		Inception
	December 31,		(9/18/2003) to
	2008	2007	12/31/2008

Cash Flows from Operating Activities:
Deficit accumulated during development stage	$(9,494,659)	$(5,866,127)	$(35,464,529)
Adjustments required to reconcile deficit accumulated during development stage to cash flows used by operating activities
Depreciation	189,804	176,196	543,286
Impairment of assets	-	-	1,391,486
Non-cash interest expense	868,211	224,536	1,830,583
Derivative revaluations	(2,844)	(72,236)	362,508
Equity instruments issued for services	861,705	478,113	4,350,499
Mega C Trust Share Augmentation (Return)	-	-	400,000
Changes in Operating Assets & Liabilities
Accounts receivable	5,612	(88,639)	(134,905)
Other receivables	277,345	87,233	(42,496)
Prepaid expenses	3,113	10,478	(76,401)
Inventory	(893,879)	(108,449)	(1,269,514)
Accounts payable	(249,149)	661,969	2,978,931
Other current liabilities	(421,009)	(252,500)	183,712
Deferred revenue and other	(2,370)	840,945	838,575
Liability to issue equity instruments	-	178,419	178,419
Net cash used by operating activities	(8,858,120)	(3,730,062)	(23,929,846)

Cash Flows from Investing Activities
Short term investments	(2,193,920)	-	(2,193,920)
Long term notes, net	(28,388)	-	(1,245,404)
Purchase of property & equipment	(1,432,213)	(1,250,643)	(3,814,180)
Investment in intangible assets	-	-	(167,888)
Net cash used by investing activities	(3,654,521)	(1,250,643)	(7,421,392)

Cash Flow from Financing Activities
Proceeds from related party debt, net	(1,483,485)	1,630,032	5,179,771
Proceeds from sale of common stock; net of costs	16,468,500	-	20,185,905
Proceeds from exercise of warrants	-	-	1,655,500
Proceeds from sale of preferred stock, net of costs	-	390,500	7,472,181
Net cash provided by financing activities	14,985,015	2,020,532	34,493,357

Net Change in Cash and Cash Equivalents	2,472,374	(2,960,173)	3,142,119
Effect of Exchange Rate on Cash	(19,450)	21,137	(17,951)
Cash and Cash Equivalents - Beginning	671,244	3,610,280	-
Cash and Cash Equivalents - Ending	$3,124,168	$671,244	$3,124,168

The Accompanying Notes are an Integral Part of the Financial Statements

Axion Power International, Inc.
Consolidated Statement of Stockholders' Equity (Deficit)
For Periods Ended December 31, 2003; 2004; 2005; 2006; 2007; 2008
(A Development Stage Company)

	Preferred			Common				Deficit Accumulated During	Other Comprehensive Income Cumulative	Total Stockholders'
	Shares	Senior Preferred	Series A Preferred	Shares	Common Stock Amount	Additional Paid- In Capital	Subscriptions Receivable	Development Stage	Translation Adjustments	Equity (Deficit)
Inception September 18, 2003	0	$0		0	$0	$0	$0	$0	$0	$0
Shares to founders upon formulation of APC				1,360,000	137	(137)	0			0
Stock based compensation				170,000	17	48,936				48,953
Conversion of debt to equity				1,108,335	111	1,449,889	(350,000)			1,100,001
Debt Discount from convertible debt						86,402				86,402
Unamortized discount on convertible debt						(77,188)				(77,188)
Fair value of options issued as loan inducements						15,574				15,574
Shared issued during Recapitalization
- Shares issued to Mega-C trust				6,147,483	615	(615)				0
- Equity acquired in recapitalization				1,875,000	188	(188)				0
Net Loss December 31, 2003								(3,097,030)		(3,097,030)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment									(56,547)	(56,547)
Comprehensive loss										(3,153,577)
Balance at December 31, 2003	0	$0		10,660,818	$1,067	$1,522,674	$(350,000)	$(3,097,030)	$(56,547)	$(1,979,836)
Shares issued to founders				445,000	45	(45)				0
Augmentation shares issued to Mega-C trust				180,000	18					0
Conversion of debt				283,333	28	451,813	350,000			801,841
Warrants in consideration for technology purchased						563,872				563,872
Common stock offering - net of cost				823,800	81	1,607,053				1,607,134
Proceeds from exercise of warrants				475,200	48	867,972				868,020
Liability converted as partial prepayment on options						306,000				306,000
Stock based compensation				45,000	5	191,738				191,742
Fraction Shares Issued Upon Reverse Spilt				48,782	5	(5)				0
Net Loss December 31, 2004								(3,653,637)		(3,653,637)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment									(74,245)	(74,245)
Comprehensive loss										(3,727,882)
Balance at December 31, 2004	0	$0		12,961,933	$1,296	$5,511,054	$0	$(6,750,667)	$(130,792)	$(1,369,109)
Proceeds From Exercise of Warrants & Options				853,665	85	1,283,395	(496,000)			787,480
Common Stock Offering Proceeds				600,000	60	1,171,310	(200,000)			971,370
Preferred Stock Offering proceeds	385,000	3,754,110					(25,000)			3,729,110
Conversion of preferred to common	(245,000)	(2,475,407)		1,470,000	147	2,475,260				0
Stock issued for services				500,000	50	1,524,950				1,525,000
Fair Value of Options for Non-Employee Services						237,568				237,568
Employee incentive share grants				219,000	22	647,480				647,502
Impact of beneficial conversion feature						3,099,156		(3,099,156)		0
Preferred Stock Dividends		176,194						(176,194)		0
Net Loss December 31, 2005								(6,325,113)		(6,325,113)
Other Comprehensive income (loss):
Foreign Currency Translation Adjustment									(24,780)	(24,780)
Comprehensive loss										(6,349,893)
Balance at December 31, 2005	140,000	$1,454,897		16,604,598	$1,661	$15,950,173	$(721,000)	$(16,351,130)	$(155,572)	$179,028

Preferred Series A Proceeds	782,997		7,571,768							7,571,768
Preferred - Dividends		119,092	103,101					(222,193)		0
Senior Preferred Cancellation	(2,500)	(25,000)					25,000			0
Common Stock Offering Proceeds				80,000	8	199,992	696,000			896,000
Proceeds from exercise of warrants				56,700	6	113,394				113,400
Employee incentive share grants				6,000	1	23,999				24,000
Augmentation shares issued to Mega-C trust				(500,000)	(50)	(1,124,950)				(1,125,000)
Stock based compensation						1,241,231				1,241,231
Fair value of warrants with related party debt						885,126				885,126
Modification of preexisting warrants						392,811				392,811
Fair value warrants issued for services						86,848				86,848
Beneficial conversion feature on related party debt						95,752				95,752
Beneficial conversion feature on Preferred Stock			(6,096,634)			6,709,970		(613,336)		0
Net Loss December 31, 2006								(7,027,963)		(7,027,963)
Other Comprehensive income (loss):										0
Foreign Currency Translation Adjustment									(95,387)	(95,387)
Comprehensive loss										(7,123,350)

Balance at December 31, 2006	920,497	$1,548,989	$1,578,235	16,247,298	1,625	24,574,346	-	(24,214,622)	(250,959)	$3,237,614

Preferred Series A Proceeds	40,000		337,270							337,270
Preferred - Dividends		130,566	1,790,755					(1,921,321)		0
Employee incentive share grants				1,000	0	315,950				315,950
Stock based compensation						215,393				215,393
Fair value of warrants with related party debt						98,463				98,463
Modification of preexisting warrants		(164,179)				164,179				0
Beneficial conversion feature on Preferred Stock			6,096,634			400,000		(6,496,634)		0
Net Loss December 31, 2007								(5,866,127)		(5,866,127)
Other Comprehensive income (loss):										0
Foreign Currency Translation Adjustment									21,136	21,136
Comprehensive loss										(5,844,991)

Balance at December 31, 2007	960,497	$1,515,376	$9,802,894	16,248,298	$1,625	$25,768,331	$0	$(38,498,704)	$(229,823)	$(1,640,301)
Preferred - Dividends		141,359	976,340					(1,117,699)		0
Preferred Converted into Common Stock	(104,000)		(1,338,875)	1,071,099	107	1,338,768				0
Bridge Loans Converted into Common Stock				514,611	51	1,080,633				1,080,684
Proceeds from Quercus Trust-net of costs				8,571,429	857	15,273,908				15,274,765
Employee incentive share grants				12,000	1	435,725				435,726
Stock based compensation						425,979				425,979
Fair value of warrants with related party debt						667,208				667,208
Fair value warrants issued for services						1,193,735				1,193,735
Net Loss December 31, 2008								(9,494,659)		(9,494,659)
Other Comprehensive income (loss):										0
Foreign Currency Translation Adjustment									(19,446)	(19,446)
Comprehensive loss										(9,551,990)

Balance at December 31, 2008	856,497	$1,656,735	$9,440,359	26,417,437	$2,641	$46,184,287	$0	$(49,111,062)	$(249,269)	$7,923,691
The Accompanying Notes are an Integral Part of the Financial Statements

AXION POWER INTERNATIONAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(A DEVELOPMENT STAGE COMPANY)

Note 1 — Organization and Operations

These consolidated financial statements of Axion Power International, Inc., a Delaware corporation (API), include the operations of its wholly owned subsidiaries; Axion Power Battery Manufacturing, Inc (APB), Axion Power Corporation, a Canadian Federal corporation (“APC”), and C & T Co. Inc., an Ontario corporation (“C&T”) (collectively, the “Company”).

Axion is developing innovative battery/energy storage device technology. The Company continues its R&D and has entered the testing phase of its unique battery designs. Development activities, testing and prototype manufacturing is performed at the Company’s manufacturing facility. The Company also manufactures on a limited basis specialty batteries for resale.

Note 2 —Accounting Policies

Use of Estimates:   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates.

Principles of Consolidation : The consolidated financial statements include the accounts of Axion, and its wholly owned subsidiaries, APB, APC and C&T (collectively, the Company). All significant inter-company balances and transactions have been eliminated in consolidation.

Basis of Presentation : The financial statements have been presented in a “development stage” format in accordance with the provisions of Statement of Financial Accounting Standards (FASB) No. 7, Accounting and Reporting by Development Stage Enterprises . Since inception, the Company’s primary activities have been raising capital, obtaining financing, developing Axion’s energy storage technology and testing its proposed products.

Segment Reporting: Management has determined that the Company is organized, managed and internally reported as one business segment. Segments are determined based on differences in products, internal reporting and how operational decisions are made.

Foreign Currency Translation:   The accounts of APC and C&T are measured using the Canadian dollar as the functional currency for all the periods presented in the financial statements. The translation from Canadian dollars to U.S. dollars is performed for the balance sheet accounts using current exchange rates in effect at each of the balance sheet dates, and for the revenue and expense accounts using the average rate in effect during the periods. The resulting translation adjustments are recorded as a component of accumulated other comprehensive income (loss) within stockholders’ equity. Gains or losses resulting from transactions denominated in currencies other than the functional currency are included in the results of operations as incurred. The gains or losses arising from the inter-company loan denominated in U.S. dollars are directly reflected in other comprehensive income, as the amounts are not expected to be repaid in the foreseeable future.

Comprehensive Income: The Company follows FASB No. 130, “ Reporting Comprehensive Income .” Comprehensive income, as defined by Statement 130, is the change in equity of a business enterprise during a reporting period from transactions and other events and circumstances from non-owner sources. In addition to the Company’s net loss, the change in equity components under comprehensive income include the foreign currency translation adjustment.

Fair Value of Financial Instruments:   FASB No. 107, " Disclosures about Fair Value of Financial Instruments ," requires disclosure of fair value information about certain financial instruments, including, but not limited to, cash and cash equivalents, accounts receivable, refundable tax credits, prepaid expenses, accounts payable, accrued expenses, notes payable to related parties and convertible debt-related securities. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2008 and 2007. The carrying value of the balance sheet financial instruments included in the Company’s consolidated financial statements approximated their fair values.

On January 1, 2008, the Company adopted FASB Statement No. 157, “Fair Value Measurements” (SFAS No. 157) which defines fair value, establishes a framework for measuring fair value, and requires additional disclosures about fair value measurements. The criterion that is set forth in SFAS No. 157 is applicable to fair value measurement where it is permitted or required under other accounting pronouncements.
SFAS No. 157 defines fair value as the exit price, which is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on inputs of observable and unobservable market data that a market participant would use in pricing the asset or liability. The use of observable inputs is maximized where available and the use of unobservable inputs is minimized for fair value measurement. As a means to illustrate the inputs used, SFAS No. 157 establishes a three-tier fair value hierarchy that prioritizes inputs to valuation techniques used for fair value measurement.

•	Level 1 consists of observable market data in an active market for identical assets or liabilities.
•	Level 2 consists of observable market data, other than that included in Level 1, that is either directly or indirectly observable.
•
Level 3 consists of unobservable market data. The input may reflect the assumptions of the Company of what a market participant would use in pricing an asset or liability. If there is little available market data, then the Company’s own assumptions are the best available information.

 In the case of multiple inputs being used in a fair value measurement, the lowest level input that is significant to the fair value measurement represents the level in the fair value hierarchy in which the fair value measurement is reported.

Cash and Cash Equivalents:   For financial statement presentation purposes, the Company considers those short-term, highly liquid investments with original maturities of three months or less to be cash or cash equivalents.

Concentration of Credit Risk: The Company’s cash and cash equivalents are on deposit with banks. Only a portion of the cash and cash equivalents would be covered by deposit insurance and the uninsured balances are substantially greater than the insured amounts. Although cash and cash equivalent balances exceed insured deposit amounts, management does not anticipate non-performance by the banks.

Accounts Receivable: The Company records its accounts receivable at the original invoice amount less an allowance for doubtful accounts. An account receivable is considered to be past due if any portion of the receivable balance is outstanding beyond its scheduled due date. On a quarterly basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts and established an allowance for doubtful accounts for specific accounts that are considered at risk as to collection. When a customer account is considered to be uncollectible it is written off against the related allowance. . No interest is accrued on past due accounts receivable.

Inventory: Inventory is recorded at the lower of cost or market value, and adjusted as appropriate for decreases in valuation and obsolescence. Adjustments to the valuation and obsolescence reserves are made after analyzing market conditions, current and projected sales activity, inventory costs and inventory balances to determine appropriate reserve levels. As of December 31, 2008, no reserve for obsolescence was deemed necessary. Cost is determined using the first-in first-out (FIFO) method. Many components and raw materials we purchase have minimum order quantities. As of December 31, 2008, inventory costs of $1,270,000 consisted of $354,000 of finished goods, $344,000 of work-in-process and $572,000 of raw materials. These amounts include $535,000 of finished batteries, work-in-process and raw materials for our manufacturing subcontract. As of December 31, 2007 inventory costs of $376,000 consisted of  $302,000 of raw materials,  $55,000 of work-in-process and $19,000 of finished goods.

Property and Equipment:   Property and equipment are recorded at cost. Depreciation is computed using the straight line method over the estimated useful lives of the assets, ranging from 3 to 22 years.
Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Impairment or Disposal of Long-Lived Assets: The Company adopted the provisions of FASB No. 144 (FASB 144), “ Accounting for the Impairment or Disposal of Long-lived Assets .” This standard requires, among other things, that long-lived assets be reviewed for potential impairment whenever events or circumstances indicate that the carrying amounts may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future pre-tax cash flows (undiscounted and without interest charges) of the related operations. If these expected cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations. There were no impairments recognized for years ended December 31, 2008 and 2007.

  Revenue Recognition: The Company recognizes revenue upon transfer of title at the time of shipment (F.O.B. shipping point), when all significant contractual obligations have been satisfied, the price is fixed or determinable, and collectability is reasonably assured.

  Shipping and Handling Costs: All shipping and handling costs charged to customers are recorded as Net Sales and all related expenses are included in Cost of Sales. Shipping and handling costs not billed to customers are included in selling, general and administrative expense.

Stock-Based Compensation: Prior to January 1, 2006, the Company accounted for stock option awards in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion No. 25, “ Accounting for Stock Issued to Employees, (APB 25) ” and related interpretations, as permitted by Statement of Financial Accounting Standard No. 123, “ Accounting for Stock-Based Compensation ”, (SFAS 123). Under APB 25, compensation cost for stock options issued to employees was measured as the excess, if any, of the fair value of the Company’s stock at the date of grant over the exercise price of the option granted. Compensation cost was recognized for stock options, if any, ratably over the vesting period. As permitted by SFAS 123, the Company reported pro-forma disclosures presenting results and earnings as if the Company had used the fair value recognition provisions of SFAS 123 in the Notes to the Consolidated Financial Statements.

Effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” , (SFAS 123(R)) using the modified prospective transition method. See footnote captioned “Equity Compensation” for further detail on the impact of SFAS 123(R) to the Company’s consolidated financial statements.

Stock-based compensation related to non-employees is recognized as compensation expense in the accompanying consolidated statements of operations and is based on the fair value of the services received or the fair value of the equity instruments issued, whichever is more readily determinable . The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” and EITF 00-18, “Accounting Recognition for Certain Transactions Involving Equity Instruments granted to Other Than Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Research and Development : R&D costs are recorded in accordance with FASB No, 2, “ Accounting for Research and Development Costs, ” which requires that costs incurred in R&D activities covering basic scientific research and the application of scientific advances to the development of new and improved products and their uses be expensed as incurred. The policy of expensing the costs of R&D activities relate to (i) in-house work conducted by the Company; (ii) costs incurred in connection with contracts that outsource R&D to third party developers; and (iii) costs incurred in connection with the acquisition of intellectual property that is properly classified as in-process R&D. All R&D costs have been expensed.

Income Taxes: Deferred income taxes are recorded in accordance with FASB No. 109, “ Accounting for Income Taxes ,” or FASB 109, and deferred tax assets and liabilities are determined based on the differences between financial reporting and the tax basis of assets and liabilities using the tax rates and laws in effect when the differences are expected to reverse. FASB 109 provides for the recognition of deferred tax assets if realization of such assets is more likely than not to occur. Realization of net deferred tax assets is dependent upon generating sufficient taxable income in future years in appropriate tax jurisdictions to realize benefit from the reversal of temporary differences and from net operating loss, or NOL, carryforwards. The Company has determined it more likely than not that the deferred tax asset resulting from these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. Management will continue to evaluate the realizability of the deferred tax asset and its related valuation allowance. If the assessment of the deferred tax assets or the corresponding valuation allowance were to change, the Company would record the related adjustment to income during the period in which the determination is made. The tax rate may also vary based on actual results and the mix of income or loss in domestic and foreign tax jurisdictions in which operations take place.

Refundable tax credits are recorded, to the extent receipt is assured, in the year that they are earned and included in other income.

The provision for taxes represents corporate-level franchise taxes which may be based on assets, equity, capital stock or a variation thereof.

Recent Accounting Pronouncements:

In February 2007, Statement of Financial Accounting Standards No. 159, “ The Fair Value Option for Financial Assets and Financial Liabilities-Including an Amendment of FASB Statement No. 115 ,” (FASB 159), was issued. This standard allows a company to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and financial liabilities on a contract-by-contract basis, with changes in fair value recognized in earnings. The provisions of this standard are effective as of the beginning of our fiscal year 2008, with early adoption permitted. The adoption of FASB No. 159 did not have a material impact on the Company’s consolidated financial position, results of operation, or cash flows.

 In December 2007, the FASB issued SFAS No. 141(R), Business Combinations and SFAS No. 160, Accounting and Reporting of Noncontrolling Interest in Consolidated Financial Statements, an amendment of ARB No. 51 . These new standards will significantly change the accounting for and reporting of business combinations and non-controlling (minority) interests in consolidated financial statements. Statement Nos. 141(R) and 160 are required to be adopted simultaneously and are effective for the first annual reporting period beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company is currently evaluating the impact of adopting SFAS Nos. 141(R) and SFAS 160 on its consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 161, " Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 ”.  SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 with early application encouraged.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 161 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (“SFAS”) No. 162, " The Hierarchy of Generally Accepted Accounting Principles ”.  SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States.  SFAS 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. The Company is currently evaluating the impact of SFAS 162 on its consolidated financial statements but does not expect it to have a material effect.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 163, " Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60 " (“SFAS 163”).  SFAS 163 interprets Statement 60 and amends existing accounting pronouncements to clarify their application to the financial guarantee insurance contracts included within the scope of that Statement.  SFAS 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years.  As such, the Company is required to adopt these provisions at the beginning of the fiscal year ended December 31, 2009.  The Company is currently evaluating the impact of SFAS 163 on its consolidated financial statements but does not expect it to have a material effect.

Reclassifications

Certain reclassifications have been made to the 2007 financial statement presentation to correspond to the current year’s presentation. Total equity and net income are unchanged due to these reclassifications.

Note 3 -             Grant Revenue

Grants from Commonwealth of Pennsylvania: On April 30, 2007, the Company was awarded a series of retroactive grants from the Commonwealth of Pennsylvania with an aggregate value of $1.2 million. Grants for $900,000 were specifically designated for equipment purchases and the remaining $300,000 for job training and tax credits. The $150,000 Opportunity Grant Program grant requires the Company to hire 86 full-time employees by March 31, 2009, spend a total of $6,492,300 of non-public funds as part of the company’s operating expenses and equipment purchases by March 31, 2009 and maintain an operation in Neshannock Township through March 31, 2011. Failure to meet these goals could result in a partial return of the $150,000 grant allocation. During the year ended December 31, 2007, the Company recognized amounts related to these grants for the purchase of equipment. The Company records equipment grants as other receivables and deferred revenue based on qualifying equipment purchases that are billed to the Commonwealth for reimbursement at a rate of 75% of the amount paid by the Company. Deferred revenue is amortized into income over the estimated useful life of the related equipment. As of December 31, 2008, deferred revenue was $751,096. During the year 2008, $89,849 of income was recorded for the amortization of deferred revenue. As of December 31, 2007, other receivables included $239,861 and deferred revenue of $840,945 was recorded for equipment grants. During the year ended December 31, 2007, $662,000 of cash was received and $60,916 of income was recorded for the amortization of the deferred revenue.

Note 4 -              Fair Value Measures

The Company has determined the fair value of certain assets through application of SFAS No. 157, Fair Value Measurements .

Fair value of assets and liabilities measured at December 31, 2008 are as follows:

Fair Value Measurements at Reporting Date Using:

		Quoted Prices In Active Markets for
	Fair Value	Identical Assets/Liabilities (Level 1)
December 31, 2008:

Available-for-sale securities

Certificates of Deposit	$194,000	$194,000

United States Treasury Bills	$1,999,920	$1,999,920

The Company did not hold any securities for the year ended December 31, 2007.

There were no gains or losses (realized and unrealized) included in earnings for the periods reported in investment income.

Financial assets and liabilities valued using level 1 inputs are based on unadjusted quoted market prices within active market.

Note 5 — Property and Equipment

A summary of property and equipment at December 31, 2008 and 2007is as follows:

	Estimated useful
	life	2008	2007
Asset deposit		$-	$-
Leasehold improvements	10	105,888	92,525
Machinery & equipment	3-22 years	3,801,600	2,382,749
Less accumulated depreciation		633,305	356,022
Net		$3,274,183	$2,119,252

Note 6 - Related Party Debt Financing

2007 Activity:

The Company issued a total of 270,000 warrants against the 2006 loan agreement executed with Mr. Averill during 2006 and has an obligation to issue an additional 230,000 warrants from these loans through the November 2007 date of extinguishment. In November 2007, the 2006 loan was subsequently extinguished in exchange for the security provided under the Secured Bridge Loan program offered during the fourth quarter of 2007. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

In August 2007, Mr. Averill loaned the Company an additional $460,000 earning interest at a coupon rate of 12% per annum. The debt matures in two parts, with the $230,000 payable no later than September 30, 2007 and the final balance to be paid no later than December 31, 2007. As additional consideration for this loan, Mr. Averill is to receive a 3-year warrant to purchase 30,000 shares of common stock upon loan inception, an additional 2,000 warrants for each business day between the loan inception date and first repayment date, with the number of warrants pegged to the first repayment not to exceed 42,000 warrants, and an additional 1,000 warrants for each business day between the date of first repayment and second repayment date, with the number of warrants pegged to the second repayment not to exceed 64,000 warrants. The Company repaid Mr. Averill $115,000 on September 28, 2007, from which he is to receive the maximum number of warrants pegged to the first repayment date. On November 27, 2007 this loan was subsequently extinguished in exchange for the security provided under the Secured Bridge Loan program offered during the fourth quarter of 2007. The Company has an obligation to issue an additional 64,000 warrants from these loans through the November 27, 2007 extinguishment date. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

On November 1, 2007, the Company borrowed an additional $267,900 from Robert Averill. This amount was invested in anticipation of the Secured Bridge Loan discussed below, earning interest at 14% per annum.

On November 27, 2007, Mr. Averill and the Company entered into an agreement to convert all outstanding debt obligations due and owing to Mr. Averill, into obligations under the Secured Bridge Loan discussed below, extinguishing the security interest Mr. Averill had in all of the assets of Axion Power Battery, Inc. in exchange for the security provided under the Secured Bridge Loan. At the time this indebtedness was converted, the Company owed Mr. Averill outstanding principal plus interest amounting to $1,111,910 together with new borrowings of $544,090 and $144,000 of loan origination fees recognized as a note discount, resulting in Mr. Averill holding a note for $1,800,000 under the Secured Bridge Loan financing. The loan has an original maturity of March 31, 2008, bears an initial interest rate of 14% per annum, and is jointly secured, along with all other investors in the Secured Bridge Loan, by all the assets including intellectual property assets of the Company and its subsidiaries. As additional consideration for this loan, Mr. Averill is to receive a warrant to purchase 61,290 shares of common stock. The warrants are exercisable for a period of five years from loan inception at a price of $2.35 per share.

Mr. Averill’s loan obligations specifically state that the warrant will be dated three years from date of issue. Whereas none of these warrants were issued during 2007, the expiration date on his warrants relating to both the 2006 carryover and the 2007 was not determined until 2008. In conjunction with this loan obligation carried over from 2007, the Company satisfied the remainder of its obligation to issue 366,000 warrants to Mr. Averill. Because of the delay in processing, these 3 year warrants, exercisable at a price of $6.00, were issued with an expiration date of March 31, 2011. Due to lower stock prices at the time of modification, the modification of these instruments resulted in a net decrease in fair value of these instruments.

In October 2007, Igor Filipenko, a member of the Board of Directors,  loaned the Company $115,000 under substantially the same agreement as Mr. Averill’s loan agreement of August 2007. Mr. Filipenko earns interest at a coupon rate of 12% per annum with a scheduled maturity of December 31, 2007. As additional consideration for this loan, Mr. Filipenko is to receive a 3-year warrant to purchase 5,250 shares of common stock upon loan inception, and an additional 500 warrants for each business day between the loan inception date and repayment date. The number of warrants pegged to repayment is not to exceed 26,500 warrants.  At the end of 2007, the Company had an obligation to issue an additional 31,750 warrants from this loan upon extinguishment on December 17, 2007. In conjunction with this loan obligation carried over from 2007, the Company satisfied the remainder of its obligation to issue 31,750 warrants to Mr. Filipenko. Because of the delay in processing, these 3 year warrants, exercisable at a price of $6.00, were issued with an expiration date of March 31, 2011. Due to lower stock prices at the time of modification, the modification of these instruments resulted in a net decrease in fair value of these instruments.  (See discussion of this loan under the caption “Secured Bridge Loan Financing” below). (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

In December 2007, Mr. Filipenko elected to participate in the fourth quarter short-term bridge loan arrangement whereby he converted his October loan of $115,000, contributed an additional $92,000 in cash, and received a note discount of $18,000 reflecting loan origination fees, resulting in Mr. Filipenko holding a note for $225,000 under the Secured Bridge Loan. The loan has an original maturity of March 31, 2008, bears an initial interest rate of 14% per annum, and is jointly secured, along with all other investors in the Secured Bridge Loan, by all the assets including intellectual property assets of the Company and its subsidiaries. As additional consideration for this loan, Mr. Filipenko is to receive a warrant to purchase 7,661 shares of common stock. The warrants are exercisable for a period of five years from loan inception at a price of $2.35 per share. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

In December 2007, Glenn Patterson (HAP), a member of the Board of Directors, contributed $92,000 in cash and received a note discount of $8,000 reflecting loan origination fees by participating in the fourth quarter short-term bridge loan arrangement offered by the Company. The loan has an original maturity of March 31, 2008, bears an initial interest rate of 14% per annum, and is jointly secured, along with all other investors in the Secured Bridge Loan, by all the assets including intellectual property assets of the Company and its subsidiaries. As additional consideration for this loan, Mr. Patterson is to receive a warrant to purchase 3,405 shares of common stock. The warrants are exercisable for a period of five years from loan inception at a price of $2.35 per share. (See discussion of this loan under the caption “Secured Bridge Loan Financing” below).

2008 Activity:

The 2007 Bridge Loans had an original maturity date of March 31, 2008, with three extensions of the maturity date at the option of the Company, with higher interest rates to apply to each such extension.

On May 29, 2008, Glenn Patterson (HAP) converted $4,200 of his Bridge Loan into equity under the same terms offered to Quercus discussed in Item 7 “Recent Financing Activities” , with the $95,800 in principal repaid under the terms of the note for the Bridge Loan. Mr. Patterson received 4,627 warrants valued at $3,990 utilizing the Black-Scholes-Merton option pricing model.

  On June 30, 2008, Igor Filipenko was repaid $225,000 in principal under the terms of the note for the Bridge Loan.  Mr. Filipenko received 9,148 warrants valued at $9,768 utilizing the Black-Scholes-Merton option pricing model.

On June 30, 2008, Robert Averill, converted $800,000 under the same terms offered to Quercus discussed in Item 7 “Recent Financing Activities”, with the $1,000,000 in principal repaid  on July 1, 2008 under the terms of the note for the Bridge Loan.  Mr. Averill received 457,542 warrants valued at $342,748 utilizing the Black-Scholes-Merton option pricing model.

Options and Warrants: The loan agreements disclosed above provided for the aggregate issuance of 484,278 common stock purchase warrants, with only 86,528 having been issued as of December 31, 2007. We satisfied our obligation to issue the remainder of 397,750 warrants in March 2008 by issue to two of our directors.  As of December 31, 2007, the warrants due under these agreements had been valued at 276,882 and recorded as a note discount. Note discount of $154,201 had been amortized during the year ended December 31, 2007, of which $152,884 relates to the warrant obligations under these 2007 loans. $289,075 of unamortized debt discount relating to the 2007 obligations was amortized during the first quarter of 2008.  Because of the delay in processing, these 3 year warrants, exercisable at a price of $6.00, the settlement warrants were issued with an expiration date of March 31, 2011. Due to lower stock prices at the time of modification, the modification of these instruments resulted in a net decrease in fair value of these instruments. Decreases in fair value of embedded options resulting from a modification should not be recognized and accordingly are not reflected on the Company’s financial statements.

Secured Bridge Loan Financing:   In December 2007 the Company offered certain of its directors, officers, and significant investors the opportunity to participate in a short-term bridge loan arrangement in increments of $100,000, each such loan to bear interest at 14% and to be secured by all of the assets, including the intellectual property assets of Axion Power International and Axion Power Battery Manufacturing Inc. (the “Secured Bridge Loan”). Elections to participate must have been made no later than January 7, 2008, and if fully subscribed, the Secured Bridge Loan could result in up to $3,000,000 in short-term funding for the Company.

Total funding received under the Secured Bridge Loan as of December 31, 2007 amounted to $2,541,216, with additional funding of $100,000 in January of 2008. $2,125,000 was funded by three members of the Board of Directors, with the balance funded by four accredited investors.

The Bridge Loans had an original maturity date of March 31, 2008, with three extensions of the maturity date at the option of the Company, with higher interest rates to apply to each such extension. On March 31, 2008, we sent notice to the investors of our intention to extend the loan until April 30, 2008. In accordance with the option terms contained in the loan agreement, three of the investors chose to convert a total of $328,984 into equity under the same terms offered to Quercus. One of these investors later rescinded his election, opting for repayment. This resulted in a net conversion of $276,484 into equity under the same terms offered to Quercus. The extension entitled the remaining investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 15%. On April 29, 2008, we sent notice to the investors of our intention to extend the loan until May 31, 2008. The extension entitles investors to earn an additional 1% extension fee based on the original loan amount and interest at the annual rate of 16%.  On May 29, 2008, a related party converted $4,200 of his Bridge Loan into equity under the same terms offered to Quercus, with the balance repaid under the terms of the note for the Bridge Loan. On May 30, 2008, we sent notice to the remaining investors of our intentions to extend the loan until June 30, 2008. The interest rate during the extension period increased to 18% with an extension fee equal to 2% of the original loan and an extension fee of 2% of the original loan was paid to the holders of the Bridge Loans. A loan origination fee was paid equal to 8% of the original loan. The origination fee decreased by one-half percent each week after December 15, 2007 until the loan closed on January 7, 2008. Warrants exercisable at $2.35 until December 31, 2012 are included. For each $100,000 increment of the Bridge Loan, the investors were issued warrants as follows: 3,405 warrants upon occurrence of the secured bridge loan: 851 additional warrants upon the extension of the loan to April 30, 2008; 1,276 additional warrants upon extension of the loan to May 31, 2008 and 2,128 additional warrants upon extension of the loan to June 30, 2008. Typical anti-dilution provisions apply to the warrants as do piggyback registration rights.

On June 30, 2008, a director, exercising his rights to convert under the same terms converted $800,000 of indebtedness under the Bridge Loans into 380,952 shares of common stock and warrants to purchase 380,952 shares of common stock at an exercise price of $2.60 per share, such warrants will expire on June 29, 2013. The remaining balance due, $1,235,028, of indebtedness from the Bridge Loans was repaid on July  1, 2008 with a portion of the proceeds from the Final Quercus Investment (as described below). The Bridge Loans have been fully repaid or converted, and there is no remaining indebtedness under these instruments.

Interest Expense:   Interest expense recognized for the year ended December 31, 2008 in connection with certain notes payable to related parties amounted to $1,137,485.  Of this total $277,045 relates to the interest coupon and $860,443 to the amortization of note discount associated with loan origination fees and detachable warrants.   The amounts reported as interest expense-related party on the income statement include payments to four accredited investors with certain associations to related parties. Interest expense recognized for the year ended December 31, 2007 in connection with these notes and related liabilities amounted to $276,651, of which $117,058 relates to the amortization of the note discount for warrants granted, $37,143 relates to the amortization of note discount reflected by the Secured Bridge Loan’s origination fees, and the remainder relates to the stated interest rate on the outstanding balance. In December 2007, loan origination fees of $202,216 were recognized as note discounts related to funding received in the fourth quarter on the Secured Bridge Loan. In January 2008, $7,500 in origination fees were recognized as a note discount in connection with an additional $92,500 of cash received for these notes. These note discounts are being amortized as interest expense over the life of the respective notes.

Note 7— Stockholders' Equity

Authorized Capitalization: The Company’s authorized capitalization includes 100,000,000 shares of common stock and 12,500,000 shares of preferred stock. This represents an increase in the number of authorized common shares from 50,000,000 pursuant to the Shareholder meeting vote on November 12, 2008.

  Common Stock:   At December 31, 2008, 26,417,437 shares of common stock were issued and outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Holders of common stock are entitled to receive dividends when and if declared by the board out of funds legally available. In the event of liquidation, dissolution or winding up, the common stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The common stockholders have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock:  The Company’s amended and restated of incorporation authorizes the issuance of 12,500,000 shares of blank check preferred stock. The Company’s board of directors has the power to establish the designation, rights and preferences of any preferred stock. Accordingly, the board of directors has the power, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.

At December 31, 2008, 137,500 shares of 8% Cumulative Convertible Senior Preferred stock were issued and outstanding, and 718,997 shares of Series A Convertible Preferred stock were issued and outstanding.

Equity Transactions –period ended December 31, 2003

APC and Tamboril Cigar Company (Tamboril, now Axion) reverse acquisition :   In December 2003 Tamboril entered into a reverse acquisition agreement with APC. Under the terms of the agreement, all outstanding securities of APC were acquired by Tamboril in exchange for newly issued stock. Upon consummation of the transaction, the former stockholders of APC owned the majority of Tamboril’s outstanding shares and controlled Tamboril’s Board of Directors. Accordingly, the acquisition of APC by Tamboril was structured as a reverse acquisition under which Tamboril was the legal acquirer in the transaction and APC was the accounting acquirer. The transaction was treated as a recapitalization of APC for accounting purposes. Tamboril had no material assets or liabilities and 1,875,000 common shares outstanding on December 31, 2003 when it entered into a reverse acquisition with shareholders of APC. The historical financial statements presented prior to December 31, 2003 represent those of APC since its inception on September 18, 2003. The transactions of Tamboril are included beginning January 1, 2004. Subsequently, Tamboril changed its name to Axion Power International, Inc.

Prior to the reverse acquisition, APC issued rights to its founders for 1,360,000 shares of APC common stock as additional shares for money contributed through the purchase of convertible debt. Accordingly, there was no expense recorded related to these issuances of these shares. However, there was one founder that did not contribute funds in which APC valued the 170,000 shares issued as expense for services rendered during the period ending December 31, 2003 amounting to $48,953 based on the value of the shares received for the funds contributed by the other founders. The founders purchased convertible debt from APC for $1,450,000 of which $350,000 was not collected until 2004 which is included as a subscription receivable as of December 31, 2003. These convertible debt instruments were converted prior to the merger in which 1,108,335 shares of APC common stock were issued as consideration for $1,450,000 of convertible debt and $92,761 in unamortized debt discount attributable to detachable warrants.

The following transactions were completed in conjunction with the original closings:

•	Tamboril had 1,875,000 shares of common stock outstanding at December 31, 2003 which is reflected as equity acquired in the recapitalization.

•
Tamboril settled $484,123 in pre-merger accrued related party compensation debt through the issuance of 233,400 warrants. No corresponding expense was recorded on the Company’s records because the debt was included on the legal acquirer’s (Tamboril’s) records prior to the reverse acquisition.

•
Tamboril issued 9,785,818 common shares (prior to the return of 1,000,000 shares from The Trust for the Benefit of the Shareholders of Mega-C Power Corp in the fiscal year ended December 31, 2006, as disclosed in the note captioned “Subsequent Events”) and 608,600 warrants to APC’s stockholders in exchange for a substantial controlling interest in APC. This includes the common shares issued to the founders, common shares and warrants issued in conjunction with the convertible notes, and shares issued to the Mega C Trust.

•
As part of the above described transaction, APC shareholders, who had rights to the stock agreed to have 7,147,483 shares of Tamboril shares to be issued to the Trust and APC shareholders retained the remaining shares. As a result of the November 21, 2006 Mega C Chapter 11 plan of reorganization, the Trust was required to return 1,000,000 shares of the common stock distributed to the Trust noted above for cancellation by the Company. The Company retroactively adjusted the return of the shares against the shares issued to the Trust resulting in 6,147,483 net shares issued to the Trust at December 31, 2003.

•	The original reverse acquisition was amended on January 9, 2004. See discussion of the amendment under the explanation of the equity 2004 below.

 Equity Transactions –period ended December 31, 2004

APC and Tamboril Cigar Company (Tamboril, now Axion) reverse acquisition :   Prior to the second part of the reverse acquisition on January 9, 2004, the Company adjusted the original shares issued to the founders by issuing rights to an additional 445,000 shares to the founders and 180,000 shares to the Trust. Since there was no additional service or money contributed there was no expense recorded related to the additional shares issued. Also, the Company issued 45,000 shares to the CEO which amounted to $72,000 valued at the pink sheet bid price on the date of grant. Certain related parties purchased convertible debt from APC for $400,000. The $400,000 of convertible debt purchased during 2004 and the remaining $50,000 of convertible debt outstanding at December 31, 2003 was converted into 283,333 shares of APC common stock during 2004.

2004 Private Placements:   During the year ended December 31, 2004, the Company sold 823,800 shares of common stock and 463,100 warrants for net cash proceeds of $1,607,134. The Company also received $868,020 in cash proceeds from the exercise of 475,200 outstanding common stock purchase warrants. The Company issued 48,782 shares of common stock for rounding purposes in conjunction with the 2004 one-for-sixteen reverse stock split.

Equity Transactions –Year ended December 31, 2005

Augmentation of Trust and Trust Settlement: In February 2005, the Company issued 500,000 shares of common stock to The Trust for the Benefit of the Shareholders of Mega-C Power Corp. For accounting and financial reporting purposes, the stock issuance transaction was valued at $1,525,000, which represents the value of the shares on the date of issuance. This amount was charged to operating expenses during the year ended December 31, 2005. There were 500,000 shares returned to the Company for cancellation in November 2006 in connection with the bankruptcy court confirmation of the settlement (see note captioned “Mega-C Power Corp (Mega-C), Mega-C   Trust (the Trust), The Taylor Litigation”). Those shares were effectively the return of the 500,000 shares issued to the Trust in February, 2005. The return of those shares was recorded as a reversal of the expense at fair value on the date of return in 2006 in the amount of $1,125,000 and has been subsequently cancelled. In addition, under the bankruptcy court confirmation of the settlement, the Trust corpus was reduced another 1,000,000 shares, which were returned to the Company and cancelled. The return in 2006 was the result of a negotiated settlement and there are no contingencies surrounding the Trust shares in 2005. This cancellation was considered a retroactive adjustment to the shares issued in the 2003 reverse acquisition.

2005 Private Placement of Senior Preferred: In February 2005, the board of directors designated 1,000,000 shares of preferred stock as 8% Cumulative Convertible Senior Preferred Stock (the “senior preferred”). The Company sold 385,000 shares of senior preferred at a price of $10 per share. The net proceeds of the offering included $2,754,110 in cash and $1,000,000 in liability conversion (see Note captioned “Transactions with a Related Party (C&T)”). At December 31, 2005, $25,000 of this amount was included in stock subscription receivable that was subsequently reversed in 2006 when the amount was deemed uncollectible. The senior preferred offering originally required the sale of a minimum of 500,000 shares ($5,000,000) before the offering proceeds would be available to the Company. The purchasers of the senior preferred ultimately waived this minimum offering condition. The preferred stock has liquidation preference equal to the stated value on the payment date before any payment or distribution is made to the holders of common stock.

So long as any senior preferred shares are outstanding, the Company cannot (i) issue any series of stock having rights senior to or on parity with the senior preferred (ii) amend, alter or repeal any provision of its Amended and restated of Incorporation or bylaws to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the senior preferred, or (iii) effect a reclassification of the senior preferred without the consent of the holders of a two-thirds majority of the outstanding shares. The Company is not authorized to issue any additional shares of senior preferred.

To provide for immediate cash needs during the offering period, the Company agreed to issue warrants to any purchaser of senior preferred who agreed to loan the Company the amount of the share proceeds until the $5 million minimum subscription was reached. In connection therewith, the purchasers of $565,000 of senior preferred agreed to release their subscription payments notwithstanding the minimum subscription and other restrictions in the associated private placement memorandum. As a result, the Company issued 282,500 warrants to those purchasers. By March 2005, the $5 million minimum was still not met and the Company agreed to issue 228,500 additional warrants to the purchasers of $2,285,000 of senior preferred who agreed to waive the minimum subscription requirement. The foregoing warrants are exercisable at a price of $2 per share, and were to expire on March 21, 2007.   Because the warrants were detachable, granted in connection with the offering, immediately vested, and exercisable at a price that was less than the reported fair market value of the underlying common stock on the date of grant, the proceeds of the offering were allocated between the senior preferred and the warrants based on the relative fair value of each instrument. The assumed value of the senior preferred was determined based on the fair value of the underlying common shares and the fair value of the warrants was valued using the Black-Scholes-Merton option pricing model. The proceeds allocated to the senior preferred amounted to $3,440,268. The effective conversion price of the senior preferred was at a price lower than the market price of the common stock at the date of the issuance, resulting in a non-cash beneficial conversion feature of $2,315,482. This beneficial conversion feature was immediately recognized as additional non-cash dividends. On March 9, 2007 the Board of Directors unanimously agreed to extend the life 476,000 $2.00 warrants issued in March 2005 to purchasers who subscribed to the Senior Preferred private placement offering.

Holders of senior preferred have the right to convert their shares into common stock at any time, at an original conversion price of $2.00. The Company was required to register the underlying shares by April 30, 2005. The shares were not registered until June 2005 and as a result the conversion price was reduced to $1.86 per share. This reduction in the conversion price resulted in an additional beneficial conversion feature, valued at the fair value of the additional common shares issuable as a result of the reduced conversion price, amounting to $433,228.

Holders of senior preferred are entitled to anti-dilution protection for certain subsequent events, including the issuance of equity or debt securities that may be converted into common stock at a conversion price that is less than the conversion price of the senior preferred. As discussed in the note captioned “Subsequent Events,” the Company sold approximately 823,000 shares of Series A Preferred Stock that is convertible at a price of $1.25 per share. This stock sale triggered the anti-dilution provisions of the senior preferred stock and giving effect to all required adjustments, the adjusted conversion price of the senior preferred is now $1.68 per share as of December 31, 2006.

In September 2005, the Company offered all holders of preferred stock an early conversion incentive that was approximately equivalent to one year’s anticipated dividends on the preferred stock. While each share of senior preferred was convertible into 5.5 shares of common stock when the Company offered the early conversion incentive, 6 shares of common stock were issued for each share of senior preferred converted during the incentive period. A total of 245,000 shares were converted. The fair value of the additional common shares issued as a result of this inducement was recorded as a preferred dividend, amounting to $350,446.

The total of the beneficial conversion feature and conversion inducement for the year ended December 31, 2005 that is included in preferred dividends on the accompanying statement of operations amounted to $3,099,156. The Company analyzed the embedded derivative conversion feature and the free standing warrants issued in connection with the senior preferred and determined that the instruments are equity instruments and accordingly, are not accounted for as derivatives, requiring fair value accounting at each reporting period.

Holders of senior preferred are entitled to receive dividends at the annual rate of 8%. Dividends are payable quarterly on the last day of March, June, September and December of each year. Dividends are cumulative from the date of issuance and payable to holders of record. In order to conserve available resources, the Company did not pay cash dividends on the senior preferred in any quarter where the Company reported a net loss. Any accrued dividends that are not paid in cash will be added to the stated value of the senior preferred. Dividends accrued and added to the stated value of the senior preferred during the year ended December 31, 2006 and 2005 amounted to $119,092 and $176,194, respectively.

The senior preferred is redeemable by the Company under certain conditions unless the holders elect to exercise their conversion rights prior to the redemption date. Twenty percent of the senior preferred will become redeemable when the market price of the Company’s common stock exceeds $6.00 per share for at least 30 trading days within any period of 45 consecutive trading days. Thereafter, an additional twenty percent of the senior preferred will become redeemable for each $1.00 increase in the stabilized market price of the Company’s common stock. In connection with any proposed redemption of senior preferred, the Company will give each holder not less than 30 days notice of its intention to redeem a portion of the shares.

2005 Private Placement of Common Stock : Common stock private placement activities during the year ended December 31, 2005 were as follows:

•
The Company sold 600,000 units, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price of $2.00 per unit, or $1,200,000, before offering costs. As of December 31, 2005, $200,000 is included in stock subscriptions receivable, which was received in 2006.

•
A director exercised 446,000 - $1 warrants/options and 25,000 - $2 options with a total exercise price of $496,000. The stock was issued and included in stock subscriptions receivable as of December 31, 2005. As of June 19, 2006, the full amount has been settled.

•	Other holders exercised 382,665 options & warrants with an aggregate exercise price of $787,395.

Equity Transactions –Year ended December 31, 2006

Augmentation of Trust and Trust Settlement: See above 2005 transactions and the discussion in the note captioned “Mega-C Power Corp (Mega-C),   Mega-C   Trust (the Trust), The   Taylor Litigation” for disclosures about shares issued to the Trust, returned from the Trust in November 2006 and the accounting for those shares.

Senior Preferred: During 2006, a subscription for senior preferred shares was cancelled, reducing the balance by 2,500 shares or $25,000. The senior preferred had an initial stated value of $10.00 per share. Accrued dividends that are not paid in cash within 10 days of a payment date will automatically be added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the earnings through 2008 and the expected future stated value of the senior preferred at the end of each quarter through December 31, 2009.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value

31-Mar-08	$12.72	31-Mar-09	$13.77

30-Jun-08	$12.97	30-Jun-09	$14.04

30-Sep-08	$13.23	30-Sep-09	$14.32

31-Dec-08	$13.50	31-Dec-09	$14.61

2006 Private Placement of Series A Preferred Stock:  On October 18, 2006, the Company’s board of directors designated, from the Company’s total authorized 12,500,000 shares, a new series of preferred stock consisting of up to 2,000,000 shares designated Series A Convertible Preferred Stock (the “series A preferred”). During the fourth quarter of 2006, the Company sold an aggregate of 782,997 shares of series A preferred at a price of $10 per share for net proceeds of $7,722,470 including $4,352,500 in cash and $3,369,970 in liability conversion. In connection with the private placement, the Company incurred total offering expenses of $258,202, of which $107,500 was paid in cash, while the remainder was paid through the issuance of options to acquire shares of the Company’s common stock.

Under the terms of this new series of preferred stock, no more than 1,000,000 shares may be sold for cash and the remaining shares must be reserved for (i) issuance upon exercise of the conversion rights of holders of secured and unsecured short-term debt and (ii) to pay in-kind dividends on the series A preferred. So long as any series A preferred shares are outstanding, the Company cannot (i) issue any series of stock having rights senior to or on parity with the series A preferred (ii) amend, alter or repeal any provision of its Amended and restated of Incorporation or bylaws to adversely affect the relative rights, preferences, qualifications, limitations or restrictions of the series A preferred (iii) effect a reclassification of the series A preferred or (iv) issue any additional shares of series A preferred, each without the consent of the holders of a two-thirds majority of the outstanding shares. The holders of series A preferred have no pre-emptive rights with respect to any other securities of the Company and a liquidation preference equal to the stated value on the payment date before any payment or distribution is made to the holders of common stock.

Beginning on April 23, 2007, the shares of series A preferred shall be convertible at the option of the holders of record at an initial conversion price of $1.25 per share. Holders of series A preferred are entitled to anti-dilution protection for certain subsequent events, including the issuance of equity or debt securities that may be converted into common stock at a conversion price that is less than the conversion price of the series A preferred resulting in a reduction in the conversion price of the series A preferred. No such other securities have been issued through the date of this prospectus which would require the reduction of the conversion price of the series A preferred. In addition, the effective conversion price of the series A preferred was at a price lower than the market price of the common stock at the respective dates of issuance in the fourth quarter of 2006, resulting in an aggregate non-cash beneficial conversion feature of $6,709,970 recognized as additional non-cash dividends on a straight line basis, which did not differ materially from the effective interest method, from the respective dates of issuance of the series A preferred in the fourth quarter of 2006 through the first date these shares are convertible on April 23, 2007. As a result, $613,336 was recognized as additional non-cash dividends in the fourth quarter of 2006 with the remaining amount recognized in 2007. In addition, if all holders of the series A preferred were to have exercised their conversion rights at their respective dates of subscription, these holders would have received an additional $5,597,970 in fair value in excess of the proceeds paid for their subscriptions to the series A preferred. The Company further analyzed the embedded conversion feature and determined that it is properly classified as an equity instrument and accordingly, is not accounted for as a derivative, requiring fair value accounting at each reporting period.

Holders of the shares of series A preferred shall receive dividends at the annual rate of 10% of the stated value of the series A preferred so long as the Company is current with respect to its reporting obligations under the Securities Exchange Act of 1934 on any dividend payment date. Dividends are payable quarterly on the last day of March, June, September and December in each year. Dividends are cumulative from the date of issuance and payable to holders of record. Any accrued dividends that are not paid in cash will be added to the stated value of the series A preferred.

Because the Company was not current with respect to its reporting obligations through December 31, 2007, the series A preferred annual dividend rate increased to 20% of the stated value. All but one of the series A preferred shareholders elected to reinvest their preferred dividends back into series A preferred shares. As of December 31, 2006, $103,101 of dividends has been accrued, including $97,896 in non-cash and $5,205 in cash dividends. No cash dividends have been paid with respect to the series A preferred shares. Non-cash dividends have increased the value of the series A preferred shares by $0.13 to a stated value of $10.13 as of December 31, 2006.

The series A preferred had an initial stated value of $10.00 per share. Non-cash dividends are automatically added to the stated value and the stated value, as adjusted, will be used for all future dividend and conversion calculations. The following table summarizes the earnings through 2008 and the expected future stated value of the series A preferred at the end of each quarter through December 31, 2009.

Quarter Ended	Adjusted Stated Value	Quarter Ended	Adjusted Stated Value

31-Mar-08	$12.61	31-Mar-09	$13.92

30-Jun-08	$12.93	30-Jun-09	$14.26

30-Sep-08	$13.25	30-Sep-09	$14.62

31-Dec-08	$13.58	31-Dec-09	$14.99

The series A preferred is redeemable by the Company under certain conditions unless the holders elect to exercise their conversion rights prior to the redemption date. Twenty percent of the series A preferred will become redeemable when the market price of the Company’s common stock exceeds $5.00 per share for at least 30 trading days within any period of 45 consecutive trading days. Thereafter, an additional twenty percent of the series A preferred will become redeemable for each $2.50 increase in the stabilized market price of the Company’s common stock. In connection with any proposed redemption of series A preferred, the Company will give each holder not less than 30 days notice of its intention to redeem a portion of the shares.

Common Stock & Private Placements.   The common stock transactions during the year ended December 31, 2006 are as follow:

•
Two unaffiliated individual accredited investors purchased a total of 80,000 units for a purchase price of $2.50 per unit or $200,000.   Each unit consists of one share of common stock and one common stock purchase warrant with an exercise price of $4.00 per share. The warrants are exercisable up until the first anniversary of the effective date of the common stock registration statement and were valued at $26,354 on the date of issuance

•	The Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400

•
The Company’s Chief Technical Officer received 6,000 unrestricted shares, valued at $24,000, pursuant to his 2005 employment contract and an additional 250,000 restricted shares, valued at $937,500, pursuant to his 2006 employment contract. The 250,000 shares will become fully vested on December 28, 2009. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

Subscriptions Receivable: The balance sheet as of December 31, 2005 reflected $721,000 in subscriptions receivable. During the year ended December 31, 2006, the Company received subscription payments of $588,900, settled $107,100 against open invoices for legal services, and cancelled the unsettled balance of the subscription receivable for preferred stock amounting to $25,000,

Warrants:   741,613 warrants were issued to related parties in conjunction with the financing of debt issued during 2006. See the “Related Party” footnote within ‘Debt Financing “above. In April, 2006, the Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400.   In October 2006, 200,000 3-year warrants were issued in payment for consulting services. These $3.00 warrants valued at $74,437 are scheduled to expire in October 2009. In December 2006, a former director of the Company received 9,000 $6.00 warrants valued at $12,411, and are scheduled to expire December 29, 2010. Additionally, 80,000 warrants were issued to accredited investors in connection with a private placement of units comprised of one share of the Company’s common stock and one stock purchase warrant, as discussed above.

On June 9, 2006 the Board of Directors extended the life of 1,562,900 warrants issued to the original shareholders of C&T along with 91,700 capital warrants issued to Sally Fonner in recognition of the Company’s difficulty in establishing a public trading market for its common stock. These $2 warrants scheduled to expire in 2006 and early 2007 were modified to a December 31, 2007 expiration. The warrants, valued at $521,642 prior to the extension, were revalued at the date of modification using the Black-Scholes-Merton option-pricing model. The incremental expense in 2006 resulting from the revaluations was recorded into R&D ($342,131) and SG&A ($50,680).

Equity Transactions –Year ended December 31, 2007

Senior Preferred: At December 31, 2007, 137,500 shares of 8% Cumulative Convertible Senior Preferred stock were issued and outstanding. As of December 31, 2007 $425,852 in dividends has been accrued to cover the Company’s obligations with regard to the 8% Cumulative Convertible Senior Preferred stock. No cash dividends have been paid with respect to these shares. Non-cash dividends have increased the value of the Senior Preferred shares by $2.72 to a stated value of $12.72 per share.

Series A Preferred : 782,997 shares of Series A Preferred were issued during 2006. In January 2007, the Company sold 40,000 additional shares of Series A Preferred to accredited investors for gross cash proceeds of $400,000. On the date of issuance, the effective conversion price of the Series A Preferred was at a price lower than the market price of the common stock resulting in a non-cash beneficial conversion feature of $400,000 recognized as additional non-cash dividends on a straight line basis through the first date these shares are convertible, being April 23, 2007. This straight line calculation did not differ materially from the effective yield method. With the 2007 subscription, the aggregate non-cash beneficial conversion feature attributable to the Series A Preferred shares is valued at $7,109,970. $613,336 was recognized as additional non-cash dividends in the fourth quarter of 2006, with the remaining balance of $6,496,634 recognized as additional non-cash dividends during the year ending December 31, 2007. Beginning on April 23, 2007, the shares of Series A Preferred became convertible at the option of the holders of record at an initial conversion of $1.25 per share. The conversion price is subject to adjustment if Axion issues any shares less than the then existing conversion price.

The holders of the shares of Series A Preferred receive dividends at the annual rate of 20% of the Stated Value of the Series A Preferred so long as the Company is behind with respect to its reporting obligations under the Securities Exchange Act of 1934 on any dividend payment date. Once the company is current with respect to these reporting obligations, the dividend rate will be reduced to an annual rate of 10% of the Stated Value. As of December 31, 2007, $1,893,855 in dividends has been accrued. No cash dividends have been paid with respect to the Series A Preferred shares. Non-cash dividends have increased the value of Series A Preferred shares by $3.46 to a stated value of $13.46 per share. As of December 31, 2007, 822,997 shares of Series A Convertible Preferred stock were issued and outstanding.

Equity Transactions –Year ended December 31, 2008

Senior Preferred: At December 31, 2008, 137,500 shares of 8% Cumulative Convertible Senior Preferred stock were issued and outstanding. As of December 31, 2008, $567,181 in dividends has been accrued to cover the Company’s obligations with regard to the 8% Cumulative Convertible Senior Preferred stock. No cash dividends have been paid with respect to these shares. Non-cash dividends have increased the value of the Senior Preferred shares by $3.50 to a stated value of $13.50 per share.

Series A Preferred : With the Company becoming current with respect to its reporting obligations under the Securities Exchange Act of 1934, the dividend rate on its Series A Preferred reduced to an annual rate of 10% of the Stated Value. During the year ended December 31, 2008, 104,000 Series A Preferred shares along with accrued dividends of $298,875 were converted into 1,071,099 common shares. As of December 31, 2008, $2,571,321in dividends have been accrued. No cash dividends have been paid with respect to the Series A Preferred shares. Non-cash dividends have increased the value of Series A Preferred shares by $3.58 to a stated value of $13.58 per share. As of December 31, 2008, 718,997 shares of Series A Convertible Preferred stock were issued and outstanding.

Common Stock Issuances : The following table represents per share issuances of common stock from inception through December 31, 2008, pursuant to FASB No. 7, “ Development Stage Enterprises ”:

2003

Description:	Date	Shares	Per share valuation	Business reason:

Shares issued to founders	9/18/2003	1,360,000	$0.00	original capitalization-no contributed capital

APC Founder	9/18/2003	170,000	$0.29	services rendered with respect to formation

Seed debt financing	12/31/2003	500,000	$1.00	conversion of debt and accrued interest to common stock

Series I convertible debt	12/31/2003	533,334	$1.50	conversion of debt and accrued interest to common stock

Series II convertible debt	12/31/2003	75,000	$2.00	conversion of debt and accrued interest to common stock

Mega-C Trust	12/31/2003	6,147,484	$0.00	In lieu of shares issuable to founders

Tamboril shareholders	12/31/2003	1,875,000	$0.00	recapitalization measured at fair market value of Tamboril assets

2003 Totals		10,660,818	$0.14

2004

Description:	Date	Shares	Per share valuation	Business reason:

Shares issued to founders	1/9/2004	445,000	$0.00	In lieu of shares issuable to founders

Mega-C Trust	1/9/2004	180,000	$0.00	adjustment is shares issuable to founders

Officer	1/9/2004	45,000	$1.60	services rendered by former officer

Series I convertible debt-Igor Filipenko	1/9/2004	50,000	$1.00	conversion of debt and accrued interest to common stock

Series II convertible debt-Turitella	1/9/2004	133,333	$1.50	conversion of debt and accrued interest to common stock

Series III convertible debt-Turitella	1/9/2004	100,000	$2.00	conversion of debt and accrued interest to common stock

Series II common stock offering	2/1/2004	175,000	$2.00	common stock & warrants issued for cash

Series III common stock offering	3/31/2004	288,100	$3.00	common stock & warrants issued for cash

Exercise of Series I warrants	various	316,700	$1.50	warrants exercised pursuant to original terms

Exercise of Series II warrants	various	125,000	$2.28	warrants exercised pursuant to original terms

Exercise of Series II warrants	various	33,500	$3.23	warrants exercised pursuant to original terms

November emergency funding	11/1/2004	314,000	$1.50	common stock & warrants issued for cash

December emergency funding	12/1/2004	46,700	$1.50	common stock & warrants issued for cash

Fractional shareholders	12/31/2004	48,782	$0.00	shares issued due to reverse split rounding formula

2004 Totals		2,301,115	$1.37

2005

Description:	Date	Shares	Per share valuation	Business reason:

Mega-C Trust	2/28/2005	500,000	$3.05	Trust augmentation

Banca di Unionale	3/18/2005	30,000	$2.00	conversion of Preferred and accrued dividends

Banca di Unionale	4/20/2005	20,000	$2.00	conversion of Preferred and accrued dividends

C&T employees	4/1/2005	219,000	$2.50	employee incentive share grants

7 individuals	6/10/2005	29,565	$3.57	Exercise of Director options

3 individuals	7/11/2005	190,000	$1.58	conversion of Preferred and accrued dividends

Banca di Unionale	7/11/2005	10,000	$1.60	exercise of preferred warrants

3 individuals	8/28/2005	150,000	$1.67	conversion of Preferred and accrued dividends

James Smith	9/7/2005	30,000	$1.67	conversion of Preferred and accrued dividends

2 individuals	9/28/2005	1,050,000	$1.69	conversion of Preferred and accrued dividends

2 individuals	various	226,900	$1.79	exercise of Series I warrants

3 individuals	various	91,200	$2.40	exercise of Series III warrants

2 individuals	various	25,000	$1.60	exercise of Preferred warrants

Officer	10/20/2005	446,000	$1.00	exercise of warrants and options

Officer	10/20/2005	25,000	$2.00	exercise of warrants

6 individuals	12/1/2005	600,000	$2.00	common stock and warrants

2005 Totals		3,642,665	$1.94

2006

2 individuals	4/21/06	80,000	2.50	Common stock and warrants issued for cash

Officer	4/21/06	56,700	2.00	Exercise of non-plan incentive option granted to CEO

Officer	4/21/06	6,000	4.00	Unrestricted share grant to CTO

Mega-C Trust	11/28/06	(500,000)	2.25	Return of shares per settlement agreement

2006 Totals		(357,300)	$2.20

2007

Officer	12/01/07	1,000	2.30	Unrestricted share grant to VP Mfg Engineering

2007 Totals		1,000	$2.30

2008

Officer	01/01/08 -12/01/08	12,000	1.85	Unrestricted share grant to VP Mfg Engineering

Quercus Trust	1/14/08	1,904,762	2.15	Common stock and warrants issued for cash

Individual	3/31/08	106,659	2.30	Conversion of bridge loan and accrued interest

Quercus Trust	4/08/08	1,904,762	2.25	Common stock and warrants issued for cash

Individual	4/21/08	25,000	2.30	Conversion of bridge loan and accrued interest

Individual	5/06/08	508,512	2.10	Conversion of Series A Preferred Shares and accrued dividends

Director	5/29/08	2,000	2.10	Conversion of bridge loan and accrued interest

Quercus Trust	6/30/08	4,761,905	1.78	Common stock and warrants issued for cash

Director	6/30/08	380,952	1.78	Conversion of bridge loan and accrued interest

Individual	8/20/08	520,787	1.79	Conversion of Series A Preferred Shares and accrued dividends

Individual	9/11/08	41,800	1.75	Conversion of Series A Preferred Shares and accrued dividends

2008 Totals		10,169,139	$1.94

Warrants:   The following table provides summary information on warrants outstanding as of December 31, 2008.. The table provides summary information on the various warrants issued by the Company in private placement transactions; the warrants exercised to date; the warrants that are presently exercisable   and the current exercise prices of such warrants.

	2008		2007
	Shares	Weighted Average Exercise price	Shares	Weighted Average Exercise price

Warrants outstanding January 1	2,588,391	$4.39	3,761,213	$3.21

Granted during year	12,163,881	2.6	484,278	$5.35

Exercised	-	0.00	-	0.00

Lapsed	(473,500)	2.00	(1,657,100)	$2.00

Outstanding at December 31	14,278,772	$2.94	2,588,391	$4.39

Weighted average years remaining	3.9		2.10

On March 9, 2007 the Board of Directors unanimously agreed to extend the life 476,000 $2.00 warrants issued in March 2005 to purchasers who subscribed to the Senior Preferred private placement offering. These warrants, originally scheduled to expire on March 17, 2007 were modified to March 17, 2008, so that the holders of these warrants would have a reasonable opportunity to realize the benefit of their original bargain.  The warrants, valued at $381,832 prior to the extension, were revalued at the date of modification using the Black-Scholes-Merton option-pricing model. The incremental expense resulting from the revaluations was recorded as preferred dividends during the first quarter of 2007 in the amount of $164,179.

Registration Rights

General : The Company filed a resale registration statement for the shares of common stock held by the Mega-C Trust. See the discussion in the note titled “Mega-C Power (Mega-C), Mega-C Trust (the Trust), The Taylor Litigation.”

Senior Preferred : The Company registered the resale of the shares of common stock issuable upon conversion of the senior preferred and was required to maintain an effective registration statement until September 18, 2006, the 18-month anniversary of the closing date of the preferred stock offering. In the event that the current registration statement was subsequently terminated, withdrawn or suspended for a period of more than 10 days, then the conversion price of the senior preferred was to be decreased by an initial delay adjustment of three percent (3%), plus an additional delay adjustment of two percent (2%) for every thirty day period (or portion thereof) that the underlying common stock is not subject to and included in an effective registration statement. The holders of senior preferred, or common stock issued upon conversion thereof, also have certain piggy-back registration rights with respect to future offerings. The registration statement included Axion’s Financial Statements for the period ended June 30, 2005 and the financial statements became out of date. Axion did not terminate, withdraw or suspend the registration statement. The Company believes that the financial statements going out of date is not enough to reactivate the registration delay provisions of the Senior Preferred Stock.

Series A Preferred : The Company is required to file a registration statement within 180 days after the initial closing of the offering and use its best efforts to maintain its effectiveness for two years subsequent to the date it is declared effective. If, at any time after the issuance of the series A preferred, the Company files a registration statement for a proposed public offering of common stock, then holders of the series A preferred will be able to participate in that offering as selling shareholders.

 Warrants : The Company has registered the resale of the shares of common stock issuable upon exercise of all warrants that were issued and outstanding in June 2005 and is required to maintain an effective registration statement until the expiration dates of the warrants. It is also obligated to file a resale registration statement for the warrants issued after June 2005. The recently issued warrants generally provide that they will be exercisable for terms of two to three years after the effective date of the required registration statements. However there are no cash penalties or exercise price adjustments associated with registration delays.

During 2006 and 2007, as a response to substantial unanticipated registration delays, the Company extended the expiration dates of certain warrants that were issued in 2003, 2004 and 2005. Under the extensions, which presently expire in December 2007 and March 2008, the Company has retained the right to redeem the warrants at a price of $.01 per warrant if the underlying stock has been included in an effective registration statement under the Securities Act and has traded at an average bid price of $4 per share or more for at least 30 days before the call for redemption. The accounting treatment for the modifications is discussed above.

Note 8 - Equity Compensation

In December 2004, the Financial Accounting Standards Board issued FASB 123R, “ Share-Based Payment” (FASB 123R). FASB 123R supersedes FASB 123, “ Accounting for Stock Based Compensation ,” and Accounting Principles Board Opinion 25, “ Accounting for Stock Issued to Employees” (APB 25) and its related implementation guidance. On January 1, 2006, the Company adopted the provisions of FASB 123R using the modified prospective transition method. Under this method, compensation expense is recorded for all stock based awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding as of the beginning of the adoption. Prior periods have not been restated for the effects of FASB 123R. Under FASB 123R, employee-compensation expense related to stock based payments are recorded over the requisite service period based on the grant date fair value of the awards.

Prior to the adoption of FASB 123R, the Company accounted for employee stock options using the intrinsic value method in accordance with APB 25. Accordingly, no compensation expense was recognized for stock options issued to employees as long as the exercise price was greater than or equal to the market value of the common stock at the date of grant. In accordance with FASB 123, the Company disclosed the summary of pro forma effects to reported net loss as if the Company had elected to recognize compensation costs based on the fair value of the awards at the grant date.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of EITF 96-18, “ Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services ” and EITF 00-18 “Accounting Recognition for Certain Transactions Involving Equity Instruments Granted to Other Than Employees.” The measurement date for fair value of the equity instruments is determined by the earlier of (i) the date at which commitment for performance by the vendor or consultant is reached or (ii) the date at which the consultant or vendor’s performance is complete. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

The compensation cost that has been charged against income for options granted under the plans was $425,979 for the year ended December 31, 2008. The impact of these expenses to basic and diluted loss per share was approximately $0.02 per share during the year. For stock options issued as non-qualified stock options, a tax deduction is not allowed until the options are exercised. The amount of this deduction will be the difference between the fair value of the Company’s common stock and the exercise price at the date of exercise. Accordingly, there is a deferred tax asset recorded for the tax effect of the financial statement expense recorded. The tax effect of the income tax deduction in excess of the financial statement expense will be recorded as an increase to additional paid-in capital. Due to the uncertainty of the Company’s ability to generate sufficient taxable income in the future to utilize the tax benefits of the options granted, the Company has recorded a valuation allowance to reduce gross deferred tax assets to zero. As a result, for the year ended December 31, 2008, there is no income tax expense impact from recording the fair value of options granted. There is no tax deduction allowed by the Company for incentive stock options.

The Company has two stockholder approved equity compensation plans and occasionally enters into employment and other contracts that provide for equity compensation arrangements other than those contemplated by the stockholder approved plans. The following sections summarize the Company’s equity compensation arrangements.

Incentive Stock Plan Approved by Stockholders: The Company’s stockholders have adopted an incentive stock plan for the benefit of its employees, consultants and advisors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 1,000,000 shares of common stock. At the Company’s 2005 annual meeting, its shareholders increased the authorization under the incentive stock plan to 2,000,000 shares.

The incentive stock plan authorizes a variety of awards including incentive stock options, non-qualified stock options, shares of restricted stock, shares of phantom stock and stock bonuses. In addition, the plan authorizes the payment of cash bonuses when a participant is required to recognize income for federal income tax purposes because of the vesting of shares of restricted stock or the grant of a stock bonus.

The plan authorizes the grant of incentive awards to full-time employees of the Company who are not eligible to receive awards under the terms of their employment contract or another specialty plan. The plan also authorizes the grant of incentive awards to directors who are not eligible to participate in the Company’s outside directors’ stock option plan, independent agents, consultants and advisors who have contributed to the Company’s success.

The compensation committee administers the plan. The committee has absolute discretion to decide which employees, consultants and advisors will receive incentive awards, the type of award to be granted and the number of shares covered by the award. The committee also determines the exercise prices, expiration dates and other features of awards.

The exercise price of incentive stock options must be equal to the fair market value of such shares on the date of the grant or, in the case of incentive stock options granted to the holder of more than 10% of the Company’s common stock, at least 110% of the fair market value of such shares on the date of the grant. The maximum exercise period for incentive stock options is ten years from the date of grant, or five years in the case of an individual who owns more than 10% of the Company’s common stock. The aggregate fair market value determined at the date of the option grant, of shares with respect to which incentive stock options are exercisable for the first time by the holder of the option during any calendar year, shall not exceed $100,000.

The following awards have been granted under the Plan since its inception:

In February 2004, Igor Filipenko, a Director of the Company, was granted options to purchase 6,300 shares of common stock at a price of $3.20 per share. In June 2004, Mr. Filipenko was granted options to purchase 10,800 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the five-year period commencing one year after the date of grant. The market value of our common stock at the date of grant was less than the exercise price; therefore there was no intrinsic value in accordance with APB 25. Options for 7,200 shares were cancelled in April 2005 after Mr. Filipenko was issued additional options in March 2005 as part of the offering to the former employees of C&T discussed below.

In February 2004, John Petersen, a Director of the Company (and general corporate counsel), and Kirk Tierney, each were granted options to purchase 6,300 shares of common stock at a price of $3.20 per share. In June 2004, Messrs. Petersen and Tierney were each granted options to purchase 3,600 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the five-year period commencing one year after the date of grant. The market value of our common stock at the date of grants was less than the exercise price; therefore there was no intrinsic value in accordance with APB 25.

In February 2004, an advisor to the board was granted an option to purchase 6,300 shares of common stock at a price of $3.20 per share as compensation for services. In June 2004, Mr. the advisor was granted options to purchase 3,600 shares of common stock at a price of $5.60 per share. The options are fully vested and may be exercised at any time during the five-year period commencing one year after the date of grant. The options were valued at $17,067 using the Black-Scholes-Merton option pricing model and were included as expense in 2004.

In November 2004, the Company’s President and Chief Operating Officer, Charles Mazacatto, was granted options to purchase 6,250 shares of common stock at an exercise price of $3.20. This option vested in 2004 and is exercisable until November 2010. The market value of our common stock at the date of grant was less than the exercise price; therefore there was no intrinsic value in accordance with APB 25.

In March 2005, the compensation committee authorized stock bonuses to the former employees of C&T for an aggregate of 219,000 shares of common stock. These stock grants are fully vested and unrestricted, subject to compliance with the Company’s insider trading policies. The fair value of these shares, as determined by the Company’s stock price on the date of grant, amounted to $565,202 and was recorded as compensation during the year ended December 31, 2005.

In April 2005, the former employees of C&T were granted options to purchase an aggregate of 744,500 shares of common stock at an exercise price of $2.50. These options vest at a rate of 20% per year beginning in April 2006. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above which resulted in the Company recording compensation expense of $86,954 during the year ended December 31, 2006. Various options lapsed when several individuals terminated their employment with the Company in 2005 and 2006. During the years ended December 31, 2005 and 2006, an aggregate of 157,700 and 454,000 options, respectively, forfeited unvested as a result of these terminations.

In September 2005, the compensation committee awarded 6,000 shares of restricted common stock to the Company’s Chief Technical Officer, Edward Buiel, pursuant to his 2005 employment agreement, which were valued at $24,000 on the date of grant and became fully vested in April 2006. The Company recorded $8,000 and $16,000 of compensation in 2005 and 2006, respectively, related to this award.

In December 2006, the Company issued 250,000 shares of restricted common stock to the Company’s Chief Technical Officer, Edward Buiel, pursuant to his 2006 employment agreement, which were valued at $937,500 on the date of grant and will become fully vested on December 2009. The Company will recognize this as compensation over the requisite service period. No compensation expense was recorded for the year ended December 31, 2006.

In December 2007, the Company’s Vice-President of Manufacturing Engineering, Robert Nelson, was granted 36,000 shares of restricted common stock pursuant to his 2007 employment agreement which were valued at $82,800 on the date of grant. The shares vest at a rate of 1,000 shares per month, with provision for immediate vesting based on significant changes in the relative ownership of the company. The Company will recognize this as compensation over the 2 year employment contract, with $3,450 of compensation expense recorded for the year ended December 31, 2007.

In June 2008, the Company issued 80,000 shares of restricted common stock to the Company’s Chief Technical Officer, Edward Buiel, pursuant to his 2008 employment agreement, which were valued at $143,500 on the date of grant. 30,000 will vest on December 29, 2009, and 50,000 will vest on May 31, 2011. The Company will recognize this as compensation over the requisite service period. $35,063 in compensation expense was recorded for the year ended December 31, 2008.

In June 2008, the Company issued 90,000 shares of restricted common stock to the Company’s Chief Financial Officer, Donald Hillier, pursuant to his 2008 employment agreement, which were valued at $166,500 on the date of grant, which will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011.  The Company will recognize this as compensation over the requisite service period. $30,062 in compensation expense was recorded for the year ended December 31, 2008.

In June 2008, the Company issued 50,000 shares of restricted common stock to an employee, pursuant to his 2008 employment agreement, which were valued at $92.500 on the date of grant, which cliff vest on June 15, 2011.  The Company will recognize this as compensation over the requisite service period. $16,701 in compensation expense was recorded for the year ended December 31, 2008.

Outside Directors' Stock Option Plan Approved by Stockholders: The Company’s stockholders have adopted an outside directors' stock option plan for the benefit of its non-employee directors in order to encourage their continued service as directors. Under the terms of the original plan, the Company was authorized to grant incentive awards for up to 125,000 shares of common stock. At the 2005 annual meeting, the Company’s shareholders increased the authorization under the incentive stock plan to 500,000 shares.

Each eligible director who is, on or after the effective date, appointed to fill a vacancy on the Board or elected to serve as a member of the Board may participate in the plan. Each eligible director shall automatically be granted an option to purchase the maximum number of shares having an aggregate fair market value on the date of grant of twenty thousand dollars ($20,000). The option price of the stock subject to each option is required to be the fair market value of the stock on its date of grant. Options generally expire on the fifth anniversary of the date of grant. Any option granted under the plan shall become exercisable in full on the first anniversary of the date of grant, provided that the eligible director has not voluntarily resigned or been removed "for cause" as a member of the Board of Directors on or prior to the first anniversary of the date of grant (qualified option). Any qualified option shall remain exercisable after its first anniversary regardless of whether the optionee continues to serve as a member of the Board.

The following awards have been granted under the Plan since its inception:

During the year ended December 31, 2004, the Company issued 54,000 5-year options to four of its directors vesting in one year from the date of issuance. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. During the year ended December 31, 2005, these directors waived an aggregate of $105,542 in accrued compensation as full payment of the exercise price of 29,565 options. An additional 14,400 options were forfeited in 2005.

During the year ended December 31, 2005, the Company issued 70,000 5-year options to five of its directors vesting 1/3 per year over three years from the date of grant. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $41,024 during the year ended December 31, 2006.

During the year ended December 31, 2006, the Company issued 60,000 5-year options to two of its directors vesting 1/3 per year over the next three years. These options are exercisable at a price of $2 per share, expiring five years from vest date and are valued at $71,680 utilizing the Black-Scholes-Merton option pricing model, of which $20,230 was expensed in 2006.

During the year ended December 31, 2008, the Company issued 179,555 5-year options to five of its directors. Of this amount 5,555 with an exercise price of $3.60 per share vested in November 2008 and the remainder vest 1/3 per year over the next three years. These options are exercisable at a price of $1.38 per share, expiring five years from vest date and are valued at $130,150 utilizing the Black-Scholes-Merton option pricing model, of which $16,230 was expensed in 2008.

Non-plan Equity Incentives Not Approved by Stockholders : The Company has issued 789,500, 228,000, 1,131,000, 300,000 and 629,300 stock purchase options in the fiscal years ended December 31, 2008, 2007, 2006, 2005 and 2004, respectively, to officers, employees, attorneys and consultants in connection with contractual agreements that do not reduce the shares available under the shareholder’s approved plans. The following paragraphs summarize these contractual stock options.

In January 2004, members of the law firm of Fefer, Petersen & Cie, general corporate counsel (of which one member was a director of the Company at the time) were granted two-year contractual options to purchase 189,300 shares of common stock at a price of $2.00 per share as partial compensation for services rendered, valued at $68,296. As represented in the note captioned “Stockholder’s Equity”, these members also received 116,700 warrants as consideration of pre-merger Tamboril debt (the amount cited in “Stockholder’s Equity” is actually 233,400 because another party received the same number of warrants for a total of 233,400 warrants). In August 2004, $1.00 of the exercise price of the total 306,000 options and warrants owned by these members was considered paid in advance in consideration of unbilled legal services provided by the firm. The Company recorded $306,000 related to this reduction. All of the warrants and options were exercised in the fourth quarter of 2005, however; $306,000 of the amount is included in stock subscription receivable as of December 31, 2005 and was received in 2006.

In July 2004, the Company’s President and Chief Operating Officer, Charles Mazzacato, was granted a contractual option to purchase 240,000 shares of common stock at a price of $4.00 per share. This option vests on a monthly basis at the rate of 60,000 shares per year commencing July 31, 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was greater than the exercise price which resulted in a total intrinsic value of $180,000. In accordance with APB 25 the Company expensed the intrinsic value over the vesting period which resulted in expense of $18,750 and $45,000 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $124,364 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment from the Company in 2006.

In July 2004, the Company’s Chief Financial Officer, Peter Roston, was granted a contractual option to purchase 200,000 shares of common stock at a price of $4.00 per share. This option will vest on a monthly basis at the rate of 50,000 shares per year commencing July 31, 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was greater than the exercise price which resulted in a total intrinsic value of $150,000. In accordance with APB 25 the Company has expensed the intrinsic value over the vesting period which resulted in expense of $15,625 and $37,500 during the years ended December 31, 2004 and 2005, respectively. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $138,182 during the year ended December 31, 2006. During the year ended December 31, 2006 the options were forfeited as a result of his termination of employment from the Company in 2006.

In April 2005, the Company’s Chief Executive Officer, Thomas Granville, was granted a contractual option to purchase 180,000 shares of common stock at a price of $2.50 per share. This option vests at the rate of 7,500 shares per month commencing May 1, 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $112,500 during the year ended December 31, 2006.

In April 2005, a European financial advisor was granted a contractual option to purchase 30,000 shares of common stock at a price of $2.50 per share. Options for an aggregate of 20,000 shares vested during the year ended December 31, 2005 and will be exercisable for two years. On December 31, 2005, a total of 10,000 unvested options were forfeited when the advisory agreement was terminated. The options were valued at $35,998 using the Black-Scholes-Merton option pricing model and included as expense in 2005.

In September 2005, the Company’s Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase 90,000 shares of common stock at a price of $4.00 per share. This option vests at the rate of 2,500 shares per month commencing October 2005 and is exercisable for five years after each vesting date. The market value of our common stock at the date of grant was less than the exercise price which resulted in no intrinsic value in accordance with APB 25. On January 1, 2006, the Company adopted the provisions of FASB 123R as noted above and recorded compensation of $68,100 during the year ended December 31, 2006.

In February 2006, the Company’s Chief Executive Officer, Thomas Granville, was granted an option to purchase 500,000 shares of common stock at an exercise price of $6.00. Of this total 300,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next one to three years. These options are valued at $300,187 utilizing the Black-Scholes-Merton option pricing model with $259,027 of compensation recorded in 2006.

In February 2006, the Company’s, Chief Technical Officer, Edward Buiel, was granted an option to purchase 35,000 shares of common stock at an exercise price of $6.00. Of this total 10,000 options vested immediately and the balance is expected to vest, subject to the attainment of certain specified objectives, over the next two to three years. These options are valued at $20,994 utilizing the Black-Scholes-Merton option pricing model with $13,330 of compensation recorded in 2006.

In February 2006, members and affiliates of the law firm of Fefer, Petersen & Cie, general corporate counsel (of which one member was a director of the Company at the time) were granted an option to purchase 360,000 shares of common stock at an exercise price of $6.00. Of this total 240,000 options vested immediately and the balance will vest at the rate of 10,000 shares per month during the year ended December 31, 2006. These options are valued at $193,449 utilizing the Black-Scholes-Merton option pricing model and are recorded as legal expense in 2006.

In February 2006, the Company’s external bankruptcy counsel, Cecilia Rosenauer, was granted an option to purchase 15,000 shares of common stock at an exercise price of $6.00. The options vested on the effective date of Mega-C’s Chapter 11 plan of reorganization, which took place in November 2006. These options are valued at $2,483 utilizing the Black-Scholes-Merton option pricing model and are recorded as legal expense in 2006.

In March 2006, two employees were granted options to purchase a total of 24,000 shares of common stock at an exercise price of $4.00 and $6.00. The options vest at a rate of 2,500 per month over the first 6 months and 1,500 per month thereafter. These options are valued at $28,257 utilizing the Black-Scholes-Merton option pricing model with $24,408 of compensation recorded in 2006.

In December 2006, the Company’s Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $3.75 per share. A total of 50,000 options will vest on December 29, 2009 and the remaining 50,000 will vest on December 29, 2010. The options will be exercisable for a period of six years from the vesting date. These options are valued at $267,372, utilizing the Black-Scholes-Merton option pricing model with $6,481 of compensation recorded in 2006.

In February 2006, a consultant, Trey Fecteau, was granted an option to purchase 97,000 shares of common stock at an exercise price of $4.00. The options vested upon completion of contractual services in December 2006. These options are valued at $150,702 utilizing the Black-Scholes-Merton option pricing model. This amount reduced the proceeds of the Series A Preferred Stock offering in 2006.

In January 2007, D. Walker Wainwright, a director of the Company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering. These three-year options were immediately vested on the date of grant, and are valued at $52,230 utilizing the Black-Scholes-Merton option pricing model and are recorded as offering costs in 2007.

In August 2007, the Company’s Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 80,000 shares of common stock at an exercise price of $4.50. 20,000 vested immediately upon contract inception and the remainder vest at a rate of 10,000 per month over the life of his six-month employment contract. These two-year options are valued at $37,356 utilizing the Black-Scholes-Merton option pricing model with $24,904 recorded as compensation in 2007.

In December 2007, the Company’s Vice-President of Manufacturing Engineering, Robert Nelson, was granted a contractual option to purchase 108,000 shares of common stock at an exercise price of $5.00. The options vest at a rate of 3,000 per month over a three year period, but are being amortized over the term of his two year employment contract. These five-year options are valued at $108,504 utilizing the Black-Scholes-Merton option pricing model with $4,521 recorded as compensation in 2007.

In March and June 2008, the Company’s Chief Financial Officer, Andrew Carr Conway, Jr., was granted a contractual option to purchase 40,000 shares of common stock at an exercise price of $4.50. All of these options were vested by June 2008. These options are valued at $20,625 utilizing the Black-Scholes-Merton option pricing model with $20,625 recorded as compensation in 2008.

Our Chief Executive Officer, Thomas Granville, was granted a contractual option to purchase an additional 90,000 shares of our common stock at a price of $2.50 per share. The options vest prorated over the 24-month term of his contract, and are exercisable for a period of five years from the vesting date. These options are valued at $79,872, utilizing the Black-Scholes-Merton option pricing model with $23,296 of compensation expected to be recorded in 2008.

Our Chief Technical Officer, Edward Buiel, was granted a contractual option to purchase an additional 100,000 shares of our common stock at a price of $2.50 per share. The options cliff vest on May 31, 2011, and are exercisable for a period of five years from the vesting date. These options are valued at $95,436, utilizing the Black-Scholes-Merton option pricing model with $18,557 of compensation expected to be recorded in 2008.

Our Chief Financial Officer, Donald Hillier, was granted an option to purchase 180,000 shares of our common stock. The exercise price of the option is $2.50 per share and the option vests at the rate of 5,000 shares per month through the term of the Employment Agreement and are exercisable for a period of 5 years from the vesting date. These options are valued at $179,244, utilizing the Black-Scholes-Merton option pricing model with $34,853 of compensation expected to be recorded in 2008.

Three employees were granted contractual options to purchase an additional 200,000 shares of our common stock at a price of $2.50 per share. 5,000 of these options vested in June upon execution of the employment contracts, with the balance cliff vesting on June 15, 2011, and are exercisable for a period of three years from the vesting date. These options are valued at $165,041, utilizing the Black-Scholes-Merton option pricing model with $34,222 of compensation expected to be recorded in 2008.

Seven employees were granted contractual options to purchase an additional 179,500 shares of our common stock at a price of $2.50 per share. 43,500 of these options vested in December upon execution of the employment contracts, with the balance vesting over the life of these contracts and are exercisable for a period of three years from the vesting date. These options are valued at $36,171, utilizing the Black-Scholes-Merton option pricing model with $5,330 of compensation recorded in 2008.

The Company uses the Black-Scholes-Merton Option Pricing Model to estimate the fair value of awards on the measurement date using the weighted average assumptions noted in the following table:

Year	Interest Rate	Dividend Yield	Expected Volatility	Expected Life
2004	3.8%	0.0%	59.1%	60 months
2005	4.0%	0.0%	52.0%	100 months
2006	4.7%	0.0%	53.6%	45 months
2007	3.9%	0.0%	54.4%	62 months
2008	2.8%	0.0%	51.4%	58 months

Expected volatilities are calculated based on the historical volatility of the Company’s stock since its listing on the public markets. Management has determined that it cannot reasonably estimate a forfeiture rate given the insufficient amount of time and activity of share option exercise and employee termination patterns. The expected life of options represents the period of time that options granted are expected to be outstanding was determined using the contractual term. The risk-free interest rate for periods within the expected life of the option is based on the interest rate for a similar time period of a U.S. Treasury note in effort on the date of the grant.

The following table provides consolidated summary information on the Company’s equity compensation plans for the years ended December 31 2004, 2005, 2006, 2007 and 2008.

		2004
		Weighted Average
All Plan & Non- Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2003	-	$0.00	$$0.00
Granted	736,350	$3.53	$$2.87
Exercised	-	$0.00	$$0.00
Forfeited or lapsed	-	$0.00	$$0.00
Options outstanding at December 31,2004	736,350	$3.53	$$2.87	6.34

		2005
		Weighted Average
All Plan & Non- Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2004	736,350	$3.53	$$2.87
Granted	1,254,500	$2.48	$$1.34
Exercised	(358,865)	$1.65	$$2.32
Forfeited or lapsed	(182,100)	$3.04	$$1.44
Options outstanding at December 31,2005	1,449,885	$3.12	$$1.86	7.73

		2006
		Weighted Average
All Plan & Non- Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2005	1,449,885	$3.12	$1.86
Granted	1,191,000	$5.42	$0.82
Exercised	-	$0.00	$0.00
Forfeited or lapsed	(894,000)	$3.24	$1.94
Options outstanding at December 31,2006	1,746,885	$4.62	$1.05	3.70	$634,903
Options exercisable at December 31,2006	1,192,385	$5.11	$0.97	2.90	$254,903

		2007
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2006	1,746,885	$4.65	$1.03
Granted	228,000	$4.82	$0.87
Exercised	-	$0.00	$0.00
Forfeited or lapsed	(124,000)	$2.50	$1.14
Options outstanding at December 31,2007	1,850,885	$4.81	$1.00	1.5	$18,000
Options exercisable at December 31,2007	1,442,385	$4.88	$0.93	2.0	$6,000

		2008
		Weighted Average
All Plan & Non-Plan Compensatory Options	Number of Options	Exercise	Fair Value	Remaining Life (years)	Aggregate Intrinsic Value
Options outstanding at December 31,2007	1,850,885	$4.81	$1.00
Granted	969,055	$2.38	$0.73
Exercised	-	$0.00	$0.00
Forfeited or lapsed	-	$0.00	$0.00
Options outstanding at December 31,2008	2,819,940	$3.98	$0.91	3.1	$0
Options exercisable at December 31,2008	1,831,690	$4.75	$0.90	1.4	$0

The following table summarizes the status of the Company’s non-vested options under the stock option plans:

All non-vested stock options as of December 31, 2008	Shares	Fair Value
Options subject to future vesting at December 31,2007	408,500	$1.25
Options granted	969,055	$0.73
Options forfeited or lapsed	-	$0.00
Options vested	(389,305)	$.77
Options subject to future vesting at December 31,2008	988,250	$.93

As of December 31, 2008, there was $714,192 of unrecognized compensation related to non-vested options granted under the plans. The Company expects to recognize the cost over a weighted average period of 1.6 years. The total fair value of options vested during the year ended December 31, 2008 was $300,061 ($236,054 during the year ended December 31, 2007).

Note 9—Earnings/Loss Per Share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) for the period. Diluted earnings per share is computed by assuming that any dilutive convertible securities outstanding were converted, with related preferred stock dividend requirements and outstanding common shares adjusted accordingly. It also assumes that outstanding common shares were increased by shares issuable upon exercise of those stock options for which market price exceeds the exercise price, less shares which could have been purchased by us with the related proceeds. In periods of losses, diluted loss per share is computed on the same basis as basic loss per share as the inclusion of any other potential shares outstanding would be anti-dilutive.

Had the Company recorded income applicable to common shareholders for the periods ended December 31, 2003, 2004, 2005, 2006,2007 and 2008, weighted-average number of common shares outstanding would have increased by 785,897, 1,386,612, 2,970,730, 2,135,938, 8,975,643 and 9,566,738, respectively, for the fiscal years, reflecting the addition of dilutive securities in the calculation of diluted earnings per share. The increase in weighted average common shares for the cumulative period (September 18, 2003 to December 31, 2008) is 4,542,647 shares.

Note 10 — Income Taxes Expense (Benefit)

Following is a summary of the components giving rise to the income tax expense (benefit) for the periods ended December 31, 2008 and 2007.

Currently payable:	2008	2007
Federal	$-	$-
State	(79,170)	$83,469
Foreign	-	-
Total currently payable	(79,170)	$83,469
Deferred:
Federal	2,477,000	1,817,000-
State	821,000	537,000
Foreign	(404,000)	446,000
Total deferred	2,894,000	2,800,000
Less increase in allowance	(2,894,000)	(2,800,000)
Net deferred	-	-
Total income tax expense (recovery)	$(79,170)	$$83,469

Individual components giving rise to the deferred tax asset are as follows:

	2008	2007
Future tax benefit arising from net operating loss carry forwards	$7,927,000	$5,977,000
Future tax benefit arising from available tax credits	734,000	1,026,000
Future tax benefit arising from options/warrants issued for Services	775,000	602,000
Other	37,000	98,000
Total	9,473,000	7,703,000
Less valuation allowance	(9,473,000)	(7,703,000)
Net deferred	$-	$-

The components of pretax net loss are as follows:

	2008	2007
United States	$(9,538,115)	$(5,776,191)
Foreign	(35,714)	(6,457)
	$(9,573,829)	$(5,782,658)

The Company has net operating loss carryforwards of approximately $17,725,000 and $2,800,000 available to reduce future income taxes in United States and Canada, respectively. The United States carryforwards expire at various dates between 2024 and 2028. The Canadian carryforwards expire at various dates between 2010 and 2028. The Company also has generated Canadian tax credits related to R&D activities. A portion of this credit, amounting to approximately $58,000 is refundable and has been presented as such in the accompanying balance sheet. The remaining credit, amounting to $734,000, is available to offset future taxable income in Canada and expires at various dates between 2024 and 2026. The Company has adopted FASB 109 which provides for the recognition of a deferred tax asset based upon the value certain items will have on future income taxes and management's estimate of the probability of the realization of these tax benefits. The Company has determined it more likely than not that these timing differences will not materialize and have provided a valuation allowance against the entire net deferred tax asset. The utilization of NOL and tax credit carryforwards from Tamboril prior to the reorganization may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions. Accordingly, these amounts have not been included in the gross deferred tax asset number above. In addition, due to equity transactions that have occurred subsequent to the reorganization with Tamboril, the utilization of NOL carryforwards may be subject to further change in control limitations that generally restricts the utilization of the NOL per year.

The reconciliation of the United States statutory federal income rate and the effective income tax rate in the accompanying consolidated statements of operations is as follows:

	2008	2007
Statutory U.S. federal income tax rate	(34.0)%	(34.0)%
State taxes, net	(5.5)%	(6.4)%
Equity based compensation	-	1.0%
Foreign tax credits	1.9%	0.0%
Foreign currency fluctuation	2.5%	0.0%
Other	4.6%	1.7%
Change in valuation allowance	30.5%	37.7%
Effective income tax rate	0.0%	0.0%

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2008. As the result of the implementation of the FASB interpretation No. 48 ("FIN 48"), Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109, the Company recognized no material adjustments to unrecognized tax benefits. At the adoption date of January 1, 2008 and as of December 31, 2008, the Company has no unrecognized tax benefits.

By statute, tax years ending December 31, 2007 through 2004 remain open to examination by the major taxing jurisdictions to which the Company is subject.

Note 11 — Related Party Transactions

Trust for the Benefit of the Shareholders of Mega-C Power Corp: The Trustee for The Trust for the Benefit of the Shareholders of Mega-C Power Corp. served as an officer of one of our consolidated companies in 2004. See discussion of the transactions with the trust in the note captioned “Mega-C Power Corp (Mega-C), Mega-C Trust (the Trust), The Taylor Litigation”

Transactions with C&T: A current board member of the Company is the former majority shareholder of C&T prior to the acquisition by the Company. See the note captioned “Transactions with Related (C&T)” for disclosure of transactions with C&T prior to and in connection with the acquisition.

Related party notes payable: During the years ending December 31, 2008 and December 31, 2007, the Company borrowed certain amounts from related parties; certain of these borrowings were extinguished through the issuance of the Company’s Series A Preferred Stock in 2006 and through the issuance of the Secured Bridge Financing during the fourth quarter of 2007. Refer to Notes captioned “Related Party Debt Financing” and “Stockholders’ Equity” for discussion on these matters.

Series A Preferred stock sales - The Company raised capital in a preferred stock offering during the year ended December 31, 2006, discussed further in the note captioned “Stockholder’s Equity,” of which $3,829,970 related to transactions with board members and their family members.

Legal fees: John Petersen was a director of the Company until January 15, 2007, and a partner in the law firm of Fefer, Petersen & Cie, which serves as the Company’s legal counsel. During the year ended December 31, 2006, fees incurred for services amounted to $287,463, including $49,352 related to the value of options vesting. This amount is offset by a credit of $64,943 for the change in value of equity instruments accrued in the fourth quarter of 2005 with a measurement date in the first quarter of 2006.

Warrants: In January 2007, D. Walker Wainwright, a director of the Company, was granted an option to purchase 40,000 shares of common stock at an exercise price of $5.00 as compensation for services related to due diligence, negotiation and sale of the 2006 Series A Preferred Stock offering. These three-year options were immediately vested on the date of grant, and are valued at $52,230 utilizing the Black-Scholes-Merton option pricing model and are recorded as offering costs in 2007.

Note 12- Significant Non-Cash Transactions

The following table provides summary information on our significant non-cash investing and financing transactions during the twelve-month periods ended December 31, 2008 and 2007.

	2008	2007

Preferred Dividends attributable to warrant modifications	$-		$164,179

Dividend accrued to preferred stock – Senior	$141,359		$130,566

Dividend accrued to preferred stock – Series A	$976,341		$1,790,755

Beneficial conversion feature on preferred stock	$-		$6,496,634

Preferred converted to common stock	$1,338,875	$

Warrants issued for commission on sale of stock	$1,193,735	$

Interest converted to common stock	$7,768	$

Origination fees issued with related party note	$7,500	$

Notes payable converted to common stock	$1,072,916	$

Conversion of Interest and fees into debt instrument	$-		$74,573

Satisfaction of 2005 Liability to issue stock	$103,340	$

Warrants issued for commission on sale of preferred	$-		$53,230

Fair value of warrants issued with related party note	$563,868		$276,882

Cash payments for interest during the year ended 2008 were $269.274. There were only minor cash payments for interest in 2007 and no payments of income taxes during the years ended 2008 and 2007.

Note 13 — Mega-C   Power Corp (Mega-C ), Mega-C   Trust (the Trust), The Taylor Litigation

Mega-C Power Corp Business and Trust rationale: Mega-C Power Corporation was a Nevada corporation that previously held limited and non-exclusive license rights to the technology that APC licensed from C&T and that the Company purchased from C&T [as discussed in the note captioned “Transactions with a related party (C&T]. Mega-C had ceased substantive operations as a result of the investigation of the promoters and management by the Ontario Securities Commission (OSC) in the spring of 2003 and was placed into an involuntary bankruptcy in April, 2004, as further described below.

Trust Creation: The Trust was created on December 31, 2003, in connection with a reverse acquisition between APC and the Company, through its public shell then known as Tamboril Cigar Company, in response to the potential perceived equities of the Mega-C shareholders and risks of the situation. APC’s founders believed that the investors in Mega-C might be able to assert a variety of equitable claims to the energy storage technology the Company acquired from C&T. The Trust document required that when the Trust made its distribution, the beneficiary released any claims against all parties. Therefore, while Axion had no control over the Trust, its mandates were believed to be an effective way to eliminate conflicting claims to the technology. The Company’s founders were also shareholders in Mega-C for the most part.

Trust corpus: The original corpus of the Trust was 7,327,500 shares of the common stock that APC’s shareholders had rights to in connection with the reverse acquisition on December 31, 2003. In connection with the execution of the Amended and Restated Trust Agreement in February 2005, which formally recognized the jurisdiction of the bankruptcy court on all matters, Axion issued 500,000 additional shares to the Trust. There was no contingency surrounding the issuance of these shares at that time. This issuance was intended to be Axion’s contribution to the Trust to obtain clear title to the technology and resolve all related matters and was charged to operating expense during the year ended December 31, 2005. The stock issuance transaction was valued at $1,525,000, which was the value of the shares on the date of issuance.

As a result of the bankruptcy court’s confirmation of a Chapter 11 Plan and the substantial consummation of the confirmed plan in November 2006 the settlement disclosed below became effective and 1,500,000 shares were returned to the Company for cancellation in 2006, of which 1,000,000 represented a retroactive adjustment to the shares issued in the reverse acquisition in December 31, 2003 and 500,000 shares represented a return of the 2005 augmentation. The return in 2006 was the result of a negotiated settlement and there were no contingencies surrounding the Trust shares in 2005 or 2006. The 500,000 shares recovered were recorded as a reversal of the expense at fair value on the date of return in 2006 amounting to $1,125,000 and were promptly cancelled as were the 1,000,000 shares.

Trust Operations: The Trust did not conduct any substantive operations because, as described below, Mega-C was placed into involuntary bankruptcy shortly after the Trust’s inception. As a result of the confirmation of Mega-C’s plan of reorganization by an order entered on November 8, 2008 and the substantial consummation of the confirmed plan on November 21, 2006, as described below, the Trust is now governed by a court appointed Trustee along with a court appointed Board from the Trust’s beneficiaries.

The Trust for the Benefit of the Shareholders of Mega-C Power Corp . Analysis of Consolidation: Under FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities an interpretation of ARB No. 51 , (FIN 46R), reporting companies are required to consolidate a related variable interest entity (“VIE”) when the reporting company is the “primary beneficiary” of that entity and holds a variable interest in the VIE. The determination of whether a reporting company is the primary beneficiary of a VIE ultimately stems from whether the reporting entity will absorb a majority of the VIE’s anticipated losses or receive a majority of the VIE’s anticipated gains.

Variable Interest Entity: The Trust may be a variable interest entity because it has required outside infusions of cash over its existence.

Variable Interest: The Company analyzed its transactions with and relationship to the Trust and concluded that it may have had a very small variable interest in the Trust based on its obligation to perform the acts necessary to have the SEC declare a registration statement effective. Further, Axion appeared to have had a limited variable interest based on its obligation, pursuant to the requirements in the Trust instrument that Axion pay Trust expenses until the required registration statement was declared effective. However, in reality, Axion never paid any significant Trust expenses for three reasons: (1) while the Trust included a provision for payment of expenses, no significant expenses were ever paid, (2) the Trust suspended operations on April 4, 2004 when Mega-C Power Corp. entered bankruptcy; and (3) the explicit obligation the Company had to pay certain expenses of the Trust ended on January 7, 2005 when the required registration statement was declared effective. The Company’s relationship to and transactions with the Trust, based on actual transactions, constituted a very small variable interest, if any, compared to other entities who provided much larger amounts of support to the Trust, for which the Company had no responsibility. Further no shares were expected to be returned to Axion at the time these assessments were made. The relative size of the variable interest is relevant to the determination of the primary beneficiary, as discussed below.

Primary Beneficiary: Axion did not and will not absorb a majority of the Trust’s anticipated losses or derive the benefit of a majority of the Trust’s gains, if any, at any time. The primary beneficiary, at the time of assessment, based on an assessment of what entity (entities) absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, was the creditors and shareholders of Mega-C Power Corp, as a group. These were the entities, as groups, who would be affected by increases and decreases in the Trust’s primary asset, the Axion stock. These two groups will also suffer a diminution in assets available for distribution to them because of the expenses the Trust incurs. The increases and decreases in the value of the Axion stock in the Trust will have no effect on Axion. Axion may have had a very limited obligation in the first quarter of 2004 but few, if any, expenses were incurred by the Trust in that quarter. In the second quarter, Mega-C Power Corp. entered bankruptcy and the Trust became dormant and, effectively, under the jurisdiction of the Bankruptcy Court. Upon registration of the Trust shares in January 2005 Axion’s obligation to the Trust ended except as described below relative to possible registration of shares.

Based on the above, Axion was not the primary beneficiary and accordingly, Axion is not required to consolidate the Trust. Axion’s relationship with the Trust ended when the Bankruptcy Court in Reno confirmed the bankruptcy plan in 2006 except as described below relative to possible registration of shares. (See “Settlement Agreement” below)

Trust Registration Rights : The Company registered 7,327,500 shares of common stock held by the Mega-C Trust by a registration statement the SEC declared effective January 7, 2005.  Pursuant to the confirmed Chapter 11 Plan (See footnote captioned “Subsequent Events”), as referenced above, the Company may be required to register 5,700,000 of those shares (the "Plan Funding Shares") which fund the Chapter 11 Plan.  The Company filed a post-effective amendment relating to the resale or other disposition of 1,627,500 shares, of which, 1 million represent a portion of the Plan Funding Shares and 627,500 represent shares to pay expenses of the Trust. In paragraph 1(d) of the Settlement Agreement, the Company further agreed to file such additional registration statements or post-effective amendments as may be necessary or desirable to facilitate or accommodate the sale or distribution of 4,700,000 of those shares. The Settlement Agreement was incorporated and approved in its entirety in paragraph 6.1 of the Second Amended Plan, which further provided in paragraph 6.12 that the Second Amended Shareholder Trustee and the Liquidation Trustee have the right and power to request that the Company file such amendments to the registration statement for the Plan Funding Shares.

Taylor Litigation: On February 10, 2004, Lewis “Chip” Taylor, Chip Taylor in Trust, Jared Taylor, Elgin Investments, Inc. and Mega-C Technologies, Inc. (collectively the “Taylor Group”) filed a lawsuit in the Ontario Superior Court of Justice Commercial List (Case No. 04-CL-5317) that named Tamboril, APC, Rene Pardo, Marvin Winick, Kirk Tierney, Joseph Piccirilli, Ronald Bibace, Robert Averill, James Smith, James Eagan, Thomas Granville, Joseph Souccar, Glenn W. Patterson, Canadian Consultants Bureau Inc., Robert Appel, Harold Rosen, Igor Filipenko, Valeri Shtemberg, Yuri Volfkovich, Pavel Shmatko, Michael Kishinevsky, Mega-C Power Corporation (Nevada), Mega-C Power Corporation (Ontario), C&T, Turitella Corporation, Gary Bouchard, Fogler Rubinoff LLP, Netprofitetc Inc., 503124 Ontario Ltd., HAP Investments LLC, Infinity Group LLC, James Keim, Benjamin Rubin and John Doe Corporation as defendants. Although the complaint alleges a number of complex and intersecting causes of action, it appears that with respect to the Company and certain of its directors, officers and stockholders, the lawsuit alleged a conspiracy to damage the value of the Taylor Group’s investment in Mega-C and deprive the Taylor Group of its alleged interests in the technology based on an alleged “oral” agreement, as well as damages of $250,000,000.

Based on orders entered in the Bankruptcy Court on February 11, 2008, management believes that this litigation against the Company is resolved, as set forth more fully in the section entitled “Settlement Agreement and Confirmed Chapter 11 Plan.”

Mega-C Bankruptcy Court Litigation : As described above, shortly after the formation of the Trust, Lewis “Chip” Taylor, Chip Taylor in Trust, Elgin Investments, Jared Taylor and Mega-C Technologies filed suit against Axion and APC’s founders (the “Taylor Litigation”). The Company, APC and Thomas Granville filed an involuntary Chapter 11 petition against Mega-C in the U.S. Bankruptcy Court for the District of Nevada (Case No. BK-N-04-50962-gwz).

In February 2005, the Bankruptcy Court stayed the Taylor Litigation pending resolution of Mega-C’s Chapter 11 bankruptcy case. In March 2005, the Bankruptcy Court appointed William M. Noall to serve as Chapter 11 Trustee for the Mega-C case. On June 7, 2005, the Chapter 11 Trustee commenced an adversary proceeding against Sally Fonner, the trustee of the Trust (Adversary Proceeding No. 05-05042-gwz), demanding, among other things, the turnover of at least 7,327,500 shares of the Company’s stock held by the Trust as property of the bankruptcy estate.

On July 27, 2005, the Company commenced an adversary proceeding against the Chapter 11 Trustee and Ms. Fonner (Adversary Proceeding No. 05-05082-gwz) for the purpose of obtaining a judicial determination that as of the petition date:

•	Mega-C's license to commercialize the technology was terminated;

•	Mega-C does not have any interest in the technology;

•	Mega-C did not transfer any property to the Company with the intent to damage or defraud any entity;

•	Mega-C did not transfer any property to the Company for less than reasonably equivalent value; and

•
If the court ultimately decides that Mega-C has a valid legal interest in the technology, then the Company is entitled to terminate the Trust. Further, Axion amended its complaint in September 2005 to assert its legal right to have the Trustee of the Mega-C Trust hold the assets of the Trust for the benefit of the Company in the event the bankruptcy court were to grant the Chapter 11 Trustee's request for turnover of the Trust assets and to set aside the Trust. Among other things these theories made it necessary to name Sally A. Fonner as a defendant in the lawsuit.

Settlement Agreement and Confirmed Chapter 11 Plan : On December 12, 2005, the Company entered into a settlement agreement with Mega-C, represented by its Chapter 11 Trustee William M. Noall ("Noall"), and the Trust, represented by its trustee Sally A. Fonner ("Fonner"). Additional signatories to the settlement agreement include: (a) the Company's subsidiaries APC and C&T; (b) Fonner in both her capacity as Mega-C's sole officer and director and as trustee of the Trust; (c) certain former stockholders of APC including Robert Averill, Joe Piccirilli, Canadian Consultants Bureau Inc., James Smith, James Eagan, Tom Granville, Joe Souccar, HAP Investments, LLC, Glenn Patterson, Igor Filipenko, Ron Bibace, Kirk Tierney, Infinity Group, LLC, James Keim and Turitella Corporation; (d) Paul Bancroft, and (e) certain former stockholders of C&T including, Yuri Volkovich, Pavel Shmatko, Albert Shtemberg, Edward Shtemberg, C&T Co., Inc. in Trust, Oksana Fylypenko, Andriy Malitskiy, Valeri Shtemberg, Yuri Shtemberg, Victor Eshkenazi, Miraslav E. Royz, and Rimma Shtemberg.

The settlement agreement was approved by the Bankruptcy Court after a hearing in an order dated February 1, 2006. Certain terms were subject to confirmation and effectiveness of Mega-C's Chapter 11 plan of reorganization. On November 8, 2006, the Bankruptcy Court entered an order confirming the plan which was subsequently substantially consummated on November 21, 2006. The settlement agreement was fully incorporated in the confirmed Chapter 11 plan. At the date of these financial statements, the plan is fully effective and substantially consummated.  Accordingly, all pending and potential disputes between the parties to the Settlement Agreement have been resolved. In summary, the following steps have been accomplished:

•	The Company has compromised and withdrawn its notes receivable from Mega-C to an allowed unsecured claim of $100;

•	Mega-C has assigned all of its right, title and interest, if any, in the technology and any and all tangible and intangible personal property in the Company's possession to the Company;

•
The Trust has been restated and retained 4,700,000 shares that will be sold to pay creditor claims that remain unsatisfied from the Liquidation Trust described below, with the balance to be proportionately distributed to the holders of allowed equity interests in Mega-C in connection with the implementation of Mega-C's Chapter 11 plan. It is also the owner of 685,002 share certificates which serve as collateral for loans paid to the newly created Liquidation Trust in the amount of $2,055,000;

•
A newly created Liquidation Trust received the proceeds of loans in the amount of $2,055,000, secured by 685,002 shares and has legal title to 314,998 shares that will be sold to pay creditor claims and Liquidation Trust expenses.

•	The former trustee of the Trust has received 627,500 shares as compensation by the Trust through the effective date of Mega-C's plan; and

•	The Trust surrendered 1,500,000 shares to the Company which were promptly cancelled as discussed under “Trust corpus” above.

The litigation settlement and releases provided by the plan, which are as broad as the law allows, are now binding on Mega-C, the Chapter 11 trustee, the Taylor Group and all other parties described in the plan of reorganization. The plan requires the Liquidation Trustee or the Second Amended Shareholders Trustee to seek dismissals of the Taylor litigation to the extent the litigation asserts derivative or other causes of action that belong to the Chapter 11 estate of Mega-C.

While certain aspects of the litigation discussed above are on appeal to the Ninth Circuit Court of Appeals and to the United States District Court for the District of Nevada, management believes the possibility of any adverse decision to the Company to be remote.

In orders entered on February 11, 2008, the Bankruptcy Court held that the alleged “oral” agreement creating rights or interests in the Technology in favor of the Taylor Group never existed and, even if it had, the Taylor Group transferred any such rights to the Debtor which were then transferred to the Company by the confirmed Chapter 11 Plan. The Bankruptcy Court held that the Taylor Group has no interest in or rights to the Technology. The Bankruptcy Court held that the only rights the Taylor Group has are as putative creditors or shareholders of Mega-C and that any attempts to claim an interest in or contest the Company’s title to the Technology are contrary to the permanent injunction of the Chapter 11 Plan.

Future Litigation Costs: No amounts have been accrued in the accompanying balance sheet related to future litigation costs. Protracted litigation or higher than anticipated costs could significantly reduce available working capital and have a material adverse impact on the company’s financial condition.

Notes Receivable-Mega-C: The Company advanced funds to Mega-C over the years from 2003 to 2005. The Company considered these notes impaired, by recording an allowance for doubtful accounts, in an amount equal to the aggregate of the advances, net of certain repayments, against the Mega-C advances as the advances were made.

Because of the uncollectibility of the Mega-C receivable, as confirmed by the above described transactions and events, the Company recorded a recovery of notes receivable previously written off in November of 2006 in the amount of $100 as well as other assets received from Mega-C Power Corp. The other assets received, primarily miscellaneous fixed assets, have been determined to be negligible in value and no attempt has been made to secure an appraisal or record any amounts for these assets. Most importantly, the confirmation of the plan of reorganization conveyed all of Mega C’s right, title and interest, if any, in the technology to the Company, thereby resolving a significant challenge to the Company’s ownership of the technology.

Note 14 — Commitments and Contingencies and Significant Contracts

Facilities During 2006 the Company closed the facilities in Woodbridge, Ontario and moved to New Castle, Pennsylvania. The agreement provided for an initial term of two years with two renewal terms of five years each. The monthly rent payable for the initial term of the agreement was $10,000. During the two extension terms, the rent was to be based on market rates as determined by negotiation between the parties, or if the parties are unable to reach a mutually agreed rental rate, by an independent appraisal process. In April of 2008, the company signed a new lease that also added to our existing space at our manufacturing plant in New Castle, Pennsylvania. The new lease calls for a monthly payment of $16,142 with an initial term of two (2) years beginning April 2008. In addition to the monthly rental, APB is obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance in the amount of $1 million, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises. Rent expense for this plant amounted to approximately $202,000 and $135,800 for the years ended December 31, 2008 and 2007, respectively. Future commitments under the term of this lease amount to $194,000 for 2009 and $48,000 in 2010.

In December 2008, we signed a letter agreement to sublease from a current tenant on a month-to-month basis a building consisting of 54,000 square feet in New Castle, Pennsylvania. Monthly rental for this space is $19,300 on a monthly basis, subject to an annual inflation adjustment in January of each year.  In addition to the monthly rental, we are obligated to pay all required maintenance costs, taxes and special assessments, maintain public liability insurance, and maintain fire and casualty insurance for an amount equal to 100% of the replacement value of the leased premises.  Rent expense for this facility amounted to $53,000 for the year ended December 31, 2008. This month-to-month rental agreement continues until the earlier of (1) purchase of the building by the Company or a third party; (2) termination of the letter agreement by either party; or (3) December 31, 2010.

Employment Agreements:    We have entered into executive employment agreements with Thomas Granville, Edward Buiel, Andrew Carr Conway, Jr., Robert Nelson and Donald T. Hillier, however our agreement with Mr. Conway terminated on July 4, 2008. These agreements generally require each executive to devote substantially all of his business time to our affairs, establish standards of conduct, prohibit competition with our company during their term, affirm our rights respecting the ownership and disclosure of patents, trade secrets and other confidential information, provide for the acts and events that would give rise to termination of such agreements and provide express remedies for a breach of the agreement. Each of our executives will participate, without cost, in our standard employee benefit programs, including medical/hospitalization insurance and group life insurance, as in effect from time to time. Each of the covered executives will generally receive an automobile allowance and reimbursement for all reasonable business expenses incurred by him on behalf of the Company in the performance of his duties. The provisions of the individual agreements set forth in the following table:

Name	Position	Date	Term	Salary	Options	Price	Vesting	Stock
Thomas Granville (1)	CEO	6/23/08	2-year	$324,000	90,000	$2.50	Monthly	0
Donald T. Hillier (2)	CFO	6/18/08	3-year	$150,000	180,000	$2.50	Monthly	90,000
Dr. Edward Buiel (3)	VP and CTO	6/23/08	2-year	$180,000	100,000	$2.50	05/31/10	80,000
Andrew Carr Conway, Jr. (4)	Former CFO	8/31/07	6 months	$180,000	120,000	$4.50	Monthly	0
Dr. Robert Nelson (5)	VP Mfg. Eng.	12/1/07	2-year	$132,000	108,000	$5.00	Monthly	36,000
1.
Thomas Granville . On June 23, 2008, we entered into an Executive Employment Agreement with Thomas Granville as Chief Executive Officer. Pursuant to this agreement, Mr. Granville receives a monthly base salary of $27,000 for the period commencing June 1, 2008, and terminating May 31, 2010. Mr. Granville’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Mr. Granville’s and the Company’s performance. In addition, Mr. Granville received a signing bonus of $250,000, paid 50% within ten (10) days of the execution of the agreement and 50% upon receipt of the final $10,000,000 investment from the Quercus Trust. The Company also granted Mr. Granville an option to purchase 90,000 shares of our common stock at a price of $2.50 per share at a vesting rate of 3,750 shares per month through the term of the agreement. Mr. Granville is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

2.
Donald T.  Hillier .  On June 18, 2008, we entered into an Executive Employment Agreement with Donald T. Hillier as Chief Financial Officer.  Pursuant to this agreement, Mr. Hillier receives a monthly base salary of $12,500 for the period commencing June 16, 2008, and terminating June 15, 2011.  Mr. Hillier's base salary is subject to review after six (6) months and then on an annual basis thereafter, and such salary is subject to renegotiation on the basis of Mr. Hillier's and the Company's performance.  The Company also granted to Mr. Hillier 90,000 shares of common stock which will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011.  In addition, Mr. Hillier was granted an option to purchase 180,000 shares of common stock at a price of $2.50 per share at a vesting rate of 5,000 shares per month through the term of the agreement.  Mr. Hillier is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs.

3.
Edward Buiel, Ph.D. On June 23, 2008, we entered into an Executive Employment Agreement with Dr. Edward Buiel as Vice President and Chief Technology Officer. Pursuant to this agreement, Dr. Buiel receives a monthly salary of $15,000 for the period commencing June 1, 2008 and terminating May 31, 2010. Dr. Buiel’s base salary is subject to annual review, and such salary is subject to renegotiation on the basis of Dr. Buiel’s and the Company’s performance. In addition, Dr. Buiel received a signing bonus of $110,000, paid 90% within ten (10) days of the execution of the agreement and 10% upon the receipt of the final $10,000,000 investment from the Quercus Trust.  Also, if Dr. Buiel is still employed with the Company on June 1, 2011, he will receive a bonus of $50,000, notwithstanding any other bonus arrangement. The Company also reconfirmed Dr. Buiel’s option to purchase 100,000 shares of our common stock, which had been previously granted in his prior Executive Employment Agreement dated December 29, 2006. These existing options remain exercisable at a price of $3.75 per share and shall vest 50% on December 29, 2009 and 50% on December 29, 2010 assuming Dr. Buiel is still employed by the company on each of those respective dates. In addition, Dr. Buiel was granted an option to purchase 100,000 shares of our common stock in recognition of the opportunity cost associated with the one year extension of his new Executive Employment Agreement. These options are exercisable at a price of $2.50 per share and shall vest on May 31, 2011. Dr Buiel was also granted 80,000shares of common stock, of which 30,000 vests on December 29, 2009, and 50,000 will vest on May 31, 2011.  Dr. Buiel is eligible to participate in any executive compensation plans adopted by the shareholders of the Company and the Company's standard employee benefit programs. Certain of these equity awards were awarded under Dr. Buiel’s 2006 employment agreement and the terms of such awards have been incorporated into his new Executive Employment Agreement.

4.
Andrew C. Conway, Jr.  Under the terms of his employment agreement effective August 2007, which had an original term of six months, Mr. Conway received an annualized salary of $180,000, bonuses as determined by the compensation committee and an option to purchase 10,000 shares of our common stock at a price of $4.50 per share for each month of service. 30,000 options vested with the execution of the contract, and the balance vest periodically over the remainder of the contract. The contract automatically renewed for an additional six month term ending August 31, 2008. A total of 120,000 options were awarded under the extended contract. Mr. Conway served as the Company’s CFO through June 2008, and his employment agreement terminated, as mutually agreed, on July 4, 2008.

5.
Dr. Robert F. Nelson. Under the terms of his employment agreement effective December 2007, which has a term of two years, Dr. Nelson receives an annual salary of $132,000 and bonuses as determined by the compensation committee. In addition, Dr. Nelson receives an option to purchase 108,000 shares of our common stock at a price of $5.00 per share and 36,000 shares of restricted common stock, each that vest over three years from the effective date of his employment agreement.

We have no retirement plans or other similar arrangements for any directors, executive officers or employees.

Purchase Orders

On November 3, 2008, the Company received the first delivery purchase, in connection with the blanket purchase order order for toll contract manufacturing of standard flooded lead-acid batteries for a large North American lead-acid battery company. The initial three types of batteries covered in this delivery purchase order have successfully completed customer testing, and shipment was expected to begin late in the fourth quarter. The initial delivery order calls for the shipment of 92,250 batteries, spread fairly equally over 11 months, with a total aggregate base purchase price of $6,400,000. Raw materials will have an agreed upon base price with regular adjustments (not less than monthly) to account for market price fluctuations, which could cause fluctuations in the final purchase invoice. Due to economic conditions caused by the steep downturn in the economy, our customer was unable to accept product based on their original delivery schedule, resulting in only 1,500 batteries being shipped before the end of 2008. The Company, however, continued to make product and store it at our facility. The customer has informed the Company that it intends to honor its purchase order commitment, but in view of the current economic conditions there is no guarantee it will be able to do so. In early March 2009, the customer began taking delivery of the manufactured product and has set up a schedule to accept all of the remaining manufactured inventory, (approximately 13,500 batteries), by the end of April 2009.  All existing production, and future production, will take place on an ancillary "flooded battery line" so the production will not reduce capacity from the Company’s development of its proprietary PbC technologies, which will utilize the primary "AGM battery line" for production.

Note 15 — Subsequent Events

 On February 5, 2009, the Company received a pair of grants from the Advanced Lead-Acid Battery Consortium, the leading industry association made up in part by the largest companies supplying the world’s battery market. The pair of grants total approximately $380,000, and will help support research into two key areas: (1) to identify the mechanism by which the optimum specification of carbon, when included in the negative active material of a valve-regulated lead-acid battery, provides protection against accumulation of lead sulfate during high-rate partial-state-of-charge operation; and (2) the second grant seeks simply to characterize Axion’s proprietary PbC™ battery in hybrid electric vehicle (HEV) type duty-cycle testing. The grants are administered through the Durham, NC-based International Lead Zinc Research Organization acting on behalf of the ALABC. The research work is expected to be completed in 2009.

On February 9, 2009, the Company received notice that is the recipient a grant from the Pennsylvania Alternative Fuels Incentive Grant program. The $800,000 first-year grant, which was announced by Governor Edward Rendell on January 29th, is part of the State’s overall effort to invest in businesses that are creating important and innovative clean energy and bio-fuels technologies. The award proceeds will be used to demonstrate the advantages the Axion proprietary PbC™ battery technology provides in a variety of electric vehicle types including: hybrids (HEVs), such as the popular Toyota Prius;  “plug-ins” (PHEVs)  used in commuter, delivery and other vehicles; and in electric vehicles (EV’s) and converted (from combustion engine operation) EV’s. The grant proceeds are expected to be received in 2009.

3,421,036 Shares of Common Stock

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

We estimate that our expenses in connection with this offering, other than underwriting discounts and commissions, will be as follows:

Securities and Exchange Commission registration fee	$53.86
Printing and engraving expenses	$1,000.00
Legal fees and expenses	$18,000.00
Accountant fees and expenses	$2,500.00
Total	$21,541.60

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (the “DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of the DGCL or obtained an improper personal benefit.

Our amended and restated certificate of incorporation specifically limits each director’s personal liability, as permitted by Section 102 of the DGCL, and provides that if the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors of otherwise both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Our amended and restated certificate of incorporation provides for indemnification of our directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities

Since June 30, 2005, Axion has issued and sold the following securities:

Equity Transactions –Year ended December 31, 2005:

In February 2005, the board of directors designated 1,000,000 shares of preferred stock as Senior Preferred Stock. The Company sold 385,000 shares of Senior Preferred Stock at a price of $10 per share to C&T and its stockholders. The net proceeds of the offering included $2,754,110 in cash and $1,000,000 in liability conversion. In connection with the sale, the Company issued 282,500 warrants to certain of the purchasers. In March 2005, the Company issued 228,500 additional warrants to the purchasers of $2,285,000 of Senior Preferred Stock.

Holders of Senior Preferred Stock have the right to convert their shares into common stock at any time, at an original conversion price of $2.00. The Company was required to register the underlying shares by April 30, 2005. The shares were not registered until June 2005 and as a result the conversion price was reduced to $1.86 per share. This reduction in the conversion price resulted in an additional beneficial conversion feature, valued at the fair value of the additional common shares issuable as a result of the reduced conversion price, amounting to $433,228.

Common stock private placement activities during the year ended December 31, 2005 were as follows:

•
The Company sold 600,000 units to two related parties and four unaffiliated accredited investors, each consisting of one share of common stock and a two-year warrant exercisable at $4.00 for a purchase price of $2.00 per unit, or $1,200,000, before offering costs.

•	A director exercised 446,000 - $1 warrants/options and 25,000 - $2 options with a total exercise price of $496,000.

•	Other holders exercised 382,665 options and warrants for 382,665 shares of common stock with an aggregate exercise price of $787,395.

Equity Transactions –Year ended December 31, 2006:

On October 18, 2006, the Company’s board of directors designated, from the Company’s total authorized 12,500,000 shares, a new series of preferred stock consisting of up to 2,000,000 shares designated Series A Preferred Stock. During the fourth quarter of 2006, the Company sold an aggregate of 782,997 shares of Series A Preferred Stock at a price of $10 per share for net proceeds of $7,722,470. The shares of Series A Preferred Stock are convertible at the option of the holders of record at an initial conversion price of $1.25 per share.

The common stock transactions during the year ended December 31, 2006 are as follow:

•
Two unaffiliated individual accredited investors purchased a total of 80,000 units for a purchase price of $2.50 per unit or $200,000. Each unit consists of one share of common stock and one common stock purchase warrant with an exercise price of $4.00 per share. The warrants are exercisable up until the first anniversary of the effective date of the common stock registration statement and were valued at $26,354 on the date of issuance

•	The Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares for $113,400

•
The Company’s chief technical officer received 6,000 unrestricted shares, valued at $24,000, pursuant to his 2005 employment contract and an additional 250,000 restricted shares, valued at $937,500, pursuant to his 2006 employment contract. The 250,000 shares will become fully vested on December 28, 2009. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

741,613 warrants were issued to related parties   in conjunction with the financing of debt issued during 2006. In April 2006, the Company’s chief executive officer exercised his $2.00 warrants to purchase 56,700 shares of common stock for $113,400. In October 2006, 200,000 3-year warrants were issued to Cypress in payment for consulting services. These $3.00 warrants valued at $74,437 are scheduled to expire in October 2009. In December 2006, a former director of the Company received 9,000 $6.00 warrants valued at $12,411, and are scheduled to expire December 29, 2010. Additionally, 80,000 warrants were issued to accredited investors in connection with a private placement of units comprised of one share of the Company’s common stock and one stock purchase warrant, as discussed above.

During 2006, 782,997 shares of Series A Preferred Stock were issued to four related parties and ten unaffiliated accredited investors at a purchase price of $10.00 per share for aggregate proceeds to the Company of $7,829,970.

Equity Transactions - Year ended December 31, 2007:

During 2007, 40,000 shares of Series A Preferred Stock were issued to two unaffiliated accredited investors at a purchased price of $10.00 per share for aggregate proceeds to the Company of $40,000.

The common stock transactions during the year ended December 31, 2007 are as follow:

•
The Company’s Vice President of Manufacturing and Engineering. received 36,000 restricted shares, valued at $82,800, pursuant to his 2007 employment contract. The shares will vest at a rate of 1,000 shares per month. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

Equity Transactions – Year ended December 31, 2008:

At the second Quercus closing on April 8, 2008, we issued and sold 1,904,762 second closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1.25 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $4,000,000, or $2.10 per Unit.

On April 21, 2008, two accredited investors under the terms of their 2007 Bridge Loan agreement, converted $105,000 of their Bridge Loans to purchase 50,000 second closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

On May 6, 2008, one accredited investor under the terms of the 2006 Series A Preferred private placement offering, converted 50,000 preferred shares with a stated value of $629,432 to purchase 503,546 shares of the Company’s common stock at the stated conversion price of $1.25 per share.

On May 29, 2008, a director under the terms of his 2007 Bridge Loan agreement, converted $4,200 of his Bridge Loan to purchase 2,000 second closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

At the third and final Quercus closing on June 30, 2008, we issued and sold 4,761,905 third closing units (a unit is one share of common stock, and a 5-year warrant to purchase 1 additional shares of common stock at an exercise price of $2.60 per share) issuable to Quercus for an aggregate purchase price of $10,000,000, or $2.10 per Unit.

On June 30, 2008, a director under the terms of his 2007 Bridge Loan agreement, converted $800.000 of his Bridge Loan to purchase 380,952 third closing units under the same terms and conditions as was offered to Quercus, at $2.10 per Unit.

During 2008, an officer vested in 12,000 shares of his 2007 restricted stock award.

The common stock transactions during the year ended December 31, 2008 are as follow:

•
The Company’s chief financial officer received 90,000 restricted shares, valued at $166,500, pursuant to his 2009 employment contract. The shares will vest in equal 30,000 share amounts on June 16 of each of 2009, 2010 and 2011. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

•
The Company’s chief technical officer received 50,000 restricted shares, valued at $90,500 and an additional 30,000 restricted shares, valued at $51,000, pursuant to his 2009 employment contract. The 50,000 shares will become fully vested on May 31, 2011. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting. The 30,000 shares vest December 29, 2009. The expense related to these shares will be recognized over this eighteen month requisite service period and the shares will be considered issued and outstanding upon vesting.

•
An employee received 50,000 restricted shares, valued at $92,500, pursuant to his 2009 employment contract. The 50,000 shares will become fully vested on June 15, 2011. The expense related to these shares will be recognized over this three-year requisite service period and the shares will be considered issued and outstanding upon vesting.

Equity Transactions – Three month period ended March 31, 2009:

 During the first 3 months of 2009, an officer vested in 3,000 shares of his 2007 restricted stock award.

Common Stock Issuances : The following table represents per share issuances of common stock from May 1, 2005 through March 31, 2009.

2005

Description:	Date	Shares	Per share valuation	Business reason:

7 individuals	6/10/2005	29,565	$3.57	Exercise of Director options

3 individuals	7/11/2005	190,000	$1.58	Conversion of Preferred and accrued dividends

Banca di Unionale	7/11/2005	10,000	$1.60	Exercise of preferred warrants

3 individuals	8/28/2005	150,000	$1.67	Conversion of Preferred and accrued dividends

James Smith	9/7/2005	30,000	$1.67	Conversion of Preferred and accrued dividends

2 individuals	9/28/2005	1,050,000	$1.69	Conversion of Preferred and accrued dividends

2 individuals	various	226,900	$1.79	Exercise of Series I warrants

3 individuals	various	91,200	$2.40	Exercise of Series III warrants

2 individuals	various	25,000	$1.60	Exercise of Preferred warrants

Officer	10/20/2005	446,000	$1.00	Exercise of warrants and options

Officer	10/20/2005	25,000	$2.00	Exercise of warrants

6 individuals	12/1/2005	600,000	$2.00	Common stock and warrants

2005 Totals		3,642,665	$1.94

2006

2 individuals	4/21/06	80,000	2.50	Common stock and warrants issued for cash

Officer	4/21/06	56,700	2.00	Exercise of non-plan incentive option granted to CEO

Officer	4/21/06	6,000	4.00	Unrestricted share grant to CTO

Mega-C Trust	11/28/06	(500,000)	2.25	Return of shares per settlement agreement

2006 Totals		(357,300)	$2.20

2007

Officer	12/01/07	1,000	2.30	Unrestricted share grant to VP Mfg Engineering

2007 Totals		1,000	$2.30

2008

The Quercus Trust	1/14/2008	1,904,762	2.10	Securities purchase agreement

1 individual	3/31/2008	106,659	2.10	2007 Bridge Loan Conversion

The Quercus Trust	4/08/2008	1,904,762	2.10	Securities purchase agreement

1 individuals	4/21/2008	25,000	2.10	2007 Bridge Loan Conversion

Lichtensteiniche Landsbank	5/06/2008	508,512	1.25	Series A Preferred Conversions

Director	5/29/2008	2,000	2.10	2007 Bridge Loan Conversion

The Quercus Trust	6/30/2008	4,761,905	2.10	Securities purchase agreement

Director	6/30/2008	380,952	2.10	2007 Bridge Loan Conversion

1 individual	8/20/2008	520,787	1.79	Conversion of Preferred and accrued dividends

1 individual	9/11/2008	41,800	1.75	Conversion of Preferred and accrued dividends

V.P. Mfg Engineering	01/01/2008-12/01/2008	12,000	1.85	Unrestricted share Grant

2008 Totals (as of December 31, 2008)		10,169,139	$1.94

2009 (as of March 31, 2009)

V.P. Mfg Engineering	01/01/2009-03/01/2009	3,000	0.98	Unrestricted share Grant

2009 Totals (as of March 31, 2009)		3,000	$0.98

All of the above equity transactions were made in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

2.1	Reorganization Agreement (without exhibits) between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated December 31, 2003.	(1)

2.2	First Addendum to the Reorganization Agreement between Tamboril Cigar Company, Axion Power Corporation and certain stockholders of Axion Power Corporation dated January 9, 2004.	(1)

3.1	Amended and Restated Certificate of Incorporation of Tamboril Cigar Company dated February 13, 2001.	(2)

3.3	Amendment to the Certificate of Incorporation of Tamboril Cigar Company dated June 4, 2004.	(3)

3.4	Amendment to the Certificate of Incorporation of Axion Power International, Inc. dated June 4, 2004.	(3)

3.5	Amended By-laws of Axion Power International, Inc. dated June 4, 2004.	(3)

4.1	Specimen Certificate for shares of Company’s $0.00001 par value common stock.	(9)

4.2	Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated December 31, 2003.	(1)

4.3	Succession Agreement Pursuant to the Provisions of the Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated March 25, 2004.	(4)

4.4	Form of Warrant Agreement for 1,796,300 capital warrants.	(9)

4.5	Form of Warrant Agreement for 667,000 Series I investor warrants.	(9)

4.6	Form of Warrant Agreement for 350,000 Series II investor warrants.	(9)

4.7	Form of Warrant Agreement for 313,100 Series III investor warrants.	(9)

4.8	Form of 8% Cumulative Convertible Senior Preferred Stock Certificate	(D)

4.9	First Amended and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated February 28, 2005.	(11)

4.10	Second Amendment and Restated Trust Agreement for the Benefit of the Shareholders of Mega-C Power Corporation dated November 21, 2006	(19)

4.11	Certificate of Powers, Designations, Preferences and Rights of the 8% Convertible Senior Preferred Stock of Axion Power International, Inc. dated March 17, 2005.	(12)

4.12	Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 23, 2006.	(13)

4.13	Amended Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, Par Value $0.0001 Per Share, of Axion Power International, Inc. dated October 26, 2006.	(13)

5.1	Opinion of Jolie Kahn, Esq.
9.1	Agreement respecting the voting of certain shares beneficially owned by the Trust for the Benefit of the Shareholders of Mega-C Power Corporation.	Included in Exhibit 4.2

10.1	Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 15, 2003.	(1)

10.2	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated November 17, 2003.	(1)

10.3	Tamboril Cigar Co. Incentive Stock Plan dated January 8, 2004	(A)

10.4	Tamboril Cigar co. Outside Directors Stock Option Plan dated February 2, 2004	(A)

10.5	Stock Purchase & Investment Representation Letter among John L. Petersen, Sally A. Fonner and C and T Co. Incorporated dated January 9, 2004	(1)

10.6	Letter Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated January 9, 2004.	(1)

10.7	First Amendment to Development and License Agreement between Axion Power Corporation and C and T Co. Incorporated dated as of January 9, 2004.	(5)

10.8	Definitive Incentive Stock Plan of Axion Power International, Inc. dated June 4, 2004.	(3)

10.9	Definitive Outside Directors’ Stock Option Plan of Axion Power International, Inc. dated June 4, 2004.	(3)

10.10	Executive Employment Agreement of Charles Mazzacato.	(9)

10.11	Executive Employment Agreement of Peter Roston.	(9)

10.12	Amended Retainer Agreement between the law firm of Fefer, Petersen & Cie dated March 31, 2005	(C)

10.13	Retainer Agreement dated January 2, 2004 between the law firm of Fefer, Petersen & Cie and Tamboril Cigar Company.	(10)

10.14	Bankruptcy Settlement Agreement Between Axion Power International, Inc. and Mega-C Power Corporation dated December, 2005	(E)

10.15	Second Amendment to Development and License Agreement between Axion Power International, Inc. and C and T Co. Incorporated dated as of March 18, 2005.	(12)

10.16	Executive Employment Agreement of Thomas Granville dated June 23, 2008.	(20)

10.17	Loan agreement dated January 31, 2006 between Axion Battery Products, Inc. as borrower, Axion Power International, Inc. as accommodation party and Robert Averill as lender respecting a $1,000,000 purchase money and working capital loan.	(14)

10.18	Security agreement dated January 31, 2006 between Axion Battery Products, Inc. as debtor and Robert Averill as secured party.	(14)

10.19	Security agreement dated January 31, 2006 between Axion Power International, Inc. as debtor and Robert Averill as secured party.	(14)

10.20	Promissory Note dated February 14, 2006 between Axion Battery Products, Inc. as maker and Robert Averill as payee.	(14)

10.21	Form of Warrant Agreement between Axion Power International, Inc. and Robert Averill.	(14)

10.22	Commercial Lease Agreement dated February 14, 2006 between Axion Battery Products, Inc. as lessee and Steven F. Hoye and Steven C. Warner as lessors.	(14)

10.23	Asset Purchase Agreement dated February 10, 2006 between Axion Battery Products, Inc. as buyer and National City Bank of Pennsylvania as seller.	(14)

10.24	Escrow Agreement dated February 14, 2006 between Axion Battery Products, Inc. and National City Bank of Pennsylvania as parties in interest and William E. Kelleher, Jr. and James D. Newell as escrow agents.	(14)

1.25	Executive Employment Agreement of Edward Buiel dated June 23, 2008.	(21)

10.26	Consulting Agreement, dated as of September 27, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(16)

10.27	Amendment No. 1 to Consulting Agreement, dated as of October 31, 2007, by and between Axion Power International, Inc. and Andrew Carr Conway, Jr.	(16)

10.28	Securities Purchase Agreement dated as of January 14, 2008, by and between Axion Power International, Inc. and Quercus Trust.	(17)

10.29	Common Stock Purchase Warrant dated January 14, 2008, executed by Axion Power International, Inc.	(17)

10.30	Executive Employment Agreement of Donald T. Hillier dated June 18, 2008.	(19)

14.1	Code of Business Conduct and Ethics	(6)

23.1	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)

23.2	Consent of Rotenberg & Co., LLP

(1)	Incorporated by reference from our Current Report on Form 8-K dated January 15, 2004.
(2)	Incorporated by reference from our Current Report on Form 8-K dated February 5, 2003.
(3)	Incorporated by reference from our Current Report on Form 8-K dated June 7, 2004.
(4)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2004.
(5)	Incorporated by reference from our Form S-3 registration statement dated May 20, 2004.
(6)	Incorporated by reference from our Annual Report on Form 10-KSB dated March 30, 2004
(7)	Incorporated by reference from our Current Report on Form 8-K dated April 13, 2003.
(8)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2004.
(9)	Incorporated by reference from our Form S-1 registration statement dated September 2, 2004.
(10)	Incorporated by reference from our Form S-1 registration statement dated December 17, 2004.
(11)	Incorporated by reference from our Current Report on Form 8-K dated February 28, 2005.
(12)	Incorporated by reference from our Current Report on Form 8-K dated March 21, 2005.
(13)	Incorporated by reference from our Current Report on Form 8-K dated November 8, 2006.
(14)	Incorporated by reference from our Current Report on Form 8-K dated February 16, 2006.
(15)	Incorporated by reference from our Current Report on Form 8-K dated January 3, 2007.
(16)	Incorporated by reference from our Current Report on Form 8-K dated November 6, 2007.
(17)	Incorporated by reference from our Current Report on Form 8-K dated January 17, 2008.
(18)	Incorporated by reference from our Current Report on Form 8-K dated January 31, 2008.
(19)	Incorporated by reference from our Registration Statement on Form S-1 dated July 3, 2008.
(20)	Incorporated by reference from our Current Report on Form 8-K dated June 27, 2008.
(21)	Incorporated by reference from our Current Report on Form 8-K dated July 2, 2008.

(A)	Incorporated by reference from our Current Report on Form 8-K/A dated February 2, 2004.
(B)	Incorporated by reference from our Current Report on Form 8-K dated April 4, 2005.
(C)	Incorporated by reference from our Registration Statement on Form SB-2 dated April 26, 2005.
(D)	Incorporated by reference from our Current Report on Form 8-K dated December 13, 2005.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B (Section 430B of this chapter):
A.
Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

6.  Item 512(h) Undertaking:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in New Castle, Pennsylvania, on the 19th day of May, 2009.

AXION POWER INTERNATIONAL, INC.

By:	/s/ Thomas Granville
Thomas Granville, Principal Executive Officer

Date: May 19, 2009

By:	/s/ Donald T. Hillier
Donald T. Hillier, Principal Financial Officer and Principal Accounting Officer.

Date: May 19, 2009

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Stanley A. Hirschman
Stanley A. Hirschman	Director	May 19, 2009

/s/ Robert G. Averill
Robert G. Averill	Director	May 19, 2009

/s/ Glenn Patterson
Glenn Patterson	Director	May 19, 2009

/s/ Michael Kishinevsky
Michael Kishinevsky	Director	May 19, 2009

/s/ Igor Filipenko
Igor Filipenko	Director	May 19, 2009

/s/ Howard K. Schmidt
Howard K. Schmidt	Director	May 19, 2009

/s/ D. Walker Wainwright
D. Walker Wainwright	Director	May 19, 2009